Execution Version

Date: as of February 24, 2014

THE COMPANIES

listed in Schedule 10

as Joint and Several Borrowers

SCORPIO TANKERS INC.

as Guarantor

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1, Part A

as Commercial Lenders

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1, Part B

as K-Sure Lenders

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 2

as Swap Banks

DNB MARKETS, INC. and Skandinaviska Enskilda Banken AB (publ)

as Bookrunners

KOREA EXCHANGE BANK

as Senior Manager

DNB MARKETS, INC., Skandinaviska Enskilda Banken AB (publ), THE KOREA DEVELOPMENT BANK, CREDIT SUISSE AG and ING BANK N.V., LONDON BRANCH

as Mandated Lead Arrangers

DNB BANK ASA, NEW YORK BRANCH

as Agent and

Security Trustee

– and –

DNB BANK ASA, NEW YORK BRANCH

as K-Sure Agent

LOAN AGREEMENT

Relating to

a US$458,268,000 Senior Secured Term Loan Facility to finance part of the acquisition cost of the Ships identified in Schedule 8

Watson, Farley & Williams

New York

INDEX

Clause		Page
1	INTERPRETATION	2
2	FACILITY	29
3	POSITION OF THE LENDERS, THE SWAP BANKS AND K-SURE	30
4	DRAWDOWN	32
5	INTEREST	34
6	INTEREST PERIODS	36
7	DEFAULT INTEREST	37
8	REPAYMENT AND PREPAYMENT	38
9	CONDITIONS PRECEDENT	41
10	REPRESENTATIONS AND WARRANTIES	44
11	GENERAL AFFIRMATIVE AND NEGATIVE COVENANTS	53
12	FINANCIAL COVENANTS	62
13	MARINE INSURANCE COVENANTS	63
14	SHIP COVENANTS	68
15	COLLATERAL MAINTENANCE RATIO	73
16	GUARANTEES	74
17	PAYMENTS AND CALCULATIONS	80
18	APPLICATION OF RECEIPTS	82
19	APPLICATION OF EARNINGS	84
20	EVENTS OF DEFAULT	85
21	FEES AND EXPENSES	89
22	INDEMNITIES	91
23	NO SET-OFF OR TAX DEDUCTION; TAX INDEMNITY; FATCA	93
24	ILLEGALITY, ETC	98
25	INCREASED COSTS	98

INDEX

Clause		Page
26	SET OFF	101
27	TRANSFERS AND CHANGES IN LENDING OFFICES	101
28	K-SURE	106
29	VARIATIONS AND WAIVERS	110
30	NOTICES	111
31	SUPPLEMENTAL	114
32	THE SERVICING BANKS	115
33	THE K-SURE AGENT - SPECIFIC PROVISIONS	120
34	LAW AND JURISDICTION	122
35	WAIVER OF JURY TRIAL	123
36	PATRIOT ACT NOTICE	124
EXECUTION PAGE		125
SCHEDULE 1 LENDERS AND COMMITMENTS		129
SCHEDULE 2 SWAP BANKS		133
SCHEDULE 3 DRAWDOWN NOTICE		134
SCHEDULE 4 CONDITION PRECEDENT DOCUMENTS		136
SCHEDULE 5 TRANSFER CERTIFICATE		140
SCHEDULE 6 DESIGNATION NOTICE		144
SCHEDULE 7 LIST OF APPROVED BROKERS		145
SCHEDULE 8 LIST OF SHIPS		146
SCHEDULE 9 MANDATORY COST FORMULA		148
SCHEDULE 10 BORROWERS		151
SCHEDULE 11 REPAYMENT PROFILE		153

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THIS LOAN AGREEMENT (this “Agreement”) is made as of February 24, 2014

AMONG

(1)	THE COMPANIES listed in Schedule 10, as joint and several Borrowers (together with any other person that becomes a borrower party hereto pursuant to a Borrower Accession Agreement (as defined below), the “Borrowers”, and each separately a “Borrower”, which expressions include their respective successors, transferees and assigns);
(2)	SCORPIO TANKERS INC., a corporation incorporated and existing under the laws of the Republic of Marshall Islands whose principal office is at 9, Boulevard Charles III, Monaco, 98000 as guarantor (the “Guarantor”, which expression includes its successors, transferees and assigns);
(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, Part A, as commercial lenders (the “Commercial Lenders”, which expression includes their respective successors, transferees and assigns);
(4)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, Part B, as export credit agency lenders (the “K-Sure Lenders”, which expression includes their respective successors, transferees and assigns and together with the Commercial Lenders, the “Lenders”);
(5)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 2, as swap banks (the “Swap Banks”, which expression includes their respective successors, transferees and assigns);
(6)	DNB MARKETS, INC. and Skandinaviska Enskilda Banken AB (publ), as bookrunners (the “Bookrunners”, which expression includes their respective successors, transferees and assigns);
(7)	KOREA EXCHANGE BANK as senior manager (the “Senior Manager”, which expression includes its successors, transferees and assigns);
(8)	DNB MARKETS, INC., Skandinaviska Enskilda Banken AB (publ), THE KOREA DEVELOPMENT BANK, CREDIT SUISSE AG and ING BANK N.V., LONDON BRANCH as mandated lead arrangers (the “Mandated Lead Arrangers”, which expression includes their respective successors, transferees and assigns);
(9)	DNB BANK ASA, NEW YORK BRANCH acting in such capacity through its office at 200 Park Avenue, 31st floor, New York, New York 10166 as agent for the Lenders (in such capacity, the “Agent”, which expression includes its successors, transferees and assigns);
(10)	DNB BANK ASA, NEW YORK BRANCH, acting in such capacity through its office at 200 Park Avenue, 31st floor, New York, New York 10166 as K-Sure agent (in such capacity, the “K-Sure Agent”, which expression includes its successors, transferees and assigns); and
(11)	DNB BANK ASA, NEW YORK BRANCH, acting in such capacity through its office at 200 Park Avenue, 31st floor, New York, New York 10166, as security trustee for the Lenders and the Swap Banks (in such capacity, the “Security Trustee”, which expression includes its successors, transferees and assigns).

BACKGROUND

(A)	The Lenders have agreed severally to make available to the Borrowers, on a joint and several basis, a senior secured term loan facility of up to $458,268,000 for the purpose of financing the acquisition of the Ships identified in Schedule 8, such loan facility to be comprised of the following tranches:
(i)	$100,000,000 to be made available to the Borrowers by the Commercial Lenders; and
(ii)	$358,268,000 to be made available to the Borrowers by the K-Sure Lenders, subject to the K-Sure Insurance Policy.
(B)	The Swap Banks have agreed to enter into interest rate swap transactions with the Borrowers from time to time to hedge the Borrowers’ exposure under this Agreement to interest rate fluctuations.
(C)	The Lenders and the Swap Banks have agreed to share in the Collateral to be granted to the Security Trustee pursuant to this Agreement with the interest of the Swap Banks being secured on a subordinated basis.

IT IS AGREED as follows:

1	INTERPRETATION
1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Account Bank” means DNB BANK ASA, Grand Cayman Branch, acting through its office at 200 Park Avenue, New York, New York 10166;

“Advance” means the principal amount of each borrowing by the Borrowers under this Agreement of a portion of the Commercial Bank Tranche and the K-Sure Tranche (on a pro rata basis in respect of the aggregate principal amount of such Advance);

“Affiliate” means, as to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person or is a director or officer of such person, and for purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such person or to direct or cause direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise;

“Agreed Form” means in relation to any document, that document in the form approved by the Agent with the consent of the Lenders, the Swap Banks and K-Sure (such consent not to be unreasonably withheld or delayed), or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document (such consent not to be unreasonably withheld or delayed);

“Approved Acquisition Contract” means, in relation to a Ship, the shipbuilding contract made or to be made between a Seller and the Borrower who will be the owner of such Ship;

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“Approved Broker” means any of the companies listed on Schedule 7 or such other company proposed by the Guarantor which the Agent may, with the consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed) and K-Sure, approve from time to time for the purpose of valuing a Ship, who shall act as an expert and not as arbitrator and whose valuation shall be conclusive and binding on all parties to this Agreement;

“Approved Builder” means Hyundai Heavy Industries Co., Ltd., SPP Shipbuilding Group, Samsung Heavy Industries Co., Ltd., Daewoo Shipbuilding & Marine Engineering Co., Ltd. or any Affiliate thereof or such other company as the Agent may, with the consent of the Majority Lenders and the K-Sure Agent, approve from time to time in writing as the builder of a Ship;

“Approved Flag” means the Marshall Islands or Liberian flag or such other flag as the Agent may, with the consent of the Majority Lenders and K-Sure, approve from time to time in writing as the flag on which a Ship shall be registered;

“Approved Management Agreement” means, in relation to a Ship in respect of its commercial and/or technical management, a management agreement between the Borrower that owns that Ship and the relevant Approved Manager;

“Approved Manager” means:

(a)	each of SSM and SCM or any other Affiliate of the Guarantor with respect to the commercial and/or technical management of the Ships;
(b)	each of V. Ships Ship Management, D’Amico International Shipping, Hellespont Shipping, Anglo-Eastern Ship Management, Fleet Management, Astor Shipmanagement, Synergy Marine, Univan Ship Management Limited, C.P. Offen and Zenith Ship Management with respect to the technical management of the Ships; or
(c)	any other company proposed by the Guarantor which the Agent may, with the consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed), approve from time to time as the technical and/or commercial manager of a Ship;

“Availability Period” means the period commencing on the Effective Date and ending on the earlier of:

(a)	the Delivery Date of the last Ship to be acquired;
(b)	September 30, 2015 (or such later date as the Agent may, with the consent of all the Lenders and K-Sure, agree with the Guarantor); or
(c)	the date on which the Total Commitments are fully borrowed, cancelled or terminated;

“Bank Secrecy Act” means the United States Bank Secrecy Act of 1970, as amended;

“Basel III” means:

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(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(b)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III.

“Borrower Accession Agreement” means an agreement providing for the accession of a person to this Agreement as a Borrower in Agreed Form;

“Business Day” means a day on which banks are open in Oslo, Norway, Stockholm, Sweden, London, England, New York City, United States of America, Seoul, Korea and Zurich, Switzerland;

“Capitalized Lease” means, as applied to any person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such person, as lessee, in conformity with IFRS, is required to be capitalized on the balance sheet of such person; and “Capitalized Lease Obligation” is defined to mean the rental obligations, as aforesaid, under a Capitalized Lease;

“Cash Equivalents” means:

(a)	unencumbered securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);
(b)	time deposits, certificates of deposit or deposits (in each case, unencumbered) in the interbank market of any commercial bank of recognized standing organized under the laws of the United States of America, any state thereof or any foreign jurisdiction having capital and surplus in excess of $500,000,000; and
(c)	such other securities or instruments as the Majority Lenders shall agree in writing;

and in respect of both (a) and (b) above, with a Rating Category of at least “A-” by S&P and “A” by Moody’s (or the equivalent used by another Rating Agency) (provided that, in the case of (b) above only, such Rating Category shall not be applicable for time deposits, certificates of deposit or deposits (in each case, unencumbered) held with any commercial bank which is a Lender) and in each case having maturities of not more than ninety (90) days from the date of acquisition;

“Change of Control” means:

(a)	in respect of the Borrowers, the occurrence of any act, event or circumstance that without prior written consent of the Majority Lenders results in the Guarantor owning directly or indirectly less than 100% of the issued and outstanding Equity Interests in a Borrower; and
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(b)	in respect of the Guarantor:
(i)	a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than any director or officer or any holders of five percent (5%) or more of the Guarantor’s Equity Interests as of the Effective Date, becomes the ultimate “beneficial owner” (as defined in Rule 13(d)-3 under the Exchange Act and including by reason of any change in the ultimate “beneficial ownership” of the Equity Interests of the Guarantor) of more than 35% of the total voting power of the Voting Stock of the Guarantor (calculated on a fully diluted basis); or
(ii)	individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors or equivalent governing body of the Guarantor (together with any new directors (or equivalent) whose election by such Board of Directors or equivalent governing body or whose nomination for election was approved by a vote of at least two-thirds of the members of such Board of Directors or equivalent governing body then still in office who either were members of such Board of Directors or equivalent governing body at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least 50% of the members of such Board of Directors or equivalent governing body then in office;

“Charter” means, in relation to a Ship, any demise, time or consecutive voyage charter in respect of that Ship for a term which exceeds, or which by virtue of any optional extension by the Borrower that owns that Ship may exceed, 12 months ;

“Charter Assignment” means, in relation to a Ship, an assignment of the Charter for such Ship, in Agreed Form;

“Classification Society” means, in relation to a Ship, any of Det Norske Veritas, Lloyd’s Register of Shipping, American Bureau of Shipping, Korean Register of Shipping and Bureau Veritas or such other first-class vessel classification society that is a member of IACS that the Agent may, with the consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed) and K-Sure, approve from time to time;

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder;

“Collateral” means all property (including, without limitation, any proceeds thereof) referred to in the Finance Documents that is or is intended to be subject to any Security Interest in favor of the Security Trustee, for the benefit of the Lenders and the Swap Banks, securing the Secured Liabilities;

“Collateral Maintenance Ratio” has the meaning given in Clause 15.2;

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“Commercial Bank Tranche” means, in respect of the term loan facility to be made available to the Borrowers by the Commercial Lenders under this Agreement, a tranche in the original principal amount of up to $100,000,000 made available by the Commercial Lenders;

“Commercial Bank Tranche Advance” means the principal amount of each borrowing by the Borrowers of a portion of the Commercial Bank Tranche Commitments;

“Commercial Bank Tranche Commitments” means, in relation to a Lender, the amount set forth opposite its name in Schedule 1 in respect of the Commercial Bank Tranche, or, as the case may require, the amount(s) specified in the relevant Transfer Certificate, as such amount(s) may be reduced, cancelled or terminated in accordance with this Agreement;

“Commission” or “SEC” means the United States Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act;

“Commitment” means, as the context may require, the Commercial Bank Tranche Commitment or the K-Sure Tranche Commitment (and “Total Commitments” means the aggregate of the Commercial Bank Tranche Commitments and the K-Sure Tranche Commitments or either of them, as the context may require);

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute;

“Compliance Certificate” means a certificate executed by an authorized person of the Guarantor in Agreed Form;

“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meanings given in the relevant Master Agreement;

“Consolidated EBITDA” means, for any accounting period, the consolidated net income of the Guarantor for that accounting period:

(a)	plus, to the extent deducted in computing the net income of the Guarantor for that accounting period, the sum, without duplication, of:
(i)	all federal, state, local and foreign income taxes and tax distributions;
(ii)	Consolidated Net Interest Expense;
(iii)	depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses and the amortization of debt discounts), amortization of restricted stock awards and any extraordinary losses not incurred in the ordinary course of business;
(iv)	expenses incurred in connection with a special or intermediate survey of a Ship during such period; and
(v)	any drydocking expenses of a Ship;
(b)	minus, to the extent added in computing the consolidated net income of the Guarantor for that accounting period, (i) any non-cash income or non-cash gains and (ii) any extraordinary gains or losses on asset sales not incurred in the ordinary course of business;

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“Consolidated Funded Debt” means, for any accounting period, the sum of the following for the Guarantor determined (without duplication) on a consolidated basis for such period and in accordance with IFRS consistently applied:

(a)	all Financial Indebtedness; and
(b)	all obligations to pay a specific purchase price for goods or services whether or not delivered or accepted (including take-or-pay and similar obligations which in accordance with IFRS would be shown on the liability side of a balance sheet)

provided that balance sheet accruals for future drydock expenses shall not be classified as Consolidated Funded Debt;

“Consolidated Liquidity” means, on a consolidated basis at any time, the sum of (a) cash, (b) Cash Equivalents, in each case held by the Guarantor on a freely available and unencumbered basis and (c) amounts readily available for drawing by the Guarantor and its subsidiaries under committed credit facilities with a maturity date in excess of 12 months which remain undrawn and could be drawn for general working capital or other general corporate purposes (subject to the availability limits and other provisions set out in the agreements related to such committed credit facilities), provided that no event of default has occurred and is continuing under any such committed credit facilities and the Borrower is entitled to borrow under such committed credit facilities;

“Consolidated Net Interest Expense” means the aggregate of all interest, commissions, discounts and other costs, charges or expenses accruing that are due from the Guarantor and all of its subsidiaries during the relevant accounting period less (i) interest income received, (ii) commitment fees and (iii) amortization of deferred charges and arrangement fees, determined on a consolidated basis in accordance with IFRS and as shown in the consolidated statements of income for the Guarantor;

“Consolidated Tangible Net Worth” means, on a consolidated basis, the total shareholders’ equity (including retained earnings) of the Guarantor, minus goodwill and other non-tangible items;

“Consolidated Total Capitalization” means Consolidated Tangible Net Worth plus Consolidated Funded Debt;

“Contractual Currency” has the meaning given in Clause 22.4;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“CRD IV” means Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC.

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“CRR” means Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012.

“Creditor Party” means the Agent, the Security Trustee, any Lender, any Swap Bank, any Bookrunner, the Senior Manager, any Mandated Lead Arranger and the K-Sure Agent whether as at the Effective Date or at any later time;

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect a person or any of its subsidiaries against fluctuations in currency values to or under which such person or any of its subsidiaries is a party or a beneficiary on the Effective Date or becomes a party or a beneficiary thereafter;

“Data” shall have the meaning given to this term in Clause 31.6(a);

“Delivery Date” means the date of delivery of a Ship to the Borrower that will own such Ship;

“Designated Transaction” means a Transaction which fulfills the following requirements:

(a)	it is entered into by the Guarantor pursuant to a Master Agreement with a Swap Bank;
(b)	its purpose is the hedging of the Borrowers’ exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the Maturity Date; and
(c)	it is designated by the Guarantor, by delivery by the Guarantor to the Agent of a notice of designation in the form set out in Schedule 6, as a Designated Transaction for the purposes of the Finance Documents;

“Disbursement Authorization” has the meaning given in Clause 9.2(b);

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrowers for such Advance to be made, or (as the context requires) the date on which such Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 3 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower owning that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b):
(i)	all freight, hire and passage moneys;
(ii)	compensation payable to the Borrower owning that Ship or the Security Trustee in the event of requisition of that Ship for hire;
(iii)	remuneration for salvage and towage services;
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(iv)	demurrage and detention moneys;
(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and
(vi)	all moneys which are at any time payable under Insurances in respect of loss of hire; and
(b)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Earnings Account” means, in relation to the Ships:

(a)	an account in the name of the Guarantor with the Account Bank designated as the “Master Earnings Account”; or
(b)	an account in the name of the Borrower owning the relevant Ship with the Account Bank designated as the Earnings Account for such Ship;

“Earnings Account Pledge” means a pledge of an Earnings Account, in Agreed Form;

“Earnings Assignment” means, in relation to a Ship, an assignment of the Earnings and any Requisition Compensation of that Ship, in Agreed Form;

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the SEC;

“Effective Date” means the date on which this Agreement is executed and delivered by the parties hereto;

“Email” has the meaning given in Clause 30.1;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or
(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, indemnification, contribution, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from a Ship; or
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(b)	any incident in which Environmentally Sensitive Material is released and which involves a collision or allision between a Ship and another vessel or object, or some other incident of navigation or operation, in any case, in connection with which such Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or such Ship and/or the Guarantor and/or the Borrower owning such Ship and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or
(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which such Ship is actually or potentially liable to be arrested and/or where the Guarantor and/or the Borrower owning such Ship and/or any operator or manager of such Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Equity Contribution” has the meaning given in Clause 4.2;

“Equity Interests” of any person means:

(a)	any and all shares and other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such person; and
(b)	all rights to purchase, warrants or options or convertible debt (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such person;

“Equity Proceeds” means the net cash proceeds from the issuance of common or preferred stock of the Guarantor;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder;

“ERISA Affiliate” means a trade or business (whether or not incorporated) that, together with the Guarantor or any subsidiary of it, would be deemed to be a single employer under Section 414 of the Code;

“Estate” has the meaning assigned such term in Clause 32.1(b)(ii);

“Event of Default” means any of the events or circumstances described in Clause 20.1;

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“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor act thereto, and (unless the context otherwise requires) includes the rules and regulations of the Commission promulgated thereunder;

“Excluded Swap Obligation” means, with respect to any Swap Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Swap Guarantor of, or the grant by such Swap Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Swap Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Swap Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal;

“Executive Order” means an executive order issued by the President of the United States of America;

“Fair Market Value” means, in relation to a Ship, the market value of such Ship at any date that is shown by the average of two (2) valuations each prepared for and addressed to the Agent:

(a)	as at a date not more than 30 days prior to the date such valuation is delivered to the Agent;
(b)	by Approved Brokers selected by the Guarantor;
(c)	with (in the case of a Major Casualty) or without (in all other cases) a physical inspection of that Ship ; and
(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment (and with no value to be given to any pooling arrangements);

provided that (a) if a range of market values is provided in a particular appraisal, then the market value in such appraisal shall be deemed to be the mid-point within such range and (b) in the event that the Agent receives notice that, in the reasonable opinion of the Majority Lenders, one or more of the Approved Brokers listed in Schedule 7 are no longer acceptable, such Approved Brokers shall be reviewed and re-approved by all the Lenders and additional Approved Brokers shall be added to replace any Approved Brokers removed therefrom;

“FATCA” means Sections 1471 through 1474 of the Code and any regulations thereunder issued by the United States Treasury or any official interpretations or administrative guidance relating thereto;

“FATCA Deduction” means a deduction or withholding from a payment under any Finance Document required by or under FATCA;

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“FATCA Exempt Party” means a FATCA Relevant Party who is entitled under FATCA to receive payments free from any FATCA Deduction;

“FATCA Non-Exempt Party” means a FATCA Relevant Party who is not a FATCA Exempt Party;

“FATCA Non-Exempt Lender” means any Lender who is a FATCA Non-Exempt Party;

“FATCA Relevant Party” means each Creditor Party and each Security Party;

“Finance Documents” means:

(a)	this Agreement;
(b)	the Charter Assignments;
(c)	the Earnings Account Pledges;
(d)	the Earnings Assignments;
(e)	the Insurance Assignments;
(f)	the Master Agreement Assignments;
(g)	the Mortgages;
(h)	the Notes;
(i)	the Shares Pledges;
(j)	the Manager’s Undertakings; and
(k)	any other document (whether creating a Security Interest or not) which is executed at any time by any person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Banks under this Agreement or any of the other documents referred to in this definition or which is entered or to be entered into by any Security Party and is designated as a “Finance Document” under and for the purposes of this Agreement;

“Financial Indebtedness” means, with respect to any person (the “debtor”) at any date of determination (without duplication) as determined in conformity with IFRS:

(a)	all obligations of the debtor for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;
(b)	all obligations of the debtor evidenced by bonds, debentures, notes or other similar instruments;
(c)	all obligations of the debtor in respect of any acceptance credit, guarantee or letter of credit facility or equivalent made available to the debtor (including reimbursement obligations with respect thereto) which in accordance with IFRS would be shown on the liability side of a balance sheet;
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(d)	all obligations of the debtor to pay the deferred purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereof or the completion of such services, except trade payables;
(e)	all Capitalized Lease Obligations of the debtor as lessee;
(f)	all Financial Indebtedness of persons other than the debtor secured by a Security Interest on any asset of the debtor, whether or not such Financial Indebtedness is assumed by the debtor, provided that the amount of such Financial Indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Financial Indebtedness;
(g)	all Financial Indebtedness of persons other than the debtor under any guarantee, indemnity or similar obligation entered into by the debtor to the extent such Financial Indebtedness is guaranteed, indemnified, etc. by the debtor; and
(h)	to the extent not otherwise included in this definition, obligations of the debtor under Currency Agreements and Interest Rate Agreements or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount.

The amount of Financial Indebtedness of any debtor at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, as determined in conformity with IFRS, provided that (i) the amount outstanding at any time of any Financial Indebtedness issued with an original issue discount is the face amount of such Financial Indebtedness less the remaining unamortized portion of such original issue discount of such Financial Indebtedness at such time as determined in conformity with IFRS, and (ii) Financial Indebtedness shall not include any liability for taxes;

“Fiscal Year” means, in relation to any person, each period of one (1) year commencing on January 1 of each year and ending on December 31 of such year in respect of which its accounts are or ought to be prepared;

“Foreign Pension Plan” means any plan, fund (including without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its subsidiaries primarily for the benefit of its or their employees residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, and which plan, fund or program would be covered by Title IV of ERISA but which is not subject to ERISA by reason of Section 4(b)(4) of ERISA;

“Guaranteed Obligations” has the meaning given in Clause 16.1(a)(i);

“Guaranteed Swap Obligations” has the meaning given in Clause 16.1(b)(i);

“IACS” means the International Association of Classification Societies;

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“IFRS” means international accounting standards within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant financial statements;

“Insolvency Event” means with respect to any person:

(a)	such person shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or
(b)	any proceeding shall be instituted by or against such person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and solely in case of an involuntary proceeding:
(i)	such proceeding shall remain undismissed or unstayed for a period of 45 days; or
(ii)	any of the actions sought in such involuntary proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur.

“Insurances” means in relation to a Ship:

(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in respect of that Ship, the Earnings or otherwise in relation to that Ship whether before, on or after the Effective Date; and
(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the Effective Date;

“Insurance Assignment” means, in relation to a Ship, an assignment of the Insurances of that Ship, in Agreed Form;

“Interest Period” means a period determined in accordance with Clause 6;

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement (including any Master Agreement), interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect a person or any of its subsidiaries against fluctuations in interest rates to or under which such person or any of its subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary hereafter;

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“IRS” means the United States Internal Revenue Service or any successor taxing authority or agency of the United States government;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISM Code Documentation” includes, in respect of a Ship:

(a)	the Document of Compliance and Safety Management Certificate issued pursuant to the ISM Code in relation to that Ship within the periods specified by the ISM Code;
(b)	all other documents and data which are relevant to the safety management system and its implementation and verification which the Agent may reasonably require; and
(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain that Ship’s compliance or the compliance of the Borrower that owns that Ship or the relevant Approved Manager with the ISM Code which the Agent may require;

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time;

“ISPS Code Documentation” includes:

(a)	the ISSC; and
(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Agent may require;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“K-Sure” means Korea Trade Insurance Corporation of 14, Jongno, Jongno-gu, Seoul 110-729, Korea;

“K-Sure Insurance Policy” means, in respect of each Ship, the policy of the Medium and Long Term Export Insurance Policy, the General Terms and Conditions of Medium and Long Term Export Insurance (Buyer’s Credit, Standard Type) and the special terms and conditions attached thereto and issued or to be issued by K-Sure providing political and commercial risk cover in an amount of up to ninety-five percent (95%) of the K-Sure Tranche Advances outstanding from time to time and accrued interest thereunder, including, for the avoidance of doubt, the K-Sure Premium;

“K-Sure Matters” means all communications and dealings with K-Sure in connection with each K-Sure Insurance Policy, any Finance Document, the Borrowers and/or any other Security Party or any matters relating thereto (including, without limitation, obtaining any approvals and/or instructions from K-Sure);

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“K-Sure Premium” means, in respect of each K-Sure Insurance Policy, the full sum payable to K-Sure as stipulated in that K-Sure Insurance Policy, which sum shall be equal to 3.30 per cent;

“K-Sure Tranche” means, in respect of the term loan facility to be made available to the Borrowers by the Lenders under this Agreement, a tranche in the original principal amount of up to $358,268,000 made available by the K-Sure Lenders;

“K-Sure Tranche Advance” means the principal amount of each borrowing by the Borrowers of a portion of the K-Sure Tranche Commitments;

“K-Sure Tranche Commitments” means, in relation to a Lender, the amount set forth opposite its name in Schedule 1 in respect of the K-Sure Tranche, or, as the case may require, the amount(s) specified in the relevant Transfer Certificate, as such amount(s) may be reduced, cancelled or terminated in accordance with this Agreement;

“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” under its name on Schedule 1 or in the relevant Transfer Certificate pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent;

“LIBOR” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document:

(a)	the applicable Screen Rate; or
(b)	if no Screen Rate is available for that period, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to four (4) decimal places) of the rates, as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the London Interbank Market;

as of 11:00 a.m. (London time) on the Quotation Date for that period for the offering of deposits in the relevant currency and for a period comparable to that period and if LIBOR falls below zero, such rate is deemed to be zero;

“Loan” means the aggregate principal amount from time to time outstanding under this Agreement of the Commercial Bank Tranche Advances and the K-Sure Tranche Advances;

“Major Casualty” means, in relation to a Ship, any casualty or injury caused by or to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $5,000,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before an Advance has been made, Lenders whose Commitments total at least 66.67% of the Total Commitments; and
(b)	at any other time, Lenders whose Contributions total at least 66.67% of the Loan;

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provided that:

(i)	any Majority Lenders’ decision shall always include at least one Commercial Lender so long as the Commitments or Contributions, as the case may be, of the Commercial Lenders equals or exceeds 20% of the Total Commitments or the Loan, as the case may be; and
(ii)	the Majority Lenders will not do or omit to do anything which contravenes the terms of any K-Sure Insurance Policy or impedes the ability of the K-Sure Lenders to make a claim under a K-Sure Insurance Policy;

“Manager’s Undertaking” means, in relation to a Ship, the letter executed and delivered by an Approved Manager, in Agreed Form;

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 9;

“Margin” means:

(a)	in respect of the Commercial Bank Tranche: (i) from (and including) the Effective Date to (but excluding) the fifth (5th) anniversary thereof, 3.25% per annum; and (ii) at all times thereafter until the Maturity Date in respect of the Commercial Bank Tranche, 3.75% per annum;

(b) in respect of the K-Sure Tranche, 2.25% per annum;

“Margin Regulations” means Regulations T, U and X issued by the Board of Governors of the United States Federal Reserve System and any successor regulations thereto, as in effect from time to time;

“Margin Stock” means “margin stock” or “margin securities” as defined in the Margin Regulations;

“Market Disruption Event” has the meaning given in Clause 5.7;

“Market Disruption Notice” has the meaning given in Clause 5.8;

“Master Agreement” means each master agreement (on the 2002 ISDA (Multicurrency - Crossborder) form) in Agreed Form made between the Guarantor and a Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement;

“Master Agreement Assignment” means, in relation to each Master Agreement, the assignment of the Master Agreement, in Agreed Form;

“Material Adverse Effect” means any condition or circumstance which the Majority Lenders shall determine has had, or could reasonably be expected to have, a material adverse effect:

(a)	on the rights or remedies of any the Creditor Parties under any of the Finance Documents or in respect of the Collateral taken as a whole;
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(b)	on the performance of any of the Security Parties, or the Security Parties taken as a whole, to perform its or their obligations under any of the Finance Documents;
(c)	with respect to the loan facility contemplated by this Agreement; or
(d)	on the business, property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of any of the Security Parties;

“Maturity Date” means, subject to Clause 8.3(a), the earlier of:

(a)	in the case of the Commercial Bank Tranche, the date falling on the sixth anniversary of the Delivery Date of the last Ship to be acquired pursuant to this Agreement;
(b)	in the case of the K-Sure Tranche, January 9, 2027; and

(c)                the date on which the Loan is accelerated pursuant to Clause 20.4;

“Maximum Advance” means in relation to a Ship, the amount set out in the column titled “Maximum Advance (60% of Contract Price)” of Schedule 8 in respect of that Ship;

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors;

“Mortgage” means, in relation to a Ship, the first priority or, as the case may be, preferred ship mortgage on that Ship, in Agreed Form;

“Multiemployer Plan” means, at any time, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Guarantor or any subsidiary of it or any ERISA Affiliate has any liability or obligation to contribute or has within any of the six preceding plan years had any liability or obligation to contribute;

“Net Debt” means Consolidated Funded Debt less cash and Cash Equivalents;

“Non-indemnified Tax” means:

(a)	any tax on the net income of a Creditor Party (but not a tax on gross income or individual items of income), whether collected by deduction or withholding or otherwise, which is levied by a taxing jurisdiction which:
(i)	is located in the country under whose laws such entity is formed (or in the case of a natural person is a country of which such person is a citizen); or
(ii)	with respect to any Lender, is located in the country of its Lending Office; or
(iii)	with respect to any Creditor Party other than a Lender, is located in the country from which such party has originated its participation in this transaction; and
(b)	any FATCA Deduction made on account of a payment to a FATCA Non-Exempt Party;

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“Note” means, in respect of a Tranche, a promissory note of the Borrowers, payable to the order of the Agent, evidencing the aggregate indebtedness of the Borrowers in respect of such Tranche under this Agreement, in Agreed Form;

“Notifying Lender” has the meaning given in Clause 24.1 or Clause 25.1 as the context requires;

“pari passu”, when used with respect to the ranking of any Financial Indebtedness of any person in relation to other Financial Indebtedness of such person, means that each such Financial Indebtedness:

(a)	either (i) is not subordinated in right of payment to any other Financial Indebtedness of such person or (ii) is subordinate in right of payment to the same Financial Indebtedness of such person as is the other and is so subordinate to the same extent; and
(b)	is not subordinate in right of payment to the other or to any Financial Indebtedness of such person as to which the other is not so subordinate;

“PATRIOT Act” means the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Improvement and Reauthorization Act of 2005 (H.R. 3199);

“Payment Currency” has the meaning given in Clause 22.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;
(b)	Security Interests for unpaid but not past due master’s and crew’s wages in accordance with usual maritime practice;
(c)	Security Interests for salvage;
(d)	Security Interests arising by operation of law for not more than two (2) months’ prepaid hire under any charter or other contract of employment in relation to a Ship not otherwise prohibited by this Agreement or any other Finance Document;
(e)	Security Interests for master’s disbursements incurred in the ordinary course of trading and any other Security Interests arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such Security Interests do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Guarantor or the Borrower that owns such Ship in good faith by appropriate steps) and subject, in the case of Security Interests for repair or maintenance, to Clause 14.13(h);
(f)	any Security Interest created in favor of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Guarantor or the Borrower that owns the relevant Ship is actively prosecuting or defending such proceedings or arbitration in good faith and such Security Interest does not (and is not likely to) result in any sale, forfeiture or loss of a Ship;
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(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;
(h)	pledges of certificates of deposit or other cash collateral securing any Security Party’s reimbursement obligations in connection with letters of credit now or hereafter issued for the account of such Security Party in connection with the establishment of the financial responsibility of such Security Party under 33 C.F.R. Part 130 or 46 C.F.R. Part 540, as the case may be, as the same may be amended or replaced;
(i)	Security Interests to secure obligations under workmen’s compensation laws or similar legislation, deposits to secure public or statutory obligations, warehousemen’s or other like liens, or deposits to obtain the release of such liens and deposits to secure surety, appeal or customs bonds on which the Guarantor or a Borrower is the principal, as to all of the foregoing, only to the extent arising and continuing in the ordinary course of business;
(j)	Security Interests for loss, damage or expense which are fully covered by insurance, subject to applicable deductibles satisfactory to the Agent; and
(k)	Security Interests incidental to the conduct of the business of each Security Party or the ownership of such Security Party’s property and assets, which Security Interests do not in the aggregate materially detract from the value of each such Security Party’s property or assets or materially impair the use thereof in the operation of its business;

“Pertinent Document” means:

(a)	any Finance Document;
(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;
(c)	any other document contemplated by or referred to in any Finance Document; and
(d)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	the jurisdiction under the laws of which the company is incorporated or formed;
(b)	a jurisdiction in which the company has the center of its main interests or in which the company’s central management and control is or has recently been exercised;
(c)	a jurisdiction in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;
(d)	a jurisdiction in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; or
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(e)	a jurisdiction the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company whether as a main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (a) or (b) above;

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or
(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Plan” means any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect to which the Guarantor or any subsidiary of it or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, would constitute an Event of Default;

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Swap Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act;

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is two (2) Business Days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);

“Rating Agencies” means:

(a)	S&P and Moody’s; or
(b)	if S&P or Moody’s or both of them are not making ratings of securities publicly available, a nationally recognized United States rating agency or agencies, as the case may be, selected by the Agent with the consent of the Majority Lenders, which will be substituted for S&P or Moody’s or both, as the case may be;

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“Rating Category” means:

(a)	with respect to S&P, any of the following categories (any of which may include a “+” or “-“): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories);
(b)	with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and
(c)	the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable;

“Reference Banks” means, subject to Clause 27.16, DNB Bank ASA, New York Branch, Skandinaviska Enskilda Banken AB (publ), ING Bank N.V., London Branch and/or such other banks as may be appointed by the Agent in consultation with the Borrowers;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Restricted Party” means a person:

(a)	that is listed on any Sanctions List;
(b)	that is located in or incorporated under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions;
(c)	that is directly or indirectly owned or controlled by, or acting on behalf of, a person referred to in (a) and/or (b) above; or
(d)	with whom a person subject to the jurisdiction of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities;

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies Inc., and its successors;

“Sanctions” means the economic sanctions laws, regulations, Executive Orders, embargoes or restrictive measures administered, enacted or enforced by the Sanctions Authorities,

provided that such laws, regulations, Executive Orders, embargoes or restrictive measures shall be applicable only to the extent such laws, regulations, Executive Orders, embargoes or restrictive measures are not in conflict with the laws of the United States of America;

“Sanctions Authorities” means:

(a)	Norway;
(b)	the United States of America;
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(c)	the United Nations;
(d)	the European Union;
(e)	the United Kingdom;
(f)	Switzerland; and
(g)	with regard to (a) – (f) above, the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (“HMT”), and the State Secretariat for Economic Affairs of Switzerland;

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the “Consolidated List of Financial Sanctions Targets” maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities;

“SCM” means Scorpio Commercial Management S.A.M., a Monaco company, as commercial manager of the Ships;

“Screen Rate” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the ICE Benchmark Administration Limited Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Guarantor and the Majority Lenders;

“Secured Liabilities” means all liabilities which the Security Parties or any of them have, at the Effective Date or at any later time or times, under or in connection with any Finance Document or the Master Agreements or any judgment relating to any Finance Documents or the Master Agreements; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Securities Act” means the United States Securities Act of 1933, as amended, and any successor act thereto, and (unless the context otherwise requires) includes the rules and regulations of the Commission promulgated thereunder;

“Security Interest” means:

(a)	a mortgage, encumbrance, charge (whether fixed or floating) or pledge, any maritime or other lien or privilege or any other security interest of any kind;
(b)	the security rights of a plaintiff under an action in rem; and
(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

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“Security Party” means the Borrowers, the Guarantor and any other person (except a Creditor Party and an Approved Manager) who, as a surety, guarantor, mortgagor, assignor or pledgor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a Finance Document;

“Security Period” means the period commencing on the Effective Date and ending on the date on which the Agent notifies the Borrowers that:

(a)	all amounts which have become due for payment by the Borrowers or any other Security Party under the Finance Documents and the Master Agreements have been irrevocably and unconditionally paid in full;
(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document or any Master Agreement; and
(c)	neither the Borrowers nor any other Security Party has any liability under Clause 21, 22 or 23 or any other provision of this Agreement or another Finance Document or a Master Agreement;

“Seller” means, in relation to a Ship, the company named in the Approved Acquisition Contract for that Ship as the seller and/or the Approved Builder thereof;

“Seller’s Bank” has the meaning given in Clause 9.2(b);

“Servicing Bank” means the Agent or the Security Trustee or the K-Sure Agent, as the context may require;

“Shares Pledge” means a pledge of the Equity Interests of each Borrower, in Agreed Form;

“Ship” means any of the Ships listed on Schedule 8 to be purchased by the relevant Borrower who will be the owner thereof and registered in its ownership under an Approved Flag;

“SSM” means Scorpio Ship Management S.A.M., a Monaco company, as technical manager of the Ships;

“Swap Counterparty” means, at any relevant time and in relation to a continuing Designated Transaction, the Swap Bank which is a party to that Designated Transaction;

“Swap Guarantors” means the Borrowers, acting in such capacity under Clause 16;

“Swap Exposure” means, as at any relevant date and in relation to a Swap Counterparty, the amount certified by the Swap Counterparty to the Agent to be the aggregate net amount in Dollars which would be payable by the Guarantor to the Swap Counterparty under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement entered into by the Swap Counterparty with the Guarantor if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Guarantor and the Swap Counterparty;

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“Swap Obligation” means, with respect to any Swap Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act;

“Total Loss” means in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;
(b)	any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to an extension), unless it is within three (3) months redelivered to the full control of the Borrower owning that Ship; or
(c)	any arrest, capture, seizure or detention of that Ship (including any hijacking, piracy or theft) unless it is within three (3) months redelivered to the full control of the Borrower owning that Ship;

“Total Loss Date” means in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;
(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and
(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning that Ship with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Tranche” means each of the Commercial Bank Tranche and the K-Sure Tranche;

“Transaction” has the meaning given in each Master Agreement;

“Transfer Certificate” has the meaning given in Clause 27.2;

“Transferee Lender” has the meaning given in Clause 27.2;

“Transferor Lender” has the meaning given in Clause 27.2;

“UCC” means the Uniform Commercial Code of the State of New York; and

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“Voting Stock” of any person as of any date means the Equity Interests of such person that are at the time entitled to vote in the election of the board of directors or similar governing body of such person.

1.2	Construction of certain terms. In this Agreement:

an Event of Default being “continuing” means it has not been waived;

“approved” means, for the purposes of Clause 13, approved in writing by the Agent with the consent of the Majority Lenders (such approval not to be unreasonably withheld or delayed);

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any corporation, limited liability company, partnership, joint venture, unincorporated association, joint stock company, trust or other entity (whether or not having separate legal personality);

“consent” includes an authorization, consent, approval, resolution, license, exemption, filing, registration, notarization and legalization;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, Email or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any statute, directive, regulation or resolution of the United States of America, any state thereof, the Council of the European Union, the European Commission, the United Nations or its Security Council or any other Pertinent Jurisdiction;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Borrower owning that Ship is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

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“parent company” has the meaning given in Clause 1.4;

“person” includes natural persons; any company; any state, political sub-division of a state and local or municipal authority; and any international organization;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association that is a member of the International Group of P&I Clubs, including pollution risks, risks in excess of the amount for war risks (hull) and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Time Clauses (Hulls)(1/11/02 or 1/11/03) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental body, intergovernmental or supranational, agency, department or regulatory, self-regulatory or other authority or organization;

“subsidiary” has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganization of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any country, any state, any political sub-division of a state or any local or municipal authority or any other governmental authority authorized to levy such tax (including any such imposed in connection with exchange controls), and any related penalties, interest or fines; and

“war risks” includes war and allied perils, the risk of mines, terrorism, piracy, hijacking, confiscation, blocking and trapping, protection and indemnity war risks (with a separate limit not less than hull value) and all risks excluded by clause 29 of the Institute Hull Clauses (1/11/02 or 1/11/03) or clause 24 of the Institute Time clauses (Hulls) (1/11/1995) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:
(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or
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(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:
(a)	a majority of the issued Equity Interests in S (or a majority of the issued Equity Interests in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or
(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued Equity Interests of S; or
(c)	P has the direct or indirect power to appoint or remove a majority of the directors (or equivalent) of S; or
(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General interpretation. In this Agreement:
(a)	references to, or to a provision of, a Finance Document, any Master Agreement or any other document are references to it as amended or supplemented, whether before the Effective Date or otherwise;
(b)	references in Clause 1.1 to a document being in Agreed Form include references to that form with any modifications to that form which the Agent approves or reasonably requires with the consent of all of the Lenders, the Swap Banks and K-Sure and which are acceptable to the Borrowers;
(c)	references to, or to a provision of, any law or regulation include any amendment, extension, re-enactment or replacement, whether made before the Effective Date or otherwise;
(d)	words denoting the singular number shall include the plural and vice versa; and
(e)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.
1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.
1.7	Accounting terms. Unless otherwise specified herein, all accounting terms used in this Agreement and in the other Finance Documents shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to any Creditor Party under this Agreement shall be prepared, in accordance with IFRS as from time to time in effect.
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1.8	Inferences regarding materiality. To the extent that any representation, warranty, covenant or other undertaking of a Security Party in this Agreement or any other Finance Document is qualified by reference to those matters which are not reasonably expected to result in a “material adverse effect” or language of similar import, no inference shall be drawn therefrom that any Creditor Party has knowledge or approves of any noncompliance by such Security Party with any law or regulation.
2	FACILITY
2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lenders severally agree to make available to the Borrowers, on a joint and several basis, a loan facility in the principal amount of up to $458,268,000 comprised of:
(i)	the Commercial Bank Tranche; and
(ii)	the K-Sure Tranche, subject to the K-Sure Insurance Policy;

provided that, the aggregate amount (in Dollars) of the Commercial Bank Tranche and the K-Sure Tranche shall not exceed 74% of the aggregate Fair Market Value of the Ships on the Delivery Date of each of the first and last Ship.

2.2	Lenders’ participations in Advances. Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.
2.3	Purpose of Advances. The Borrowers undertake with each Creditor Party to use each Advance only to partially finance the acquisition of a Ship pursuant to an Approved Acquisition Contract.
2.4	Cancellation of Total Commitments. Any portion of the Total Commitments not disbursed to the Borrowers shall be cancelled and terminated automatically on the expiration of the Availability Period.
2.5	Joint and several liability.
(a)	All obligations, covenants, representations, warranties and undertakings in or pursuant to the Finance Documents assumed, given, made or entered into by the Borrowers party thereto shall, unless otherwise expressly provided, be assumed, given, made or entered into by the Borrowers jointly and severally;
(b)	Each Borrower agrees to be bound by the Finance Documents to which it is, or is to be, a party notwithstanding that the other Borrowers which are intended to sign or to be bound may not do so or be effectually bound and notwithstanding that any of the Finance Documents may be invalid or unenforceable against the other Borrowers whether or not the deficiency is known to any Creditor Party;
(c)	None of the obligations or liabilities of the Borrowers under this Agreement or any other Finance Document shall be discharged or reduced by reason of:
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(i)	the insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of any person whatsoever or any change of name or style or constitution of a Borrower or any other person liable;
(ii)	any Creditor Party granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of a Borrower or any other person liable or renewing, determining, varying or increasing, any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever, or concurring in, accepting, varying any compromise, arrangement or settlement or omitting to claim or enforce payment from a Borrower or any other person liable; or
(iii)	anything done or omitted which but for this provision might operate to exonerate the Borrowers or any of them;
(d)	Each Borrower agrees that any rights which it may have at any time during the Security Period by reason of the performance of its obligations under the Finance Documents to be indemnified by any other Borrower and/or to take the benefit of any Security Interest held by the Security Trustee pursuant to the Finance Documents shall be exercised in such manner and on such terms as the Security Trustee may require or as provided in this Agreement. Each of the Borrowers agrees to hold any sums received by it as a result of it having exercised any such right in trust for the Security Trustee absolutely; and
(e)	Each Borrower agrees that it will not at any time during the Security Period claim any set off or counterclaim against any other Borrower in respect of any liability owed to it by that other Borrower under or in connection with the Finance Documents, nor prove in competition with any of the Creditor Parties in any liquidation of (or analogous proceeding in respect of) any other Borrower in respect of any payment made under the Finance Documents or in respect of any sum which includes the proceeds of realization of any Security Interest held by the Security Trustee for the repayment of the Loan.
3	POSITION OF THE LENDERS, the swap banks and k-sure
3.1	Interests several. The rights of the Lenders and of the Swap Banks under this Agreement and under the Master Agreements are several.
3.2	Individual right of action. Each Lender and each Swap Bank shall be entitled to sue for any amount which has become due and payable by a Security Party to it under this Agreement or under a Master Agreement without joining the Agent, the Security Trustee, any other Lender or any other Swap Bank as additional parties in the proceedings so long as any such action by such Lender and/or Swap Bank to sue for any such amount is brought in any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court thereof.
3.3	Proceedings requiring Majority Lender consent. Except as provided in Clause 3.2, no Lender or Swap Bank may commence any other proceedings against any Security Party or any Collateral in connection with a Finance Document or a Master Agreement without the prior consent of the Majority Lenders.
3.4	Obligations several. The obligations of the Lenders under this Agreement and of the Swap Banks under the Master Agreement to which each is a party are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of a Swap Bank to perform its obligations under the Master Agreement to which it is a party shall not result in:
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(a)	the obligations of the other Lenders or Swap Banks being increased; nor
(b)	any Security Party, any other Lender or any other Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document or under any Master Agreement,

and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Lender or another Swap Bank to perform its obligations under this Agreement or a Master Agreement.

3.5	K-Sure

Each party to this Agreement agrees that:

(a)	K-Sure shall not have any obligations or liabilities under this Agreement;
(b)	K-Sure shall be a third party beneficiary of the terms of this Agreement and the rights expressed to be for its benefit or exercisable by it under this Agreement; and
(c)	this Agreement may not be amended to affect, limit, modify or eliminate any rights of K-Sure without its prior written consent.
3.6	Replacement of a Lender.
(a)	If at any time:
(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or
(ii)	the Borrowers or any other Security Party become obliged in the absence of an Event of Default to repay any amount in accordance with Clause 24 or to pay additional amounts pursuant to Clause 23 or Clause 25 to any Lender in excess of amounts payable to other Lenders generally, then the Borrowers may, on 30 Business Days’ prior written notice to the Agent and such Lender (and in the case of such Lender being a K-Sure Lender, with the prior consent of K-Sure (such consent not to be unreasonably withheld or delayed)), replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 27 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, fund or other entity (a “Replacement Lender”) selected by the Borrowers (other than any Affiliate or subsidiary of the Guarantor), which is acceptable to the Agent with the consent of the Majority Lenders (other than the Lender the Borrowers desire to replace), which confirms its willingness to assume and by its execution of a Transfer Certificate does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Advances and all accrued interest and/or breakages costs and other amounts payable in relation thereto under the Finance Documents.

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(b)	The replacement of a Lender pursuant to this Clause 3.6 shall be subject to the following conditions:
(i)	the Borrowers shall have no right to replace the Agent or the Security Trustee in such capacities;
(ii)	neither the Agent nor any Lender shall have any obligation to the Borrowers to find a Replacement Lender but nothing contained herein shall preclude them from doing so;
(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 days after the date the Borrowers notify the Non-Consenting Lender and the Agent of its intent to replace the Non-Consenting Lender pursuant to Clause 3.6(a); and
(iv)	in no event shall the Lender replaced under this Clause 3.6 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.
(c)	For purposes of this Clause 3.6, in the event that:
(i)	the Borrowers have or the Agent has requested the Lenders to give a consent in relation to or to agree to a waiver or amendment of any provisions of the Finance Documents;
(ii)	the consent, waiver or amendment in question requires the approval of all Lenders; and
(iii)	Lenders whose Commitments aggregate more than 66.67% percent of the Total Commitments have consented to or agreed to such waiver or amendment,

then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

4	DRAWDOWN
4.1	Request for Advance. Subject to the following conditions, the Borrowers may request an Advance to be made by delivering to the Agent a completed Drawdown Notice not later than 11:00 a.m. (New York City time) five (5) Business Days prior to the intended Drawdown Date.
4.2	Availability. The conditions referred to in Clause 4.1 are that:
(a)	the Drawdown Date must be a Business Day during the Availability Period;
(b)	an Advance of each of the Commercial Bank Tranche and the K-Sure Tranche shall be made available to the Borrowers for the purpose stated in Recital (B) provided that the amount of each such Advance shall not exceed the lesser of (i) the Maximum Advance and (ii) 74% of the Fair Market Value of the relevant Ship and shall be used only to partially finance the final payment due to the Seller in respect of the acquisition of a Ship pursuant to an Approved Acquisition Contract or to reimburse the respective Borrower for any excess Equity Contribution;
(c)	the aggregate outstanding principal amount of the Commercial Bank Tranche Advances shall not exceed the Total Commitments in respect of the Commercial Bank Tranche;
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(d)	the aggregate outstanding principal amount of the K-Sure Loan Advances shall not exceed the Total Commitments in respect of the K-Sure Tranche;
(e)	the aggregate outstanding principal amount of the Advances shall not exceed the Total Commitments;
(f)	there shall only be one Advance per delivery of each Ship; and
(g)	the applicable conditions precedent stated in Clause 9 hereof shall have been satisfied or waived as provided therein.

Notwithstanding the provisions of Clause 4.2(b) above, it is acknowledged and agreed by the parties to this Agreement that in the event that the Borrowers pay in excess of 40% (the “Equity Contribution”) of the contract price stated in the Approved Acquisition Contract in respect of a Ship, the amount of the relevant Advance shall remain at 60% of such contract price and the Borrowers shall be permitted to reimburse themselves from such Advance so that the Equity Contribution is reduced to (but not less than) 40% of such contract price.

4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders, the K-Sure Agent and K-Sure that it has received a Drawdown Notice and shall inform each Lender of:
(a)	the amount of the Advance and the Drawdown Date;
(b)	the amount of that Lender’s participation in the Advance; and
(c)	the duration of the first Interest Period.
4.4	Drawdown Notice irrevocable. A Drawdown Notice must be signed by an officer or a duly authorized attorney-in-fact of the Borrowers and once served, a Drawdown Notice cannot be revoked or varied without the prior consent of the Agent, acting on the authority of the Majority Lenders.
4.5	Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, before 12:00 p.m. (New York City time) on and with value on the Drawdown Date, make available to the Agent for the account of the Borrowers the amount due from that Lender under Clause 2.2.
4.6	Disbursement of Advance. Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrowers the amounts which the Agent receives from the Lenders under Clause 4.5, the Borrowers shall at that time become indebted, as principal and direct obligors, to each Lender in an amount equal to that Lender’s Contribution and that payment to the Borrowers shall be made:
(a)	to the account which the Borrowers specify in the Drawdown Notice; and
(b)	in the like funds as the Agent received the payments from the Lenders.
4.7	Disbursement of Advance to third party. The payment by the Agent under Clause 4.6 to the account of a third party designated by the Borrowers in a Drawdown Notice shall constitute the making of an Advance and the Borrowers shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.
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4.8	Promissory notes.
(a)	The obligation of the Borrowers to pay the principal of, and interest on, each Tranche of the Loan shall be evidenced by a Note, each of which shall be dated the date of the first Drawdown Date.
(b)	Each Advance made by the Lenders to the Borrowers may be evidenced by a notation of the same made by the Agent on the grid attached to each Note, which notation, absent manifest error, shall be prima facie evidence of the amount of such Advance.
(c)	Each Lender shall record on its internal records the amount of its Contribution in each Advance and each payment in respect thereof, and the unpaid balance of such Contribution in such Advance shall, absent manifest error and to the extent not inconsistent with the notations made by the Agent on the grid attached to each Note, be as so recorded.
(d)	The failure of the Agent or any Lender to make any such notation shall not affect the obligation of the Borrowers in respect of such Advance or the Loan nor affect the validity of any transfer by the Agent of a Note.
(e)	On receipt of satisfactory evidence that a Note has been lost, mutilated or destroyed and on surrender of the remnants thereof, if any, the Borrowers will promptly replace such Note, without charge to the Creditor Parties, with a similar Note. If such replacement Note replaces a lost Note it shall bear an endorsement to that effect. Any lost Note subsequently found shall be surrendered to the Borrowers and cancelled. In the event that the Agent loses a Note, the Agent shall indemnify the Borrowers for any losses, claims or damages resulting from the loss of such Note.
5	INTEREST
5.1	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of:
(a)	LIBOR for that Interest Period; plus
(b)	the applicable Margin; plus
(c)	the Mandatory Cost (if any).
5.2	Payment of normal interest. Subject to the provisions of this Agreement, interest on each Advance in respect of each Interest Period shall be paid by the Borrowers on the last day of that Interest Period.
5.3	Payment of accrued interest. In the case of an Interest Period longer than three (3) months, accrued interest shall be paid every three (3) months during that Interest Period and on the last day of that Interest Period.
5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrowers and each Lender of:
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(a)	each rate of interest; and
(b)	the duration of each Interest Period (as determined under Clause 6.2),

as soon as reasonably practicable after each is determined.

5.5	Obligation of Reference Banks to quote. A Reference Bank which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.
5.6	Absence of quotations by Reference Banks. If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks but if two (2) or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.
5.7	Market disruption. The following provisions of this Clause 5 apply if any one of the following events occurs (each, a “Market Disruption Event”):
(a)	no Screen Rate is available for an Interest Period and two (2) or more of the Reference Banks do not, before 1:00 p.m. (London time) on the Quotation Date, provide quotations to the Agent in order to fix LIBOR; or
(b)	at least one (1) Business Day before the start of an Interest Period, Lenders having Contributions together amounting to 50% or more of the Loan (or, if an Advance has not been made, Commitments amounting to 50% or more of the Total Commitments) notify the Agent that the cost to those Lenders of funding their respective Contributions (or any part of them) from whatever source such Lenders may reasonably select during the Interest Period in the London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Date for the Interest Period would exceed the LIBOR fixed by the Agent for that Interest Period.
5.8	Notification of market disruption. If a Market Disruption Event shall have occurred, the Agent shall promptly notify the Borrower, each of the Lenders and each of the Swap Counterparties stating the circumstances falling within Clause 5.7 which have caused its notice (a “Market Disruption Notice”) of such Market Disruption Event to be given; provided that the level of detail of the Market Disruption Notice shall be in the Agent’s sole discretion and the Market Disruption Notice itself shall, absent manifest error, be final, conclusive and binding on all parties hereto.
5.9	Alternative rate of interest during Market Disruption Event. If a Market Disruption Event has occurred, then the rate of interest on each Lender’s Contribution for the applicable Interest Period shall be the rate per annum which is the sum of:
(a)	the rate notified to the Agent by that Lender (or Lenders) whose costs of funding would exceed the LIBOR fixed by the Agent for the relevant Interest Period which expresses the actual cost to that Lender (or Lenders) of funding its (or their) Contribution from whatever source it (or they) may reasonably select; plus
(b)	the applicable Margin; plus
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(c)	the Mandatory Cost (if any).

The alternative rate of interest agreed upon pursuant to this Clause 5.9 shall, subject to the consent of the K-Sure Agent (on behalf of K-Sure), be binding on all parties hereto. The procedure provided for by this Clause 5.9 shall be repeated for each successive Interest Period during which a Market Disruption Event has occurred.

5.10	Notice of prepayment. If the Borrowers do not agree with an interest rate set by the Agent under Clause 5.9, the Borrowers may give the Agent not less than 5 Business Days’ notice of its intention to prepay the Loan (without premium or penalty) at the end of the Interest Period set by the Agent.
5.11	Prepayment; termination of Commitments. A notice under Clause 5.10 shall be irrevocable; the Agent shall promptly notify the Lenders of the Borrowers’ notice of intended prepayment and:
(a)	on the date on which the Agent serves that notice, the Total Commitments shall be cancelled; and
(b)	on the last Business Day of the Interest Period set by the Agent, the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the applicable Margin and the Mandatory Cost (if any).
5.12	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.
6	INTEREST PERIODS
6.1	Commencement of Interest Periods. The first Interest Period applicable to an Advance shall commence on the relevant Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.
6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:
(a)	3 or 6 months as notified by the Borrowers to the Agent not later than 11:00 a.m. (New York time) three (3) Business Days before the commencement of the Interest Period;
(b)	in the case of the first Interest Period applicable to each Advance other than the first Advance, a period ending on the last day of the Interest Period applicable to the prior Advances then outstanding, whereupon all Advances shall be consolidated and treated as a single Advance;
(c)	3 months, if the Borrowers fail to notify the Agent by the time specified in paragraph (a); or
(d)	such other period as the Agent may, with the authorization of all Lenders and K-Sure, agree with the Borrowers.
6.3	Duration of Interest Periods for repayment installments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.
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6.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrowers have selected and the Lenders have agreed an Interest Period longer than three (3) months, any Lender notifies the Agent by 11:00 a.m. (New York time) on the fifth Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of three (3) months.
7	DEFAULT INTEREST
7.1	Payment of default interest on overdue amounts. A Security Party shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by such Security Party under any Finance Document which the Agent, the Security Trustee or any other designated payee does not receive on or before the relevant date, that is:
(a)	the date on which the Finance Documents provide that such amount is due for payment; or
(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or
(c)	if such amount has become immediately due and payable under Clause 20.4, the date on which it became immediately due and payable.
7.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2.00 percent above:
(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or
(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).
7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:
(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period); and
(b)	the aggregate of the applicable Margin and the Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to three (3) months which the Agent may, with the consent of the Majority Lenders, select from time to time:
(i)	LIBOR; or
(ii)	if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.
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7.4	Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and each relevant Security Party of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that such Security Party is liable to pay such interest only with effect from the date of the Agent’s notification.
7.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.
7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.
7.7	Application to Master Agreements. For the avoidance of doubt, this Clause 7 does not apply to any amount payable under a Master Agreement in respect of any continuing Designated Transaction as to which section 9(h) (Interest and Compensation) of that Master Agreement shall apply.
8	REPAYMENT AND PREPAYMENT
8.1	Amount of repayment installments. The Borrowers shall repay the Loan by:
(a)	in the case of the Commercial Bank Tranche, equal consecutive six-monthly repayment installments in accordance with a 15-year loan repayment profile, in such amounts as set out in Schedule 11; and
(b)	in the case of the K-Sure Tranche, equal consecutive six-monthly repayment installments in accordance with a 12-year loan repayment profile, in such amounts as set out in Schedule 11;
8.2	Repayment Dates.
(a)	The first installment in respect of the Commercial Bank Tranche shall be repaid on the date falling 6 months after the Delivery Date of the last Ship and the last installment shall be repaid on the Maturity Date in respect of the Commercial Bank Tranche.
(b)	The first installment in respect of the K-Sure Tranche shall be repaid on July 9, 2015 and the last installment shall be repaid on the earlier of (i) the Maturity Date of the Commercial Bank Tranche, and (ii) January 9, 2027.
8.3	Maturity Date.
(a)	In the event that the Commercial Bank Tranche is refinanced or, as the case may be, is extended hereunder by the Commercial Lenders or otherwise in each case on terms acceptable to the K-Sure Lenders and K-Sure by the date falling on or before the Maturity Date in respect of the Commercial Bank Tranche, the Maturity Date of the K-Sure Tranche shall be the same as the new maturity date of the Commercial Bank Tranche being refinanced or extended (as the case may be). If the Commercial Bank Tranche is not refinanced on the Maturity Date related thereto, the Maturity Date of the K-Sure Tranche shall be the same as the Maturity Date in respect of the Commercial Bank Tranche, provided that, in each such case described above, the Maturity Date of the K-Sure Tranche shall in no circumstances be after January 9, 2027.
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(b)	On the final Maturity Date, the Borrowers (and in the case of any Master Agreement, the Guarantor) shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document and any Master Agreement.
8.4	Voluntary prepayment. Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan.
8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 are that:
(a)	a partial prepayment shall be $1,000,000 or a multiple of $1,000,000 (or such lesser amount as the Agent may approve with the consent of the Majority Lenders);
(b)	the Agent has received from the Borrowers at least 15 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;
(c)	the Borrowers have provided evidence satisfactory to the Agent that any consent required by the Borrowers or any other Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrowers or any other Security Party has been complied with (which may be satisfied by the Borrowers certifying that no consents are required and that no regulations need to be complied with); and
(d)	the Borrowers have complied with Clause 8.18 on or prior to the date of prepayment.
8.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorization of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.
8.7	Notification of notice of prepayment. The Agent shall notify the Lenders and the K-Sure Agent promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 8.5(c).
8.8	Mandatory prepayment on sale or Total Loss. If a Ship is sold or becomes a Total Loss, the Borrowers shall prepay the outstanding amount of the Advance related to the Ship which is to be sold and/or which has become a Total Loss:
(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or
(b)	in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.
8.9	Mandatory prepayment on Change of Control. If a Change of Control occurs:
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(a)	the relevant Borrower and/or the Guarantor (as the case may be) shall promptly notify the Agent upon having knowledge of that event;
(b)	no Lender shall be obliged to fund or continue to fund any Advance; and
(c)	the Agent, acting on the instructions of the Majority Lenders, may, by not less than 10 Business Days’ notice to the Borrowers:
(i)	in the case of a Change of Control in respect of a Borrower, cancel the Commitments in respect of the Advance relating to the Ship owned by that Borrower and declare all amounts outstanding under that Advance immediately due and payable together with accrued interest (and any other amount payable under Clause 22 or otherwise); and
(ii)	in the case of a Change of Control in respect of the Guarantor, cancel the loan facility provided for under this Agreement and declare the Loan, together with accrued interest (and any other amount payable under Clause 22 or otherwise), and all other amounts accrued under the Finance Documents and any Master Agreement, immediately due and payable, whereupon the Total Commitments shall be cancelled and all such outstanding amounts will become immediately due and payable by the Borrowers or, in the case of amounts due under any Master Agreement, by the Guarantor.
8.10	Mandatory prepayment on termination of K-Sure Insurance Policy. After the expiry of a 30-day period in which the Agent (on behalf of the Lenders) and the Guarantor agree to discuss in good faith the potential restructuring of the K-Sure Tranche on such terms and conditions acceptable to the Lenders, and upon failure to reach an agreement thereon within that 30-day period, the Borrowers shall prepay the whole of the relevant Advance or Advances which remain outstanding under the K-Sure Tranche, together with accrued interest (and any other amount payable under Clause 22 or otherwise), and all other amounts accrued or outstanding owing to the K-Sure Lenders thereunder on demand by the Agent if (a) for any reason, a K-Sure Insurance Policy or the obligations of K-Sure under any K-Sure Insurance Policy terminate, are cancelled, suspended, rescinded or revoked or become unenforceable or otherwise cease to be in full force and effect or (b) an Insolvency Event occurs in relation to K-Sure, on the date falling no later than 90 days after the Guarantor, acting as the Borrowers’ agent, receives notice that (i) such K-Sure Insurance Policy or K-Sure’s obligations under such K-Sure Insurance Policy have so terminated, become unenforceable or otherwise ceased to be in full force and effect or (ii) an Insolvency Event has occurred in relation to K-Sure.
8.11	Amounts payable on prepayment. A voluntary prepayment under Clause 8.4 and a mandatory prepayment under Clauses 8.8, 8.9 and 8.10 shall be made together with accrued interest (and any other amount payable under Clause 22 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 22.1(b), but without premium or penalty.
8.12	Application of prepayments. Each voluntary prepayment under Clause 8.4 and mandatory prepayment under Clauses 8.8, 8.9 and 8.10 shall be applied pro rata to each Tranche against the repayment installments specified in Clause 8.1 (including any balloon installments) in inverse order of maturity.
8.13	No reborrowing. No amount repaid or prepaid may be reborrowed.
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8.14	Voluntary cancellation of Total Commitments. Subject to the conditions set forth in Clause 8.15, the Borrowers may cancel the whole or any part of the Total Commitments without premium or penalty.
8.15	Conditions for voluntary cancellation of Total Commitments. The conditions referred to in Clause 8.14 are that:
(a)	a partial cancellation shall be in the amount of $1,000,000 or a multiple of $1,000,000;
(b)	the Agent has received from the Borrowers at least fifteen (15) Business Days’ prior written notice specifying the amount to be cancelled and the date on which the cancellation is to take effect; and
(c)	the Borrower has complied with Clause 8.18 on or prior to the date of such cancellation.
8.16	Effect of notice of cancellation. The receipt by the Agent of a cancellation notice shall cause the amount of the Total Commitments specified in the notice to be permanently cancelled on and as of the effective date stated in such notice. Any partial cancellation shall be applied against the Commitments of each Lender pro rata and the commitment fee referred to in Clause 21.1(a) on such cancelled portion shall cease to accrue.
8.17	Notification of notice of cancellation. The Agent shall notify the Lenders promptly upon receiving a cancellation notice.
8.18	Unwinding of Designated Transactions. On or prior to any repayment or prepayment of the Loan under this Clause 8 or any other provision of this Agreement, if required by the Swap Banks, the Borrowers shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortization) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.
8.19	Refund of K-Sure Premium. Upon any voluntary prepayment of the Loan (whether in whole or in part), the Borrowers may request the K-Sure Agent to seek a refund by K-Sure of such portion of the K-Sure Premium paid by the Borrowers. In the event that K-Sure (in its absolute sole discretion) consents to such request and refunds any portion of the K-Sure Premium, the amount of which shall be determined and calculated solely by K-Sure pursuant to the terms of the relevant K-Sure Insurance Policy and its internal regulations subject to a maximum of 90 percent of any unutilized portion of the K-Sure Premium, to the K-Sure Agent or the Agent (as the case may be), such refund shall be remitted to the Borrowers in accordance with Clause 18, provided that neither the Agent nor the K-Sure Agent shall be obliged to take any further action if K-Sure refuses or fails for whatever reason to refund any portion of the K-Sure Premium.
9	CONDITIONS PRECEDENT
9.1	Documents, fees and no default. Each Lender’s obligation to contribute to an Advance is subject to the following conditions precedent:
(a)	that, on or before the service of the first Drawdown Notice, the Agent receives:
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(i)	the documents described in Part A of Schedule 4 in form and substance satisfactory to the Agent and the K-Sure Agent (on behalf of K-Sure); and
(ii)	such documentation and other evidence as is reasonably requested by the Agent or a Lender in order for each to carry out and be satisfied with the results of all necessary “know your customer” or other checks which it is required to carry out in relation to the transactions contemplated by this Agreement and the other Finance Documents, including without limitation obtaining, verifying and recording certain information and documentation that will allow the Agent and each of the Lenders to identify each Security Party in accordance with the requirements of the PATRIOT Act and other applicable legislation;
(b)	that, on each Drawdown Date but prior to the making of such Advance, the Agent receives or is satisfied that it will receive on the making of such Advance the documents described in Part B of Schedule 4 in form and substance satisfactory to it and K-Sure;
(c)	that the Agent has not received any notice from K-Sure requesting the K-Sure Lenders to suspend the making of an Advance under the K-Sure Tranche;
(d)	no occurrence, event or circumstances exist which prohibit any of the K-Sure Lenders from participating in the Advance pursuant to the terms of the relevant K-Sure Insurance Policy;
(e)	the obligations of K-Sure under the relevant K-Sure Insurance Policy have not been terminated, cancelled, become unenforceable or otherwise ceased to be in full force and effect;
(f)	that, on or before the service of the first Drawdown Notice, the Agent receives any upfront and arrangement fees, accrued commitment fee and the first installment of the annual agency fee referred to in Clause 21.1 and has received payment of the expenses referred to in Clause 21.2;
(g)	that both at the date of each Drawdown Notice and at each Drawdown Date:
(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Advance;
(ii)	the representations and warranties in Clause 10 and those of the Borrowers or any other Security Party which are set out in the other Finance Documents (other than those relating to a specific date, which shall be true and correct as of such specific date) would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;
(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing; and
(iv)	there has been no Material Adverse Effect since December 31, 2012;
(h)	that, if the Collateral Maintenance Ratio were applied immediately following the making of such Advance, the Borrowers would not be required to provide additional Collateral or prepay part of the Loan under Clause 15; and
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(i)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorization of the Majority Lenders, request by notice to the Borrowers prior to the Drawdown Date.
9.2	Waiver of conditions precedent. Notwithstanding anything in Clause 9.1 to the contrary:
(a)	except with respect to the circumstances described in Clause 9.2(b), if the Agent, with the consent of the Majority Lenders and the K-Sure Agent, permits an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrowers shall ensure that such conditions are satisfied within ten (10) Business Days after such Drawdown Date (or such longer period as the Agent with the consent of the Majority Lenders may specify); and
(b)	only if required under the terms of an Approved Acquisition Contract, an Advance may be borrowed before the conditions precedent set forth in Schedule 4, Part B, Paragraphs 4 and 6 are satisfied and:
(i)	each Lender agrees to fund its Contribution on a day not more than five (5) Business Days prior to the Delivery Date of that Ship; and
(ii)	the Agent shall on the date on which the Advance is funded (or as soon thereafter as practicable) (A) preposition an amount equal to the aggregate principal amount of the Advance at a bank or other financial institution (the “Seller’s Bank”) satisfactory to the Agent, which funds shall be held at the Seller’s Bank in the name and under the sole control of the Agent or one of its Affiliates and (B) issue a SWIFT MT 199 or other similar communication (each such communication, a “Disbursement Authorization”) authorizing the release of such funds by the Seller’s Bank on the relevant Delivery Date upon receipt of a Protocol of Delivery and Acceptance in respect of such Ship duly executed by the Seller and the relevant Borrower and countersigned by a representative of the Agent;

provided that if delivery of the Ship does not occur within five (5) Business Days after the scheduled Delivery Date, the funds held at the Seller’s Bank shall be returned to the Agent for further distribution to the Lenders.

For the avoidance of doubt, the parties hereto acknowledge and agree that:

(1)	the date on which the Lenders fund the Advance constitutes the Drawdown Date in respect of such Advance and all interest and fees thereon shall accrue from such date;
(2)	the Agent and the Lenders suspend fulfillment of the conditions precedent set forth in Schedule 4, Part B, Paragraphs 4 and 6 solely for the time period on and between such Drawdown Date and the relevant Delivery Date, and the Borrowers acknowledge and agree that fulfillment of such conditions precedent to the satisfaction of the Agent and K-Sure shall be required as a condition precedent to the countersignature by a representative of the Agent of the Protocol of Delivery and Acceptance referred to in Clause 9.2(b)(ii);
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(3)	from the date the proceeds of the Advance are deposited at the Seller’s Bank to the Delivery Date (or, if delivery of the Ship does not occur within the time prescribed in the Disbursement Authorization, the date on which the funds are returned to the Agent for further distribution to the Lenders), the Borrowers shall be entitled to interest on the Advance at the applicable rate, if any, paid by the Seller’s Bank for such deposited funds;
(4)	if the Ship is not delivered within the time prescribed in the Disbursement Authorization and the proceeds of the Advance are returned to the Agent and distributed to the Lenders, (i) the Borrowers shall pay all accrued interest and fees in respect of such returned proceeds on the date such proceeds are returned to the Agent and (ii) the relevant available Commitment will be increased by an amount equal to the aggregate principal amount of the Loan proceeds so returned; and
(5)	if the relevant Borrower has instructed the Agent to convert the aggregate principal amount of the Advance borrowed into a currency other than Dollars for deposit with the Seller’s Bank and the relevant Ship is not delivered within the time prescribed in the Disbursement Authorization and the proceeds of the Advance are returned to the Agent for further distribution to the Lenders, the Agent shall convert the aggregate principal amount of funds so returned back into Dollars and if such funds are less than the Dollar amount of the aggregate principal amount of the Advance incurred on the relevant Drawdown Date, the Borrowers shall immediately repay the difference and, in any event, the Borrowers shall pay any and all fees, charges and expenses arising from such conversion.
10	REPRESENTATIONS AND WARRANTIES
10.1	General. Each of the Borrowers (jointly and severally) and the Guarantor represents and warrants to each Creditor Party as of the Effective Date (except as otherwise provided in this Clause 10) and each Drawdown Date as follows.
10.2	Status. Each Security Party is:
(a)	duly incorporated or formed and validly existing and in good standing under the law of its jurisdiction of incorporation or formation; and
(b)	duly qualified and in good standing as a foreign company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where, in each case, the failure to so qualify or be licensed and be in good standing could not reasonably be expected to have a material adverse effect (i) on its business, property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) or which may affect the legality, validity, binding effect or enforceability of the Finance Documents or the performance of the obligations of the Security Parties (or any of them) under any of the Finance Documents, (ii) on the rights or remedies of any of the Creditor Parties under any of the Finance Documents or in respect of the Collateral taken as a whole or (iii) with respect to the loan facility contemplated by this Agreement, and there are no proceedings or actions pending or contemplated by any Security Party, or to the knowledge of any Borrower or the Guarantor contemplated by any third party, seeking to adjudicate such Security Party as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property.

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10.3	Company power; consents. Each Security Party has the capacity and has taken all action, and no consent of any person is required, for:
(a)	it to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted;
(b)	it to execute each Finance Document and each Master Agreement to which it is or is to become a party;
(c)	it to execute the Approved Acquisition Contract to which it is a party, to purchase and pay for the relevant Ship under such Approved Acquisition Contract and register the relevant Ship in its name under an Approved Flag;
(d)	it to comply with its obligations under the Charter, each Finance Document and each Master Agreement to which it is or is to become a party;
(e)	it to grant the Security Interests granted by it pursuant to the Finance Documents to which it is or is to become a party;
(f)	the perfection or maintenance of the Security Interests created by the Finance Documents (including the first priority nature thereof); and
(g)	the exercise by any Creditor Party of their rights under any of the Finance Documents or the Master Agreements or the remedies in respect of the Collateral pursuant to the Finance Documents or the Master Agreements to which it is a party, except, in each case, for consents which have been duly obtained, taken, given or made and are in full force and effect.

10.4	Consents in force. All the consents referred to in Clause 10.3 remain in force and nothing has occurred which makes any of them liable to revocation.
10.5	Title.
(a)	Each Security Party owns (i) in the case of owned real property, good and marketable fee title to and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Security Interests or claims, except for Permitted Security Interests.
(b)	No Security Party has created or is contractually bound to create any Security Interest on or with respect to any of its assets, properties, rights or revenues, except for Permitted Security Interests, and except as provided in this Agreement no Security Party is restricted by contract, applicable law or regulation or otherwise from creating Security Interests on any of its assets, properties, rights or revenues.
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(c)	Each Borrower has received (or will receive on the Delivery Date) all deeds, assignments, waivers, consents, non-disturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected (or will duly effect on the Delivery Date) all recordings, filings and other actions necessary to establish, protect and perfect such Borrower’s right, title and interest in and to the Ship owned or to be owned by it and other properties and assets (or arrangements for such recordings, filings and other actions acceptable to the Agent shall have been made).
10.6	Legal validity; effective first priority Security Interests. Subject to any relevant insolvency laws affecting creditors’ rights generally:
(a)	the Finance Documents and the Master Agreements to which each Security Party is a party, constitute or, as the case may be, will constitute upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents), such Security Party’s legal, valid and binding obligations enforceable against it in accordance with their respective terms; and
(b)	the Finance Documents to which each Security Party is a party, create or, as the case may be, will create upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents), legal, valid and binding first priority Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate.
10.7	No third party Security Interests. Without limiting the generality of Clauses 10.5 and 10.6, at the time of the execution and delivery of each Finance Document:
(a)	the relevant Security Party will have the right to create all the Security Interests which that Finance Document purports to create; and
(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.
10.8	No conflicts. The execution and delivery of each Finance Document and each Master Agreement, the borrowing of each Advance, and compliance with each Finance Document and each Master Agreement, will not involve or lead to a contravention of:
(a)	any law or regulation; or
(b)	the constitutional documents of any Security Party; or
(c)	any contractual or other obligation or restriction which is binding on any Security Party or any of its assets.
10.9	Status of Secured Liabilities. The Secured Liabilities constitute direct, unconditional and general obligations of each Security Party and rank (a) senior to all subordinated Financial Indebtedness and (b) not less than pari passu (as to priority of payment and as to security) with all other Financial Indebtedness of each Security Party.
10.10	Taxes.
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(a)	Based solely on the IRS Form W-8BEN, W-8ECI or W-8IMY (or any subsequent versions thereof or successors thereto) of each Lender (which the Borrowers shall confirm receipt thereof), all payments which a Security Party is liable to make under the Finance Documents to which it is a party can properly be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction applicable as of the Effective Date.
(b)	Each Security Party has timely filed or has caused to be filed all tax returns and other reports that it is required by law or regulation to file in any Pertinent Jurisdiction, and has paid or caused to be paid all taxes, assessments and other similar charges that are due and payable in any Pertinent Jurisdiction, other than taxes and charges:
(i)	which (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and as to which such failure to have paid such tax does not create any risk of sale, forfeiture, loss, confiscation or seizure of a Ship or of criminal liability; or
(ii)	the non-payment of which could not reasonably be expected to have a material adverse effect on the financial condition of such Security Party.

The charges, accruals, and reserves on the books of each Security Party respecting taxes are adequate in accordance with IFRS.

(c)	No material claim for any tax has been asserted against a Security Party by any Pertinent Jurisdiction or other taxing authority other than claims that are included in the liabilities for taxes in the most recent balance sheet of such person or disclosed in the notes thereto, if any.
(d)	The execution, delivery, filing and registration or recording (if applicable) of the Finance Documents and the consummation of the transactions contemplated thereby will not cause any of the Creditor Parties to be required to make any registration with, give any notice to, obtain any license, permit or other authorization from, or file any declaration, return, report or other document with any governmental authority in any Pertinent Jurisdiction.
(e)	No taxes are required by any governmental authority in any Pertinent Jurisdiction to be paid with respect to or in connection with the execution, delivery, filing, recording, performance or enforcement of any Finance Document.
(f)	The execution, delivery, filing, registration, recording, performance and enforcement of the Finance Documents by any of the Creditor Parties will not cause such Creditor Party to be subject to taxation under any law or regulation of any governmental authority in any Pertinent Jurisdiction of any Security Party.
(g)	It is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or any other Finance Document that any stamp, registration or similar taxes be paid on or in relation to this Agreement or any of the other Finance Documents.
10.11	No default. No Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Advance and no other circumstances exist which constitute or (with the giving of notice, lapse of time, determination of materiality or the fulfillment of any other applicable condition, or any combination of the foregoing) would constitute a default under any document which is binding on a Security Party or any of its assets and which may have a Material Adverse Effect on the ability of a Security Party to perform its obligations under the Finance Documents to which it is or is to be a party.
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10.12	Information. All financial statements, information and other data furnished by or on behalf of a Security Party to any of the Creditor Parties:
(a)	was complete and at the time it was given true and accurate in all material respects;
(b)	such financial statements, if any, have been prepared in accordance with IFRS and, except as disclosed to the SEC and/or the New York Stock Exchange, accurately and fairly represent the financial condition of such Security Party as of the date or respective dates thereof and the results of operations of such Security Party for the period or respective periods covered by such financial statements;
(c)	there are no other facts or matters the omission of which would have made or make any such information false or misleading;
(d)	there has been no material adverse change in the financial condition, operations or business prospects of any Security Party since the date on which such information was provided other than as previously disclosed to the Agent in writing; and
(e)	none of the Security Parties has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate except as disclosed in such statements, information and data.
10.13	No litigation. To the best of any Security Party’s knowledge, no legal or administrative action involving a Security Party (including any legal or administrative action relating to any alleged or actual breach of the ISM Code, the ISPS Code or any Environmental Law or any Sanctions) has been commenced or taken by any person, or, to any Borrower’s or the Guarantor’s knowledge, is likely to be commenced or taken which, in either case and if adversely determined, would be likely to have a material adverse effect on the business, assets or financial condition of a Security Party or which may affect the legality, validity, binding effect or enforceability of the Finance Documents.
10.14	Intentionally omitted.
10.15	ISM Code and ISPS Code compliance. Each Borrower has obtained or will obtain or will cause to be obtained all necessary ISM Code Documentation and ISPS Code Documentation in connection with the Ship owned or to be owned by it and its operation and will be or will cause such Ship and the Approved Manager to be in full compliance with the ISM Code and the ISPS Code.
10.16	Validity and completeness of Approved Acquisition Contracts and Charters.
(a)	Each Approved Acquisition Contract constitutes valid, binding and enforceable obligations of the Borrower or the Guarantor party thereto in accordance with its terms and:
(i)	the copy of such Approved Acquisition Contract delivered to the Agent is a true and complete copy; and
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(ii)	no amendments or additions to such Approved Acquisition Contract have been agreed nor has the Borrower party thereto or the Guarantor waived any of their respective rights under such Approved Acquisition Contract.
(b)	Each Charter constitutes valid, binding and enforceable obligations of the Borrower party thereto in accordance with its terms and:
(i)	the copy of such Charter delivered to the Agent is a true and complete copy; and
(ii)	no amendments or additions to such Charter have been agreed nor has the Borrower party thereto waived any of its rights under such Charter.
10.17	No rebates etc. There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Guarantor or any of its subsidiaries or Affiliates or any third party in connection with the relevant Approved Acquisition Contract, other than as provided in such Approved Acquisition Contract and disclosed to the Agent in writing.
10.18	Compliance with law; Environmentally Sensitive Material. Except to the extent the following could not reasonably be expected to have a material adverse effect (i) on the business, property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of any of the Security Parties or which may affect the legality, validity, binding effect or enforceability of the Finance Documents or the performance of the obligations of the Security Parties (or any of them) under any of the Finance Documents, (ii) on the rights or remedies of any of the Creditor Parties under any of the Finance Documents or in respect of the Collateral taken as a whole or (iii) with respect to the loan facility contemplated by this Agreement:
(a)	the operations and properties of each of the Security Parties comply with all applicable laws and regulations, including without limitation Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of each of the Security Parties and each of the Security Parties is in compliance in all material respects with all such Environmental Permits; and
(b)	none of the Security Parties has been notified in writing by any person that it or any of its subsidiaries or Affiliates is potentially liable for the remedial or other costs with respect to treatment, storage, disposal, release, arrangement for disposal or transportation of any Environmentally Sensitive Material, except for costs incurred in the ordinary course of business with respect to treatment, storage, disposal or transportation of such Environmentally Sensitive Material.
10.19	Ownership structure.
(a)	All of the Equity Interests of the Guarantor have been validly issued, are fully paid and non-assessable.
(b)	All of the Equity Interests of each Borrower have been validly issued, are fully paid, non-assessable and free and clear of all Security Interests other than Permitted Security Interests and are owned legally and beneficially and of record by the Guarantor.
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(c)	None of the Equity Interests of any Borrower are subject to any existing option, warrant, call, right, commitment or other agreement of any character to which any of the Borrowers is a party requiring, and there are no Equity Interests of any Borrower outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional Equity Interests of any of the Borrowers or other Equity Interests convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Interests of any of the Borrowers.
10.20	Pension plans. None of the Borrowers or the Guarantor or any ERISA Affiliate maintains any Plan or Multiemployer Plan and none of the Borrowers or the Guarantor maintains any Foreign Pension Plan.
10.21	Margin stock. None of the Borrowers or the Guarantor is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock or for any other purpose in violation of the Margin Regulations and no proceeds of any Advance will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock.
10.22	Investment company, public utility, etc. None of the Borrowers or the Guarantor is:
(a)	an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended, or subject to regulation thereunder; or
(b)	a “public utility” within the meaning of the United States Federal Power Act of 1920, as amended.
10.23	Asset control; Sanctions.
(a)	None of the Borrowers or the Guarantor is a Restricted Party, is owned or controlled by, or, to the best of its knowledge, acting directly or indirectly on behalf of or for the benefit of, a Restricted Party and does not own or control a Restricted Party.
(b)	No proceeds of any Advance shall be made available, directly or indirectly, to or for the benefit of a Restricted Party or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.
(c)	No Security Party nor any subsidiary of any Security Party nor any of their respective directors of officers:
(i)	is a Restricted Party; or
(ii)	has received notice of or is aware of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.
10.24	No money laundering. Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrowers of an Advance, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which any Borrower is a party, each of the Borrowers confirms that:
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(a)	it is acting for its own account;
(b)	it will use the proceeds of such Advance for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and
(c)	the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council of the European Union) and comparable United States federal and state laws, including without limitation the PATRIOT Act and the Bank Secrecy Act.
10.25	Ships. As of the relevant Delivery Date, each Ship will be:
(a)	in the sole and absolute ownership of a Borrower and duly registered in such Borrower’s name under the law of an Approved Flag, unencumbered save and except for the Mortgage thereon in favor of the Security Trustee recorded against it and as permitted thereby;
(b)	seaworthy for hull and machinery insurance warranty purposes and in every way fit for its intended service;
(c)	insured in accordance with the provisions of this Agreement and the requirements hereof in respect of such insurances will have been complied with;
(d)	in class in accordance with the provisions of this Agreement and the requirements hereof in respect of such classification will have been complied with; and
(e)	managed by an Approved Manager pursuant to an Approved Management Agreement.
10.26	Place of business. For purposes of the UCC, each Security Party has only one place of business located at, or, if it has more than one place of business, the chief executive office from which it manages the main part of its business operations and conducts its affairs is located at:

9, Boulevard Charles III
Monaco 98000

None of the Security Parties has a place of business in the United States of America, the District of Columbia, the United States Virgin Islands, or any territory or insular possession subject to the jurisdiction of the United States of America, other than its representative office at:

150 East 58th Street
New York, New York 10155

10.27	Solvency. In the case of each of the Borrowers and the Guarantor:
(a)	the sum of its assets, at a fair valuation, does and will exceed its liabilities (including guarantees), including, to the extent they are reportable as such in accordance with IFRS, contingent liabilities;
(b)	the present fair market saleable value of its assets is not and shall not be less than the amount that will be required to pay its probable liability on its then existing debts, including, to the extent they are reportable as such in accordance with IFRS, contingent liabilities, as they mature;
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(c)	it does not and will not have unreasonably small working capital with which to continue its business; and
(d)	it has not incurred, does not intend to incur and does not believe it will incur, debts beyond its ability to pay such debts as they mature.
10.28	Guarantor’s business; Borrowers’ business. From the date of its incorporation until the date hereof:
(a)	in the case of the Borrowers, none of the Borrowers has conducted any business other than in connection with, or for the purpose of, owning, chartering and operating the Ships; and
(b)	in the case of the Guarantor, the Guarantor has not conducted any business other than in connection with, or for the purpose of, owning, chartering and operating ships.
10.29	Immunity; enforcement; submission to jurisdiction; choice of law.
(a)	Each Security Party is subject to civil and commercial law with respect to its obligations under the Finance Documents, and the execution, delivery and performance by each Security Party of the Finance Documents to which it is a party constitute private and commercial acts rather than public or governmental acts.
(b)	No Security Party or any of its properties has any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process in relation to any Finance Document.
(c)	It is not necessary under the laws of any Security Party’s jurisdiction of incorporation or formation, in order to enable any Creditor Party to enforce its rights under any Finance Document or by reason of the execution of any Finance Document or the performance by any Security Party of its obligations under any Finance Document, that such Creditor Party should be licensed, qualified or otherwise entitled to carry on business in such Security Party’s jurisdiction of incorporation or formation.
(d)	Other than the recording of each Mortgage in accordance with the laws of an Approved Flag and such filings as may be required in a Pertinent Jurisdiction in respect of certain of the Finance Documents, and the payment of fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or any other Finance Document that any of them or any document relating thereto be registered, filed recorded or enrolled with any court or authority in any Pertinent Jurisdiction.
(e)	The execution, delivery, filing, registration, recording, performance and enforcement of the Finance Documents by any of the Creditor Parties will not cause such Creditor Party to be deemed to be resident, domiciled or carrying on business in any Pertinent Jurisdiction of any Security Party or subject to taxation under any law or regulation of any governmental authority in any Pertinent Jurisdiction of any Security Party.
(f)	Under the law of each Security Party’s jurisdiction of incorporation or formation, the choice of the law of New York to govern this Agreement and the other Finance Documents to which New York law is applicable is valid and binding.
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(g)	The submission by the Security Parties to the jurisdiction of the New York State courts and the U.S. Federal court sitting in New York County pursuant to Clause 34.2(a) is valid and binding and not subject to revocation, and service of process effected in the manner set forth in Clause 34.2(d) will be effective to confer personal jurisdiction over the Security Parties in such courts.
10.30	Eligible contract participant; Qualified ECP Guarantor. On each Drawdown Date:
(a)	the Guarantor is an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder; and
(b)	each Borrower that owns or will own a Ship on and after such Drawdown Date, acting in its capacity as a Swap Guarantor, is a Qualified ECP Guarantor.
10.31	No other material events or facts. Without prejudice to the generality of Clause 10.12, there are no other material events, circumstances or facts (political, commercial or otherwise), to the best of any Security Party’s knowledge, which may give rise to any loss or claim under any K-Sure Insurance Policy.
10.32	Repetition.
(a)	The representations and warranties set out in this Clause 10 are deemed to be repeated both on the date of each Drawdown Notice and at each Drawdown Date.
(b)	The representations and warranties set out in Clauses 10.1, 10.2, 10.4, 10.5, 10.6, 10.8, 10.9, 10.11, 10.12, 10.13, 10.16(b), 10.18, 10.19, 10.20, 10.22, 10.23, 10.24, 10.25, 10.26, 10.27, 10.28, 10.29, 10.30 and 10.31 are deemed to be repeated on each interest rollover date.
11	GENERAL AFFIRMATIVE AND NEGATIVE COVENANTS
11.1	Affirmative covenants. From the first Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full each of the Borrowers and the Guarantor, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 11.1 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing:
(a)	Performance of obligations. Each Security Party shall duly observe and perform its obligations under each Charter and each Finance Document and Master Agreement to which it is or is to become a party.
(b)	Notification of defaults (etc.). The Borrowers and the Guarantor shall promptly notify the Agent, upon becoming aware of the same, of:
(i)	the occurrence of an Event of Default or of any Potential Event of Default or any other event (including any litigation and/or arbitration) which, if adversely determined, is reasonably likely to materially adversely affect any Security Party’s ability to perform its obligations under a Charter and each Finance Document and Master Agreement to which it is or is to become a party;
(ii)	any Change of Control;
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(iii)	any default by any party to a Charter; and
(iv)	any damage or injury caused by or to a Ship in excess of $5,000,000.
(c)	Confirmation of no default. The Guarantor will, within three (3) Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by an officer of the Guarantor and which states that:
(i)	no Event of Default or Potential Event of Default has occurred; or
(ii)	no Event of Default or Potential Event of Default has occurred and is continuing, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.1(c) from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 33% of the Loan or (if no Advances have been made) Commitments exceeding 33% of the Total Commitments, and this Clause 11.1(c) does not affect the Guarantor or the Borrowers’ respective obligations under Clause 11.1(b).

(d)	Notification of litigation. The Guarantor will provide the Agent with details of any legal or administrative action involving the Borrowers, any other Security Party, the Approved Manager or any Ship, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Guarantor that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document or Master Agreement.
(e)	Provision of further information. The Guarantor will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating to:
(i)	the Guarantor, the Borrowers or any of the Guarantor’s other subsidiaries; or
(ii)	any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Agent, the Security Trustee, K-Sure (acting through the K-Sure Agent), any Lender or any Swap Bank at any time.

(f)	Books of record and account; separate accounts.
(i)	Each of the Guarantor and the Borrowers shall keep separate and proper books of record and account in which full and materially correct entries shall be made of all financial transactions and the assets and business of each of the Guarantor and the Borrowers in accordance with IFRS, and the Agent shall have the right to examine the books and records of each of the Guarantor and the Borrowers wherever the same may be kept from time to time as it sees fit, in its sole reasonable discretion, or to cause an examination to be made by a firm of accountants selected by it, provided that any examination shall be done without undue interference with the day to day business operations of the Guarantor or the Borrowers, as the case may be.
(ii)	Each of the Guarantor and the Borrowers shall keep separate accounts and shall not co-mingle assets with each other or any other person.
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(g)	Financial reports. Whether or not the Guarantor is then subject to Sections 13(a) or 15(d) of the Exchange Act, the Guarantor shall prepare and deliver to the Agent:
(i)	as soon as reasonably practicable and in any event within 120 days after the end of each Fiscal Year, an annual report on Form 20-F (or any successor form) containing the audited consolidated financial and other information required to be contained therein for such Fiscal Year (including a balance sheet and a statement of profit and loss and cash flow for such Fiscal Year);
(ii)	as soon as reasonably practicable and in any event within 60 days after the end of each quarter of each Fiscal Year, quarterly reports on Form 6-K (or any successor form) containing unaudited consolidated financial statements for and as of the end of such fiscal quarter (with comparable financial statements for the corresponding fiscal quarter of the immediately preceding Fiscal Year);
(iii)	a Compliance Certificate together with the quarterly reports that the Guarantor delivers in (ii) above;
(iv)	as soon as reasonably practicable and in any event within 90 days after the end of each Fiscal Year, cash flow projections (including a balance sheet and a statement of profit and loss and cash flow) for the Guarantor and its subsidiaries (on a consolidated basis) for the following three consecutive calendar years; and
(v)	such other financial statements (including without limitation details of all off-balance sheet and time charter hire commitments), annual budgets and projections as may be reasonably requested by the Agent, each to be in such form as the Agent may reasonably request;

provided that the Guarantor will be deemed to have furnished to the Agent such reports and information referred to in (i) and (ii) above if the Guarantor has filed such reports and information with the SEC via the EDGAR system (or any successor system) and such reports and information are publicly available.

(h)	Appraisals of Fair Market Value. The Guarantor shall procure and deliver to the Agent two written appraisal reports setting forth the Fair Market Value of each Ship as follows:

(i)                  at the Borrowers’ expense, (A) for inclusion with each Compliance Certificate required to be delivered together with the second quarterly and the annual financial statements that the Guarantor delivers under Clause 11.1(g)(i), and (B) if an Event of Default or a Potential Event of Default has occurred and is continuing, in which case the Borrowers shall procure it at their expense as often as requested by the Agent (acting on instructions from the Majority Lenders); and

(ii)	at the Lenders’ expense, at all other times upon the request of the Agent (acting on instructions from the Majority Lenders).
(i)	Taxes. Each Security Party shall prepare and timely file all tax returns required to be filed by it and pay and discharge all taxes imposed upon it or in respect of any of its property and assets before the same shall become in default, as well as all lawful claims (including, without limitation, claims for labor, materials and supplies) which, if unpaid, might become a Security Interest upon the Collateral or any part thereof, except in each case, for any such taxes (i) as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (ii) as to which such failure to have paid does not create any risk of sale, forfeiture, loss, confiscation or seizure of a Ship or criminal liability, or (ii) the failure of which to pay or discharge would not be likely to have a material adverse effect on the business, assets or financial condition of the Borrower or any other Security Party or to affect the legality, validity, binding effect or enforceability of the Finance Documents.
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(j)	Consents. Each Security Party shall obtain or cause to be obtained, maintain in full force and effect and comply with the conditions and restrictions (if any) imposed in connection with, every consent and do all other acts and things which may from time to time be necessary or required for the continued due performance of all of its obligations under any Charter and each Finance Document to which it is or is to become a party, and shall deliver a copy of all such consents to the Agent promptly upon its request.
(k)	Compliance with applicable law. Each Security Party shall comply in all material respects with all applicable federal, state, local and foreign laws, ordinances, rules, orders and regulations now in force or hereafter enacted, including, without limitation, all Environmental Laws and regulations relating thereto, the failure to comply with which would be likely to have a Material Adverse Effect or affect the legality, validity, binding effect or enforceability of any Charter and each Finance Document to which it is or is to become a party.
(l)	Existence. Each Security Party shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence in good standing under the laws of its jurisdiction of incorporation or formation.
(m)	Conduct of business.
(i)	The Guarantor shall conduct business only in connection with, or for the purpose of, managing, chartering and operating the Ships and other vessels and directly or indirectly owning the Equity Interests of each of the Borrowers and other vessel owning companies.
(ii)	Each Borrower shall conduct business only in connection with, or for the purpose of, owning , managing, chartering and operating the Ship owned by it.
(iii)	Each Security Party shall conduct business in its own name and observe all corporate and other formalities required by its constitutional documents.
(n)	Properties.
(i)	Except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Security Party shall maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.
(ii)	Each Security Party shall obtain and maintain good and marketable title or the right to use or occupy all real and personal properties and assets (including intellectual property) reasonably required for the conduct of its business.
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(iii)	Each Security Party shall conduct its business and affairs without infringement of or interference with any intellectual property of any other person in any material respect and shall comply in all material respects with the terms of its licenses.

(o)               Loan proceeds. The Borrowers shall use the proceeds of each Advance only to partially finance the acquisition of a Ship pursuant to an Approved Acquisition Contract.

(p)               Intentionally omitted.

(q)               Pollution liability. Each Security Party shall take, or cause to be taken, such actions as may be reasonably required to mitigate potential liability to it arising out of pollution incidents or as may be reasonably required to protect the interests of the Creditor Parties with respect thereto.

(r)	Subordination of loans. Each Security Party shall cause all loans made to it by any Affiliate and all sums and other obligations (financial or otherwise) owed by it to any Affiliate to be unsecured and fully subordinated to all Secured Liabilities on terms acceptable to the Majority Lenders and the K-Sure Agent.
(s)	Asset control. The Guarantor shall to the best of its knowledge and ability ensure that it is not owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Restricted Party and does not own or control a Restricted Party.
(t)	Sanctions.
(i)	Each Borrower and the Guarantor shall ensure that no part of the proceeds of the Loan or other transactions contemplated by this Agreement or any other Finance Document shall, directly or indirectly, be used or otherwise made available:
(A)	to fund any trade, business or other activity involving any Restricted Party;
(B)	for the direct or indirect benefit of any Restricted Party; or
(C)	in any other manner that would reasonably be expected to result in (1) the occurrence of an Event of Default under Clause 20.1(u), or (2) any Security Party (other than the Borrowers or the Guarantor) or any Affiliate of such party or any other person being party to or which benefits from any Finance Document being in breach of any Sanctions (if and to the extent applicable to either of them) or becoming a Restricted Party.
(ii)	Each Borrower and the Guarantor shall ensure that its assets (including, without limitation, each Ship) shall not be used directly or indirectly:
(A)	by or for the direct or indirect benefit of any Restricted Party; or
(B)	in any trade which is prohibited under applicable Sanctions or which could expose any Security Party, any asset subject to a Security Interest under the Finance Documents, any Creditor Party, any other person being party to or which benefits from any Finance Document, any Approved Manager, any operator, crew or insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions.
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(iii)	Each Borrower and the Guarantor shall ensure that the Ships shall not trade to and from Iranian ports or carry or store/warehouse crude oil, petroleum products or petrochemical products or other products subject to Sanctions if they originate in Iran, or are being exported from Iran to any other country.
(u)	Money laundering. Each Borrower and the Guarantor shall to the best of its knowledge and ability comply, and cause each of its subsidiaries to comply, with any applicable law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council) and comparable United States federal and state laws, including without limitation the PATRIOT Act and the Bank Secrecy Act.
(v)	Pension Plans. Promptly upon the institution of a Plan, a Multiemployer Plan or a Foreign Pension Plan by the Guarantor or any Borrower, the Borrowers shall furnish or cause to be furnished to the Agent written notice thereof and, if requested by the Agent or any Lender, a copy of such Plan, Multiemployer Plan or Foreign Pension Plan.
(w)	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of any Security Party under or in connection with any Finance Document shall be true and not misleading and shall not omit any material fact or consideration.
(x)	Shareholder and creditor notices. The Guarantor shall send the Agent, at the same time as they are dispatched, copies of all communications which are dispatched to its (i) shareholders or any class of them or (ii) creditors generally.
(y)	Maintenance of Security Interests. Each of the Borrowers and the Guarantor shall:
(i)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and
(ii)	without limiting the generality of paragraph (i), at its own cost, promptly register, file, record or enroll any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become reasonably necessary for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.
(z)	“Know your customer” checks. If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Effective Date;
(ii)	any change in the status of a Borrower or any other Security Party after the Effective Date; or
(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

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obliges the Agent or any Lender (or, in the case of paragraph (iii), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (iii), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(aa)	NYSE listing. The Guarantor shall maintain its listing on the New York Stock Exchange.
(bb)	Further assurances. From time to time, at its expense, each of the Borrowers and the Guarantor shall duly execute and deliver to the Agent such further documents and assurances as the Majority Lenders or the Agent may reasonably request to effectuate the purposes of this Agreement, the other Finance Documents or obtain the full benefit of any of the Collateral.
(cc)	Ship recycling. Each of the Borrowers and the Guarantor shall ensure that any Ship owned, controlled and/or operated by it, which such relevant Borrower or the Guarantor intends to recycle, is recycled in an environmentally friendly manner.
11.2	Negative covenants. From the Effective Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full each of the Borrowers and the Guarantor, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 11.2 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing:
(a)	Security Interests. None of the Borrowers shall create, assume or permit to exist any Security Interest whatsoever upon any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Security Interests.
(b)	Sale of assets; merger. No Security Party shall sell, transfer or lease (other than in connection with a Charter) all or substantially all of its properties and assets, or enter into any transaction of merger or consolidation or liquidate, windup or dissolve itself (or suffer any liquidation or dissolution) provided that a Borrower may sell the Ship owned by it pursuant to the terms of this Agreement.
(c)	No contracts other than in ordinary course of business. None of the Borrowers or the Guarantor shall enter into any transactions or series of related transactions with third parties other than in the ordinary course of its business.
(d)	Affiliate transactions. None of the Borrowers or the Guarantor shall enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable to such Borrower or the Guarantor as would be obtainable by it at the time in a comparable arm’s-length transaction with a person other than an Affiliate.
(e)	Change of business.

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                        (i)                  The Guarantor shall not change the nature of its business or commence any business other than in connection with, or for the purpose of managing, chartering and operating the Ships and other vessels and directly or indirectly owning the Equity Interests of each of the Borrowers and other subsidiaries.

                         (ii)               None of the Borrowers shall change the nature of its business or commence any business other than in connection with, or for the purpose of, owning, managing, chartering and operating the Ship owned by it.

(f)	Negative pledge. The Guarantor shall not permit any pledge or assignment of a Borrower’s Equity Interests except in favor of the Security Trustee to secure the Secured Liabilities.
(g)	Increases in capital. The Guarantor shall not permit an increase of a Borrower’s capital by way of the issuance of any class or series of Equity Interests or create any new class of Equity Interests that is not subject to a Security Interest to secure the Secured Liabilities.
(h)	Financial Indebtedness; Trade payables.
(i)	None of the Borrowers shall incur any Financial Indebtedness other than in respect of (A) the Loan, (B) the Swap Exposure, (C) Financial Indebtedness existing on the Effective Date which has been disclosed to and approved by the Majority Lenders in writing and (D) subject to Clause 11.1(r), loans made to a Borrower by an Affiliate, parent or subsidiary.
(ii)	None of the Borrowers shall incur unsecured trade credit exceeding $2,500,000 on its Ship at any time.
(i)	Dividends.
(i)	If an Event of Default or a Potential Event of Default has occurred and is continuing, or if an Event of Default or a Potential Event of Default would result therefrom, or if the Guarantor is not in compliance with any of the covenants in Clause 12 hereof or any payment of dividends or any form of distribution or return of capital would result in the Guarantor not being in compliance with any of the covenants in Clause 12, the Guarantor shall not declare or pay any dividends or return any capital to its equity holders or authorize or make any other distribution, payment or delivery of property or cash to its equity holders, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its Equity Interests (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding, or repay any subordinated loans to equity holders or set aside any funds for any of the foregoing purposes.
(ii)	Except as provided in Clause 11.2(i)(i) above, none of the Borrowers will permit any restriction (1) to declare or pay any dividends or return any capital to the Guarantor or authorize or make any other distribution, payment or delivery of property or cash to the Guarantor, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its Equity Interests (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding or to pay any Financial Indebtedness owed to the Guarantor, or (2) to repay and/or make any subordinated loans to the Guarantor or set aside any funds for any of the foregoing purposes, or (3) to transfer any of its assets to the Guarantor.
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(j)	Intentionally omitted.
(k)	Internal charters. None of the Borrowers shall enter into any demise, time or consecutive voyage charter in respect of the Ship owned by it with another Borrower or any Affiliate of the Guarantor as charterer under that charter without the approval of the Majority Lenders, provided that the Borrowers may contribute their respective Ships to pools managed by Affiliates of the Borrowers.
(l)	Loans and investments. None of the Borrowers or the Guarantor shall make any loan or advance to, make any investment in, or enter into any working capital maintenance or similar agreement with respect to any person, whether by acquisition of Equity Interests or indebtedness, by loan, guarantee or otherwise, except that in case of the Guarantor, the Guarantor may undertake a transaction described above if (i) after giving effect to any such transaction, the Guarantor will be in compliance with the financial covenants set out in Clause 12 and (ii) no Event of Default exists at the time of such transaction or would result therefrom.
(m)	Acquisition of capital assets. None of the Borrowers shall acquire any capital assets (including any vessel other than a Ship) by purchase, charter or otherwise, provided that for the avoidance of doubt nothing in this Clause 11.2(m) shall prevent or be deemed to prevent ordinary upgrades or maintenance works being made to a Ship.
(n)	Sale and leaseback. None of the Borrowers shall enter into any arrangements, directly or indirectly, with any person whereby it shall sell or transfer any of its property, whether real or personal, whether now owned or hereafter acquired, if it, at the time of such sale or disposition, intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.
(o)	Changes to Fiscal Year and accounting policies. None of the Guarantor or the Borrowers shall change its Fiscal Year or make or permit any change in accounting policies affecting (i) the presentation of financial statements or (ii) reporting practices, except in either case in accordance with IFRS or pursuant to the requirements of applicable laws or regulations.
(p)	Jurisdiction of incorporation or formation; Amendment of constitutional documents. None of the Borrowers or the Guarantor shall change the jurisdiction of its incorporation or formation. None of the Borrowers shall amend its constitutional documents. The Guarantor shall not amend its constitutional documents in any manner that would adversely affect its obligations under this Agreement or any Finance Document to which it is a party.
(q)	Sale of Ship. No Borrower shall consummate the sale of its Ship without paying or causing to be paid all amounts due and owing under this Agreement and the other Finance Documents in respect of the relevant Advance which has been used to finance that Ship prior to or simultaneously with the consummation of such sale.
(r)	Change of location. None of the Guarantor or the Borrowers shall change the location of its chief executive office or the office where its corporate records are kept or open any new office for the conduct of its business on less than thirty (30) days prior written notice to the Agent.
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(s)	Financial Support. None of the Borrowers shall procure any financial support (including contingent support) other than:
(i)	financial support incurred pursuant to this Agreement or Financial Indebtedness permitted under Clause 11.2(h);
(ii)	existing financial support which is outstanding on the Effective Date and has been disclosed to the Agent in writing; or
(iii)	financial support approved in writing by the Majority Lenders.
(t)	Change of place of business. None of the Borrowers or the Guarantor shall change the location of the place of business where it or any other Security Party conducts its affairs and keeps its records.
12	FINANCIAL COVENANTS
12.1	General. From the Effective Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full the Guarantor undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 12 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing.
12.2	Maximum leverage. The Guarantor shall maintain a ratio of Net Debt to Consolidated Total Capitalization of not more than 0.60 to 1.00, to be tested on the last day of each fiscal quarter.
12.3	Minimum Consolidated Tangible Net Worth. The Guarantor shall maintain a Consolidated Tangible Net Worth of not less than $677,286,768 plus:
(a)	25% of the Guarantor’s cumulative, positive consolidated net income for each fiscal quarter commencing on or after October 1, 2013; and
(b)	50% of the value of the Equity Proceeds realized from any issuance of Equity Interests in the Guarantor occurring on or after October 1, 2013.
12.4	Minimum interest coverage. The Guarantor shall maintain a ratio of Consolidated EBITDA to Consolidated Net Interest Expense equal to or greater than 2.50 to 1.00. Such ratio shall be calculated quarterly on a trailing four quarter basis.
12.5	Minimum liquidity. The Guarantor shall maintain Consolidated Liquidity, including all amounts on deposit with any bank, of not less than (a) $25,000,000 or (b) 5% of Consolidated Funded Debt (the “Minimum Liquidity”), whichever is greater, provided that 50% of the Minimum Liquidity shall at all times consist of cash.
12.6	Material changes in IFRS requirements. If, at any time after the Effective Date, the IFRS requirements materially change so as to impact the financial covenants set out in Clauses 12.2, 12.3, 12.4 and 12.5, the Borrowers shall notify the Agent and the Lenders and, if agreed between the Borrowers and the Lenders, this Agreement shall be amended and/or supplemented to reflect these changes.
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13	MARINE INSURANCE COVENANTS
13.1	General. From the first Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, each of the Borrowers and the Guarantor, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 13 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing.
13.2	Maintenance of obligatory insurances. Each Borrower shall keep or cause to keep the Ship owned by it insured at its expense against:
(a)	fire and usual marine risks (including hull and machinery, hull interest, freight interest and excess risks);
(b)	war risks;
(c)	protection and indemnity risks; and
(d)	any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for that Borrower to insure and which are specified by the Security Trustee by notice to that Borrower.
13.3	Terms of obligatory insurances. Each Borrower shall affect such insurances in respect of the Ship owned by it:
(a)	in Dollars;
(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of:
(i)	120% of the outstanding principal amount of the Advance in respect of that Ship; and
(ii)	the Fair Market Value of the Ship owned by it;

provided that, not less than 80% of the Fair Market Value shall be on a hull and machinery basis, while the remaining part of the insured value may be taken out by way of hull and freight interest insurance cover.

(c)	in the case of oil pollution liability risks and protection and indemnity war risks (in excess of the amount for war risk hull), in each case for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market (in the case of oil pollution liability risks, currently U.S.$ 1,000,000,000);
(d)	in relation to protection and indemnity risks in respect of the full tonnage of the Ship owned by it;
(e)	on approved terms; and
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(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations that are members of the International Group of P&I Clubs.
13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, each Borrower shall procure that the obligatory insurances affected by it shall:
(a)	subject always to paragraph (b), name that Borrower as the sole named assured unless the interest of every other named assured is limited:
(i)	in respect of any obligatory insurances for hull and machinery and war risks;
(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and
(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and
(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;
and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between that Borrower and every other named assured in proportion to the aggregate claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;
(b)	whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;
(c)	name the Security Trustee as first priority mortgagee and loss payee with such directions for payment as the Security Trustee may specify;
(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;
(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and
(f)	provide that the Security Trustee may make proof of loss if that Borrower fails to do so.
13.5	Renewal of obligatory insurances. Each Borrower shall:
(a)	at least 14 days before the expiry of any obligatory insurance:
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(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and
(ii)	obtain the Security Trustee’s approval to the matters referred to in paragraph (i);
(b)	at least 7 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and
(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.
13.6	Copies of policies; letters of undertaking. Each Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to affect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:
(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment in accordance with the requirements of the Insurance Assignment for that Borrower’s Ship;
(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;
(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances or if they cease to act as brokers;
(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and
(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.
13.7	Copies of certificates of entry. Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Security Trustee with:
(a)	a certified copy of the certificate of entry for that Ship;
(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee;
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(c)	where required to be issued under the terms of insurance/indemnity provided by the protection and indemnity association, but only if and when so requested by the Agent, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by the relevant Security Party in relation to that Ship in accordance with the requirements of such protection and indemnity association; and
(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.
13.8	Deposit of original policies. Each Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.
13.9	Payment of premiums. Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.
13.10	Guarantees. Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.
13.11	Compliance with terms of insurances. No Borrower shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:
(a)	each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;
(b)	no Borrower shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;
(c)	each Borrower shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and
(d)	no Borrower shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.
13.12	Alteration to terms of insurances. No Borrower shall either make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.
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13.13	Settlement of claims. No Borrower shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and each Borrower shall do all things necessary and provide all documents, evidence and information (including, without limitation, a written confirmation from the relevant insurers, to be issued within 120 days after the Total Loss Date, that the claim in respect of the Total Loss has been accepted in full by such insurers) to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.
13.14	Provision of copies of communications. Each Borrower shall provide the Security Trustee, at the time of each such communication, copies of all material written communications between that Borrower and:
(a)	the approved brokers;
(b)	the approved protection and indemnity and/or war risks associations; and
(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:
(i)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and
(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.
13.15	Provision of information. In addition, each Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) reasonably requests for the purpose of:
(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or
(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 or dealing with or considering any matters relating to any such insurances;

and that Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.16	Mortgagee’s interest, additional perils and political risk insurances. The Security Trustee shall be entitled from time to time to effect, maintain and renew (i) mortgagee’s interest marine insurance, (ii) mortgagee’s interest additional perils insurance and/or (iii) mortgagee’s political risks/rights insurance, in each case, in such amounts (not to exceed 120% of the Loan), on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider necessary and the Borrowers and the Guarantor, jointly and severally, shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.
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13.17	Review of insurance requirements. The Security Trustee may and, on instruction of the Majority Lenders, shall review, at the expense of the Borrowers, the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the Effective Date which are, in the opinion of the Agent or the Majority Lenders significant and capable of affecting the relevant Security Party or a Ship and its insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the relevant Security Party may be subject).
13.18	Modification of insurance requirements. The Security Trustee shall notify the Borrowers and the Guarantor of any proposed modification under Clause 13.17 to the requirements of this Clause 13 which the Security Trustee may or, on instruction of the Majority Lenders, shall reasonably consider appropriate in the circumstances and such modification shall take effect on and from the date it is notified in writing to the Borrowers and the Guarantor as an amendment to this Clause 13 and shall bind the Borrowers and the Guarantor accordingly.
13.19	Compliance with instructions. The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the relevant Security Party implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.18.
14	SHIP COVENANTS
14.1	General. From the first Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, each of the Borrowers and the Guarantor, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 14 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing.
14.2	Ship’s name and registration. Each Borrower shall:
(a)	keep the Ship owned by it registered in its name under the law of an Approved Flag;
(b)	not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperiled; and
(c)	not change the name or port of registry on which such Ship was registered when it became subject to a Mortgage.
14.3	Repair and classification. Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:
(a)	consistent with first-class ship ownership and management practice;
(b)	so as to maintain the highest class for that Ship with the Classification Society, free of overdue recommendations and conditions affecting that Ship’s class; and
(c)	so as to comply with all laws and regulations applicable to vessels registered under the law of the Approved Flag on which that Ship is registered or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.
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14.4	Classification Society instructions. Each Borrower shall instruct the Classification Society referred to in Clause 14.3(b)
(a)	to send to the Security Trustee, following receipt of a written request from the Security Trustee, copies of all original class records held by the Classification Society in relation to that Borrower’s Ship;
(b)	to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Borrower and the Ship owned by it either (i) electronically (through the Classification Society directly or by way of indirect access via the relevant Borrower’s account manager and designating the Security Trustee as a user or administrator of the system under its account) or (ii) in person at the offices of the Classification Society, and to take copies of them electronically or otherwise;
(c)	to notify the Security Trustee immediately in writing if the Classification Society:
(i)	receives notification from that Borrower or any other person that that Ship’s Classification Society is to be changed; or
(ii)	becomes aware of any facts or matters which may result in or have resulted in a condition of class or a recommendation (in each case affecting class), or a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of that Borrower’s or that Ship’s membership of the Classification Society;
(d)	following receipt of a written request from the Security Trustee:
(i)	to confirm that that Borrower is not in default of any of its contractual obligations or liabilities to the Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Classification Society; or
(ii)	if that Borrower is in default of any of its contractual obligations or liabilities to the Classification Society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Classification Society.
14.5	Modification. No Borrower shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on that Ship which would or is reasonably likely to materially negatively alter the structure, type or performance characteristics of that Ship or materially reduce its value.
14.6	Removal of parts. No Borrower shall remove any material part of the Ship owned by it, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favor of any person other than the Security Trustee and becomes on installation on that Ship, the property of that Borrower and subject to the security constituted by a Mortgage , provided that a Borrower may install and remove equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.
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14.7	Surveys. Each Borrower, at its sole expense, shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee, provide the Security Trustee, at that Borrower’s sole expense, with copies of all survey reports.
14.8	Inspection. Each Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose at the cost of the Borrowers and the Guarantor) to board the Ship owned by it at all reasonable times (but before the occurrence and during the continuance of an Event of Default not more than once per year) to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections. The Security Trustee shall use reasonable efforts to ensure that the operation of that Ship is not adversely affected as a result of such inspections.
14.9	Prevention of and release from arrest. Each Borrower shall promptly discharge:
(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;
(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and
(c)	all other accounts payable whatsoever in respect of the Ship owned by it, the Earnings or the Insurances,

and, forthwith upon (and in any event not more than 60 days after) receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc. Each Borrower shall:
(a)	comply, or procure compliance with, all laws or regulations:
(i)	relating to its business generally; and
(ii)	relating to the ownership, employment, operation and management of the Ship owned by it,

including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions;

(b)	without prejudice to the generality of paragraph (a) above, not employ the Ship owned by it nor allow its employment in any manner contrary to any laws or regulations, including but not limited to the ISM Code, the ISPS Code; all Environmental Laws and all Sanctions; and
(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by that Ship’s war risks insurers unless the prior written consent of both the Security Trustee (after consultation with its insurance advisors) and the K-Sure Agent has been given and that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.
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14.11	Provision of information. Each Borrower shall promptly provide the Security Trustee with any information which it and/or the K-Sure Agent requests regarding:
(a)	the Ship owned by it, its employment, position and engagements;
(b)	the Earnings and payments and amounts due to that Ship’s master and crew;
(c)	any material expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made in respect of that Ship;
(d)	any towages and salvages; and
(e)	that Borrower’s, the Approved Manager’s and that Ship’s compliance with the ISM Code and the ISPS Code,

and, upon the Security Trustee’s request, provide copies of any current charter and charter guarantee relating to that Ship and copies of that Borrower’s or the Approved Manager’s Document of Compliance.

14.12	Notification of certain events. Each Borrower shall immediately notify the Security Trustee by fax or Email, confirmed forthwith by letter, of:
(a)	any casualty which is or is likely to be or to become a Major Casualty;
(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)	any requirement or condition made by any insurer or classification society or by any competent authority which is not immediately complied with in accordance with its terms;
(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any Security Interest on that Ship or the Earnings or any requisition of that Ship for hire;
(e)	any intended dry docking of the Ship owned by it;
(f)	any material Environmental Claim made against that Borrower or in connection with the Ship owned by it, or any material Environmental Incident;
(g)	any legal or administrative action taken by any Sanctions Authority against or affecting any Security Party or any Ship;
(h)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, the Approved Manager or otherwise in connection with the Ship owned by it which may result in the withdrawal of the Safety Management Certificate, the Document of Compliance or the ISSC applicable to that Ship, the relevant Borrower or, as the case may be, the Approved Manager; or
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(i)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;

and that Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc. No Borrower shall:
(a)	let the Ship owned by it on demise charter for any period;
(b)	other than as disclosed to the Agent, enter into any time or consecutive voyage charter in respect of that Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;
(c)	enter into any charter in relation to that Ship under which more than two (2) months’ hire (or the equivalent) is payable in advance;
(d)	charter that Ship otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;
(e)	appoint a manager of that Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Management Agreement;
(f)	de-activate or lay up that Ship;
(g)	change the Classification Society; or
(h)	put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any Security Interest on that Ship or the Earnings for the cost of such work or for any other reason.
14.14	Copies of Charters; Charter Assignment; Earnings Assignment. Provided that all approvals necessary under Clause 14.13 have been previously obtained, each Borrower shall:
(a)	furnish promptly to the Agent a true and complete copy of any Charter for the Ship owned by it, all other documents related thereto and a true and complete copy of each material amendment or other modification thereof;
(b)	in respect of any such Charter, execute and deliver to the Agent a Charter Assignment and use reasonable commercial efforts to cause the charterer to execute and deliver to the Security Trustee a consent and acknowledgement to such Charter Assignment in the form required thereby; and
(c)	in respect of any contract for the employment of that Ship for a term which is or which by virtue of any optional extensions therein contained would be reasonably likely to be of less than 12 months duration, execute and deliver to the Agent an Earnings Assignment.
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14.15	Notice of Mortgage. Each Borrower shall keep the Mortgage registered against the Ship owned by it as a valid first priority or preferred mortgage, carry on board that Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that such Ship is mortgaged by that Borrower to the Security Trustee.
14.16	Sharing of Earnings. No Borrower shall enter into any agreement or arrangement for the sharing of any Earnings.
14.17	ISPS Code. Each Borrower shall comply with the ISPS Code and in particular, without limitation, shall:
(a)	procure that the Ship owned by it and the company responsible for that Ship’s compliance with the ISPS Code comply with the ISPS Code; and
(b)	maintain for that Ship an ISSC; and
(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.
15	COLLATERAL MAINTENANCE RATIO
15.1	General. From the first Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, each Borrower and the Guarantor undertake with each Creditor Party to comply with the following provisions of this Clause 15 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing.
15.2	Collateral Maintenance Ratio. If, at any time, the Agent notifies the Guarantor that:
(a)	the aggregate Fair Market Value of the Ships; plus
(b)	the net realizable value of any additional Collateral previously provided under this Clause 15,

is below 135 percent of the Loan (such ratio being the “Collateral Maintenance Ratio”), the Agent (acting upon the instruction of the Majority Lenders) shall have the right to require the Borrowers to comply with the requirements of Clause 15.3.

15.3	Provision of additional Collateral; prepayment. If the Agent serves a notice under Clause 15.2, the Borrowers shall prepay such part (at least) of the Loan as will in the aggregate eliminate the shortfall on or before the date falling one (1) month after the date on which the Agent’s notice is served under Clause 15.2 (the “Prepayment Date”) unless at least one (1) Business Day before the Prepayment Date it has provided, or ensured that a third party has provided, additional Collateral which, in the opinion of the Majority Lenders, has a net realizable value at least equal to the shortfall and which has been documented in such terms as the Agent may, with the authorization of the Majority Lenders, approve or require (including, without limitation, favorable legal opinions from lawyers appointed by the Agent in form and substance satisfactory to the Agent and the Majority Lenders).
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15.4	Suitability of additional Collateral. Any additional Collateral proposed under Clause 15.3 shall be reasonably satisfactory to the Majority Lenders and the K-Sure Agent, it being understood and agreed that cash comprised of Dollars shall be deemed satisfactory by the Majority Lenders.
15.5	Value of additional vessel Collateral. The net realizable value of any additional Collateral which is provided under Clause 15.3 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the definition of Fair Market Value.
15.6	Valuations binding. Any valuation under Clause 15.3 or 15.5 shall be binding and conclusive as regards the Borrowers and the Guarantor, as shall be any valuation which the Majority Lenders make of any additional Collateral which does not consist of or include a vessel.
15.7	Provision of information. The Borrowers shall promptly provide the Agent and any Approved Broker or other expert acting under Clause 15.5 with any information which the Agent or the Approved Broker or other expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.
15.8	Payment of valuation expenses. Without prejudice to the generality of the Borrowers’ obligations under Clauses 21.2, 21.3 and 22.3, the Borrowers shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or other expert instructed by the Agent under this Clause 15 and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause 15.
15.9	Application of prepayment. Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.3.
16	guaranteeS
16.1	Guarantee and indemnity. In order to induce the Lenders to make the Loan to the Borrowers, and to induce the Swap Banks to enter into Designated Transactions with the Guarantor:
(a)	the Guarantor irrevocably and unconditionally:
(i)	guarantees, as a primary obligor and not merely as a surety, to each Creditor Party, the punctual payment and performance by the Borrowers when due, whether at stated maturity, by acceleration or otherwise, of all Secured Liabilities of the Borrowers, whether for principal, interest, fees, expenses or otherwise (collectively, the “Guaranteed Obligations”).
(ii)	undertakes with each Creditor Party that whenever the Borrowers do not pay any Guaranteed Obligation when due, the Guarantor shall immediately on demand pay that Guaranteed Obligation as if it were the primary obligor; and
(iii)	indemnifies each Creditor Party immediately on demand against any cost, loss or liability suffered or incurred by that Creditor Party (A) if any Guaranteed Obligation is or becomes unenforceable, invalid or illegal or (B) by operation of law as a consequence of the transactions contemplated by the Finance Documents. The amount of the cost, loss or liability shall be equal to the amount which that Creditor Party would otherwise have been entitled to recover; and
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(b)	each Swap Guarantor irrevocably and unconditionally jointly and severally:
(i)	guarantees, as a primary obligor and not merely as a surety, to each Swap Bank, the punctual payment and performance by the Guarantor when due of its obligations under any Master Agreement (the “Guaranteed Swap Obligations”). Notwithstanding the foregoing, “Guaranteed Swap Obligations”, with respect to any Swap Guarantor, shall not include any Excluded Swap Obligations of such Swap Guarantor;
(ii)	undertakes with each Swap Bank that whenever the Guarantor does not pay or perform any Guaranteed Swap Obligations when due, the Swap Guarantors shall immediately on demand pay that Guaranteed Swap Obligation as if it were the primary obligor; and
(iii)	indemnifies each Swap Bank immediately on demand against any cost, loss or liability suffered or incurred by that Swap Bank (A) if any Guaranteed Swap Obligation is or becomes unenforceable, invalid or illegal or (B) by operation of law as a consequence of the transactions contemplated by the Master Agreements. The amount of the cost, loss or liability shall be equal to the amount which that Swap Bank would otherwise have been entitled to recover.
16.2	Continuing guarantees. Each guarantee made in Clause 16.1:
(a)	is a continuing guarantee;
(b)	constitutes a guarantee of punctual performance and payment and not merely of collection;
(c)	is joint and several with any other guarantee given in respect of the Guaranteed Obligations or the Guaranteed Swap Obligations, as the case may be, and shall not in any way be prejudiced by any other guarantee or security now or subsequently held by any Creditor Party in respect of the Guaranteed Obligations or by any Swap Bank in respect of the Guaranteed Swap Obligations, as the case may be;
(d)	shall remain in full force and effect until the later of the termination of the Total Commitments and the payment and performance in full of the Guaranteed Obligations, the Guaranteed Swap Obligations and all other amounts payable hereunder regardless of any intermediate payment or discharge in whole or in part; and
(e)	shall be binding upon the Guarantor (in respect of the Guaranteed Obligations), the Swap Guarantors (in respect of the Guaranteed Swap Obligations), their respective successors and permitted assigns.
16.3	Performance of Guaranteed Obligations and Guaranteed Swap Obligations; obligations pari passu.
(a)	Each of the Guarantor and the Swap Guarantors agrees that the Guaranteed Obligations and the Guaranteed Swap Obligations, as the case may be, shall be performed and paid strictly in accordance with the terms of the relevant Finance Document or Master Agreement, as the case may be, regardless of any law or regulation or order of any court:
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(i)	affecting (A) any term of such Finance Document or Master Agreement or the rights of any of the Creditor Parties with respect thereto or (B) the Borrowers’ or, as the case may be, the Guarantor’s ability or obligation to make or render, or right of any Creditor Party to receive, any payments or performance due thereunder; or
(ii)	which might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrowers or, as the case may be, the Guarantor.
(b)	The obligations of the Guarantor under its guarantee shall rank pari passu with all other unsecured obligations of such Guarantor.
(c)	The obligations of each of the Swap Guarantors under this guarantee shall rank pari passu with all other unsecured obligations of such Swap Guarantor.
16.4	Reinstatement. If any payment of any of the Guaranteed Obligations or the Guaranteed Swap Obligations is rescinded, discharged, avoided or reduced or must otherwise be returned by a Creditor Party or any other person upon the insolvency, bankruptcy or reorganization of any Borrower or any other Security Party or otherwise:
(a)	each of the guarantees under this Clause 16 shall continue to be effective or be reinstated, and the liability of the Guarantor (in respect of the Guaranteed Obligations) and of each of the Swap Guarantors (in respect of the Guaranteed Swap Obligations) hereunder shall continue or be reinstated, as the case may be, as if the payment, discharge, avoidance or reduction had not occurred; and
(b)	each Creditor Party shall be entitled to recover the value or amount of that payment from the Guarantor (in respect of the Guaranteed Obligations) or from each Swap Guarantor (in respect of the Guaranteed Swap Obligations), as the case may be, as if the payment, discharge, avoidance or reduction had not occurred.
16.5	Liability absolute and unconditional. The obligations of the Guarantor (in respect of the Guaranteed Obligations) and of each of the Swap Guarantors (in respect of the Guaranteed Swap Obligations) under this Clause 16 shall be irrevocable, absolute and unconditional and shall not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of their respective obligations under this Clause 16, and the Guarantor and each Swap Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
(a)	any time, waiver or consent granted to, or composition with, any Security Party or other person;
(b)	the release of any other Security Party or any other person under the terms of any composition or arrangement with any creditor of any Security Party;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Security Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;
(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the corporate or company structure or status of a Security Party or any other person (including without limitation any change in the holding of such Security Party’s or other person’s Equity Interests);
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(e)	any amendment to or replacement of a Finance Document, a Master Agreement or any other document or security;
(f)	any unenforceability, illegality or invalidity of any obligation of any Security Party or any other person under any Finance Document, any Master Agreement or any other document or security;
(g)	any bankruptcy, insolvency or similar proceedings; or
(h)	any other circumstance whatsoever that might otherwise constitute a defense available to, or a legal or equitable discharge of, any Security Party.
16.6	Waiver of promptness, etc. The Guarantor and each Swap Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and the Guaranteed Swap Obligations and each guarantee under this Clause 16 and any requirement that a Creditor Party protect, secure, perfect or insure any Security Interest or any property subject thereto or exhaust any right or take any action against any Security Party or any other person or entity or any Collateral.
16.7	Waiver of revocation, etc. The Guarantor and each Swap Guarantor hereby unconditionally and irrevocably waives any right to revoke this guarantee.
16.8	Waiver of certain defenses. The Guarantor and each Swap Guarantor hereby unconditionally and irrevocably waives:
(a)	any defense arising by reason of any claim or defense based upon an election of remedies by a Creditor Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or such Swap Guarantor or other rights of the Guarantor or such Swap Guarantor to proceed against any of the other Security Parties, any other guarantor or any other person or entity or any Collateral; and
(b)	any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Guarantor or such Swap Guarantor hereunder.
16.9	Waiver of disclosure, etc. The Guarantor and each Swap Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Creditor Party to disclose to the Guarantor or such Swap Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower, any other Security Party or any of their respective subsidiaries now or hereafter known by any Creditor Party.
16.10	Immediate recourse. The Guarantor and each Swap Guarantor waives any right it may have of first requiring any Creditor Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor or, as the case may be, that Swap Guarantor under this Clause 16. This waiver applies irrespective of any law or any provision of a Finance Document or Master Agreement to the contrary.
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16.11	Acknowledgment of benefits. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Finance Documents and that the waivers set forth in this Clause 16 are knowingly made in contemplation of such benefits.
16.12	Independent obligations.
(a)	The obligations of the Guarantor under or in respect of its guarantee are independent of the Guaranteed Obligations or any other obligations of the Borrowers or any other Security Party under or in respect of the Finance Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce its guarantee irrespective of whether any action is brought against any Borrower or any other Security Party or whether any Borrower or any other Security Party is joined in any such action or actions; and
(b)	The obligations of each of the Swap Guarantors under or in respect of their guarantee are independent of the Guaranteed Swap Obligations or any other obligations of the Guarantor or any other Security Party under or in respect of the Master Agreements, and a separate action or actions may be brought and prosecuted against each Swap Guarantor to enforce such guarantee irrespective of whether any action is brought against the Guarantor or any other Security Party or whether the Guarantor or any other Security Party is joined in any such action or actions.
16.13	Deferral of rights. Until each of the Guaranteed Obligations and the Guaranteed Swap Obligations have been irrevocably paid and performed in full and unless the Agent otherwise directs, none of the Guarantor or the Swap Guarantors shall exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
(a)	to be indemnified by another Security Party;
(b)	to claim any contribution from any other guarantor of any Security Party’s obligations under the Finance Documents; and/or
(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Creditor Parties under the Finance Documents, the Master Agreements or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents or the Master Agreements by any Creditor Party.
16.14	Limitation of liability. Each of the Guarantor, the Swap Guarantors and the Creditor Parties hereby confirms that it is its intention that the Guaranteed Obligations (in the case of the Guarantor) and the Guaranteed Swap Obligations (in the case of each Swap Guarantor) do not constitute a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar law. To effectuate the foregoing intention, each of the Guarantor, the Swap Guarantors and the Creditor Parties hereby irrevocably agrees that the Guaranteed Obligations guaranteed by the Guarantor and the Guaranteed Swap Obligations guaranteed by the Swap Guarantors shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of the Guarantor or such Swap Guarantor (as the case may be) that are relevant under such laws, and in the case of the Swap Guarantors after giving effect to any rights of contribution among such Swap Guarantor and the other Swap Guarantors, result in the Guaranteed Obligations of the Guarantor or in the Guaranteed Swap Obligations of such Swap Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.
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16.15	Reliance of Creditor Parties. Each of the Creditor Parties has entered into this Agreement in reliance upon, among other things, this guarantee.
16.16	Release of a Swap Guarantor and of Swap Guarantors’ right of contribution. Upon the sale of its Ship in accordance with the terms of this Agreement, a Swap Guarantor shall be released as a guarantor hereunder and in respect of its obligations under the other Finance Documents to which it is a party. Provided that no Event of Default has occurred and is continuing, or would result therefrom, and that no payment is then due from that Swap Guarantor under any of the Finance Documents to which it is a party, upon the written approval of the Agent (acting with the consent of the Majority Lenders, such consent not to be unreasonably withheld or delayed), such Swap Guarantor shall be deemed a retiring guarantor (in such capacity, a “Retiring Swap Guarantor”) and shall cease to be a Swap Guarantor hereunder and released from its obligations hereunder and under the other Finance Documents, and on the date such Retiring Swap Guarantor ceases to be a Swap Guarantor:
(a)	that Retiring Swap Guarantor is released by each other Swap Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Swap Guarantor arising by reason of the performance by any other Swap Guarantor of its obligations under the Finance Documents; and
(b)	each other Swap Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Creditor Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Swap Guarantor.
16.17	Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Swap Guarantor to honor all of its obligations under this guarantee in respect of Swap Obligations (provided that each Qualified ECP Guarantor shall be liable under this Clause 16.17 only for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Clause 16.17, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Clause 16.17 shall remain in full force and effect until such Qualified ECP Guarantor is released pursuant to Clause 16.16. Each Qualified ECP Guarantor intends that this Clause 16.17 constitute, and this Clause 16.17 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Swap Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
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17	PAYMENTS AND CALCULATIONS
17.1	Currency and method of payments. All payments to be made by the Lenders or by the Security Parties under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:
(a)	by not later than 12:00 p.m. (New York City time) on the due date;
(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);
(c)	in the case of an amount payable by a Lender to the Agent or by another Security Party to the Agent or any Lender, to the account of the Agent at

Bank Name:	Bank of New York, N.Y. (SWIFT CODE) IRVTUS3N
ABA No:	021 000 018
Account Name:	DNB Bank ASA, New York (SWIFT CODE) DNBAUS33
Account No:	802 600 1499
FFC Account Name:	Scorpio Tankers
FFC Account No:	22248999
Attention:	CSD Loans
Reference:	Scorpio Tankers,

or to such other account with such other bank as the Agent may from time to time notify to the Borrowers, the other Security Parties and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.
17.2	Payment on non-Business Day. If any payment by a Security Party under a Finance Document would otherwise fall due on a day which is not a Business Day:
(a)	the due date shall be extended to the next succeeding Business Day; or
(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

17.3	Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.
17.4	Distribution of payments to Creditor Parties. Subject to Clauses 17.5, 17.6 and 17.7:
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(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, a Swap Counterparty or the Security Trustee shall be made available by the Agent to that Lender, that Swap Counterparty or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender and the Swap Counterparty or the Security Trustee may have notified to the Agent not less than five (5) Business Days previously; and
(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Counterparties generally shall be distributed by the Agent to each Lender and each Swap Counterparty, as applicable, pro rata to the amount in that category which is due to it.
17.5	Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or a Swap Counterparty, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or that Swap Counterparty under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or that Swap Counterparty to pay on demand.
17.6	Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrowers or any Lender or any Swap Counterparty any sum which the Agent is expecting to receive for remittance or distribution to the Borrowers or that Lender or that Swap Counterparty until the Agent has satisfied itself that it has received that sum.
17.7	Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrowers or a Lender or a Swap Counterparty, without first having received that sum, the Borrowers or (as the case may be) the Lender or the Swap Counterparty concerned shall, on demand:
(a)	refund the sum in full to the Agent; and
(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.
17.8	Agent may assume receipt. Clause 17.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.
17.9	Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers and each other Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any other Security Party.
17.10	Agent’s memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrowers and each other Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any other Security Party.
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17.11	Accounts prima facie evidence. If any accounts maintained under Clauses 17.9 and 17.10 show an amount to be owing by the Borrowers or any other Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.
18	APPLICATION OF RECEIPTS
18.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:
(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents and the Master Agreements in the following order and proportions:
(i)	first, in or towards satisfaction of all amounts then due and payable to the Agent and the Security Trustee;
(ii)	second, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties or K-Sure under the Finance Documents other than those amounts referred to at paragraphs (iii), (iv), (v) and (vi) (including, but without limitation, all amounts payable by any Security Party under Clauses 21, 22 and 23 of this Agreement or by the Borrowers or any other Security Party under any corresponding or similar provision in any other Finance Document);
(iii)	third, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents;
(iv)	fourth, in or towards satisfaction pro rata of any and all amounts of principal payable to the Lenders under this Agreement;
(v)	fifth, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to each Swap Counterparty (and, for this purpose, the expression “interest” shall include any net amount which the Guarantor shall have become liable to pay or deliver under section 9(h) (Interest and Compensation) of any Master Agreement but shall have failed to pay or deliver to the relevant Swap Counterparty at the time of application or distribution under this Clause 18); and
(vi)	sixth, in or towards satisfaction of the Swap Exposure of each Swap Counterparty (calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder); and
(b)	SECOND: if an Event of Default has occurred and is continuing, in retention of an amount equal to any amount not then due and payable under any Finance Document or any Master Agreement but which the Agent, by notice to the Borrowers, the other Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 18.1(a); and
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(c)	THIRD: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

Notwithstanding the foregoing, no amount received from a Swap Guarantor in respect of its Guaranteed Swap Obligations shall be applied to any Excluded Swap Obligations.

18.2	Variation of order of application.
(a)	The Agent may, with the authorization of K-Sure, the Majority Lenders and the Swap Counterparties, by notice to the Borrowers, the other Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clauses 18.1(a)(ii) through (vi) either as regards a specified sum or sums or as regards sums in a specified category or categories (save that any variation which results in any of the sums referred to in Clauses 18.1(a)(v) and 18.1(a)(vi) ranking prior to any of the sums referred to in Clauses 18.1(a)(ii), 18.1(a)(iii) and 18.1(a)(iv) shall require instead the authorization of all Lenders and K-Sure).
(b)	Following an Event of Default and where the Agent has confirmed to the Borrowers that the K-Sure Lenders have received in full the amount payable under each K-Sure Insurance Policy, the parties acknowledge that K-Sure may vary the order of application set out in Clause 18.1 in respect of sums payable to it only, in accordance with the terms of the relevant K-Sure Insurance Policy and each party to this Agreement agrees that it is bound by any such varied order of payment.
18.3	Notice of variation of order of application. The Agent may give notices under Clause 18.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.
18.4	Appropriation rights overridden. This Clause 18 and any notice which the Agent gives under Clause 18.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrowers or any other Security Party.
18.5	Application of insurance proceeds under K-Sure Insurance Policy. Notwithstanding the foregoing provisions of this Clause 18:
(a)	if any K-Sure Lender receives any insurance proceeds under a K-Sure Insurance Policy other than from the Agent or the K-Sure Agent, it shall pay such moneys to the Agent;
(b)	notwithstanding the provisions of Clause 18.1, any insurance proceeds received by any K-Sure Lender under a K-Sure Insurance Policy other than from the Agent shall be applied by the Agent only in accordance with the provisions of paragraphs (a) and (b) of Clause 18.1 as the case may be, in favour of the K-Sure Lenders, and, for the avoidance of doubt, no such insurance proceeds shall in any circumstances be available to the Borrowers or any other Security Party;
(c)	any unpaid K-Sure Premium and any unpaid fees, costs and expenses of K-Sure shall constitute amounts then due and payable in respect of the K-Sure Tranche under the Finance Documents (and any of them) for the purposes of the amounts then due and payable in respect of paragraphs (a) and (b) of Clause 18.1 as the case may be.
18.6	Payments in excess of Contribution.
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(a)	If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, counterclaim or otherwise) in excess of its Contribution, such Lender shall forthwith purchase from the other Lenders such participation in their respective Contributions as shall be necessary to share the excess payment ratably with each of them, provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.
(b)	The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Clause 18.6 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.
(c)	Notwithstanding paragraphs (a) and (b) of this Clause 18.6, any Lender which shall have commenced or joined (as a plaintiff) in an action or proceeding in any court to recover sums due to it under any Finance Document and pursuant to a judgment obtained therein or a settlement or compromise of that action or proceeding shall have received any amount, such Lender shall not be required to share any proportion of that amount with a Lender which has the legal right to, but does not, join such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in the same or another court.
(d)	Each Lender exercising or contemplating exercising any rights giving rise to a receipt or receiving any payment of the type referred to in this Clause 18.6 or instituting legal proceedings to recover sums owing to it under this Agreement shall, as soon as reasonably practicable thereafter, give notice thereof to the Agent who shall give notice to the other Lenders.
19	APPLICATION OF EARNINGS
19.1	General. From the Effective Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, each of the Borrowers and the Guarantor, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 19 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing.
19.2	Payment of Earnings. Each of the Borrowers and the Guarantor, as the case may be, undertakes with each Creditor Party to ensure that subject only to the provisions of any Charter Assignment or Earnings Assignment, all Earnings of each Ship are paid to the Earnings Account for such Ship.
19.3	Use of proceeds in Earnings Accounts. Unless and until an Event of Default or a Potential Event of Default occurs and subject to the provisions of the other Finance Documents, the Earnings of each Ship shall be freely available to each of the Borrowers and the Guarantor.
19.4	Intentionally omitted.
19.5	Intentionally omitted.
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19.6	Location of accounts. Each of the Borrowers and the Guarantor, as the case may be, shall promptly:
(a)	comply with any requirement of the Agent as to the location or re-location of any Earnings Account , and without limiting the foregoing, each of the Borrowers and the Guarantor agrees to segregate the Earnings Accounts from the banking platform on which their other accounts are located or designated; and
(b)	execute any documents which the Agent specifies to create or maintain in favor of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) any Earnings Account.
19.7	Debits for expenses etc. The Agent shall be entitled (but not obliged) from time to time to debit any Earnings Account without prior notice in order to discharge any amount due and payable under Clause 21 or 22 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 21 or 22.
19.8	Borrowers’ obligations unaffected. The provisions of this Clause 19 do not affect:
(a)	the liability of the Borrowers to make payments of principal and interest on the due dates; or
(b)	any other liability or obligation of the Borrowers or any other Security Party under any Finance Document.
20	EVENTS OF DEFAULT
20.1	Events of Default. An Event of Default occurs if:
(a)	a Borrower or any other Security Party fails to pay when due any sum payable under a Finance Document or under any document relating to a Finance Document or, only in the case of sums payable on demand, within three (3) Business Days after the date when first demanded, provided that if such failure to pay a sum when due is solely the result of an administrative or technical error, it shall not constitute an Event of Default unless such failure continues unremedied for more than three (3) Business Days from the occurrence thereof; or
(b)	any breach occurs of any of Clauses 8.8, 8.9, 8.10, 9.2(a), 11.2(b), 11.2(e), 11.2(f), 11.2(o), 13 or 15.3; or
(c)	any breach by a Borrower or any other Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b), (d), (e) or (n) of this Clause 20.1) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 10 Business Days after the earlier of (i) the relevant Security Party becoming aware of such breach and (ii) written notice from the Agent requesting action to remedy the same; or
(d)	subject to any applicable grace period specified in a Finance Document, any breach by a Borrower or any other Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b), (c) or (e) of this Clause 20.1); or
(e)	any representation, warranty or statement made or repeated by, or by an officer or director of, a Borrower or any other Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or
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(f)	an event of default, or an event or circumstance which, with the giving of any notice, the lapse of time or both would constitute an event of default, has occurred on the part of a Security Party under any contract or agreement (other than the Finance Documents) to which such Security Party is a party and the value of which is or exceeds $10,000,000 in the aggregate, and such event of default has not been cured within any applicable grace period;
(g)	any Financial Indebtedness of a Security Party in excess of $10,000,000 in the aggregate is not paid when due (or if there is a grace period, within such grace period) or, only in the case of sums payable on demand, when first demanded, except for any such Financial Indebtedness which is being contested by such Security Party in good faith and through appropriate proceedings for which adequate reserves in accordance with IFRS have been established and maintained on the books and records of the applicable Security Party, and in a manner that does not involve any risk of sale, forfeiture, loss, confiscation or seizure of a Ship; or
(h)	an Insolvency Event occurs with respect to any Security Party; or
(i)	Intentionally omitted; or
(j)	all or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interest in, any Security Party are seized, nationalized, expropriated or compulsorily acquired by or under authority of any government, provided that, in the reasonable opinion of the Agent, such occurrence would adversely affect any Security Party’s ability to perform its obligations under the Finance Documents to which it is a party; or
(k)	a creditor attaches or takes possession of, or a distress, execution, sequestration or process (each an “action”) is levied or enforced upon or sued out against, a material part of the undertakings, assets, rights or revenues (the “assets”) of any Security Party in relation to a claim by such creditor which, in the reasonable opinion of the Majority Lenders, is likely to materially and adversely affect the ability of such Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any Finance Document to which it is a party and such Security Party does not procure that such action is lifted, released or expunged within 30 Business Days of such action being (i) instituted and (ii) notified to such Security Party; or
(l)	any of the Borrowers or the Guarantor fails (within 5 business days after becoming obliged to do so) to comply with or pay any sum in an amount exceeding $5,000,000 (or the equivalent in any other currencies) due from it under any final judgment or any final order (being one against which there is no right of appeal or if a right of appeal exists the time limit for making such appeal has expired and no appeal has been made or if an appeal has been made such appeal has been dismissed) made or given by any court of competent jurisdiction, provided that such event shall not be deemed to constitute an Event of Default if the Borrowers are entitled to insurance cover for the whole of such sum and the relevant insurers have confirmed liability and undertaken to make payment of the whole of such sum in writing to the person(s) entitled to payment and it is likely (in the reasonable opinion of the Majority Lenders) that the insurers will be able to make such payment within thirty (30) days; or
(m)	any Security Party ceases or suspends or threatens to cease or suspend the carrying on of its business, or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement, except in the case of a sale or a proposed sale of the Ship by a Borrower; or
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(n)	a Ship becomes a Total Loss or suffers a Major Casualty and (i) in the case of a Total Loss, insurance proceeds are not collected or received by the Security Trustee from the underwriters within 120 days of the Total Loss Date; or (ii) in the case of a Major Casualty, that Ship has not been otherwise repaired in a timely and proper manner; or
(o)	it becomes unlawful or impossible:
(i)	for any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document;
(ii)	for the Agent, the Security Trustee, the Lenders or the Swap Banks to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or
(p)	any consent necessary to enable a Borrower to own, operate or charter the Ship owned by it or to enable a Borrower or any other Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document or a Charter is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or
(q)	any provision of a Finance Document which the Majority Lenders consider material proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or
(r)	the security constituted by a Finance Document is in any way imperiled or in jeopardy; or
(s)	an Event of Default (as defined in section 14 of a Master Agreement) occurs; or
(t)	an event or series of events occurs which, in the reasonable opinion of the Majority Lenders, may constitute a Material Adverse Effect; or
(u)	any Security Party or any subsidiary of any Security Party or any of their respective directors or officers becomes a Restricted Party; or
(v)	any breach by an Approved Manager of any provision of its Manager’s Undertaking unless (i) that Approved Manager is replaced by an Approved Manager acceptable to the Majority Lenders in all respects within 120 days from the date the relevant Security Party becomes aware of such breach and (ii) a new Manager’s Undertaking is issued within 30 days from such replacement by the new Approved Manager in substantially the same form as the existing Manager’s Undertaking.
20.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default:
(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:
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(i)	serve on the Borrowers a notice stating that the Commitments and all other obligations of each Lender to the Borrowers under this Agreement, the other Finance Documents and the Master Agreements are cancelled; and/or
(ii)	serve on the Borrowers a notice stating that the Loan, together with accrued interest and all other amounts accrued or owing under this Agreement, the other Finance Documents and the Master Agreements are immediately due and payable or are due and payable on demand, provided that in the case of an Event of Default under Clause 20.1(h), the Loan and all accrued interest and other amounts accrued or owing under this Agreement, the other Finance Documents and the Master Agreements shall be deemed immediately due and automatically become payable without notice or demand therefor; and/or
(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or
(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorization of the Majority Lenders, the Security Trustee shall, take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Counterparties are entitled to take under any Finance Document or any applicable law to enforce the Security Interests created by this Agreement and any other Finance Document in any manner available to it and in such sequence as the Security Trustee may, in its absolute discretion, determine.
20.3	Termination of Commitments. On the service of a notice under Clause 20.2(a)(i) or, upon an Event of Default under Clause 20.1(h), the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall be cancelled.
20.4	Acceleration of Loan. On the service of a notice under Clause 20.2(a)(ii) or, upon an Event of Default under Clause 20.1(h), all or, as the case may be, the part of the Loan specified in the notice (if any), together with accrued interest and all other amounts accrued or owing from the Borrowers or any other Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.
20.5	Multiple notices; action without notice. The Agent may serve notices under Clauses 20.2(a)(i) and (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 20.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.
20.6	Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, each Swap Counterparty, the Security Trustee and each Security Party a copy of the text of any notice which the Agent serves on the Borrowers under Clause 20.2. Such notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrowers or any other Security Party with any form of claim or defense.
20.7	Creditor Party rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or Swap Counterparties under a Finance Document, a Master Agreement or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.
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20.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to any Security Party:
(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or
(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realized from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, provided that nothing in this Clause 20.8 shall exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the willful misconduct of such Creditor Party’s own officers and employees or ( as the case may be) such receiver’s or manager’s own partners or employees.

20.9	Position of Swap Counterparties. Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 20, to have any regard to the requirements of a Swap Counterparty except to the extent that such Swap Counterparty is also a Lender.
21	FEES AND EXPENSES
21.1	Commitment, agency and other fees. The Borrowers shall pay to the Agent:
(a)	in respect of the Commercial Bank Tranche during the period from (and including) the Effective Date to the Maturity Date thereof (payable on the Effective Date and thereafter, in arrears, on the last day of each quarter and on the Commercial Bank Tranche Maturity Date), for the account of the Commercial Lenders, a commitment fee at the rate per annum of 40 percent of the applicable Margin on the undrawn amount of the Commitments relating to the Commercial Bank Tranche, for distribution among the Commercial Lenders pro rata to their Commitments;
(b)	in respect of the K-Sure Tranche, during the period from (and including) the Effective Date to the Maturity Date thereof payable on the Effective Date and thereafter, in arrears, on the last day of each quarter and on the K-Sure Tranche Maturity Date, for the account of the K-Sure Lenders, a commitment fee at the rate per annum of 40 percent of the applicable Margin on the undrawn amount of the Commitments relating to the K-Sure Tranche, for distribution among the K-Sure Lenders pro rata to their Commitments;
(c)	an annual agency fee payable on the dates and in the amounts described in an agency fee letter entered into between the Agent and the Borrowers on or about the Effective Date; and
(d)	any other fees as may be payable by the Borrowers.
21.2	K-Sure Premium. Without prejudice to Clause 8.19, the Borrowers:
(a)	agree, and each K-Sure Lender acknowledges and agrees, that:
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(i)	the amounts of any K-Sure Premium will be solely determined by K-Sure; and
(ii)	no K-Sure Lender is in any way involved in the calculation or payment (otherwise than as financed in whole or in part pursuant to this Agreement) of any part of any K-Sure Premium;
(b)	agree that their obligation to pay any K-Sure Premium or any part of any K-Sure Premium in accordance with the relevant K-Sure Insurance Policy shall be an absolute and unconditional obligation and, without limitation, shall not be affected by any failure by a Borrower to draw down funds under this Agreement or the prepayment or acceleration of the whole or any part of the Loan;
(c)	acknowledge that they shall pay an amount equivalent to each K-Sure Premium (including default interest under the relevant K-Sure Insurance Policy) to K-Sure on the relevant due date, and no K-Sure Premium will be refundable in whole or in part in any circumstances, unless otherwise provided in the relevant K-Sure Insurance Policy and Clause 8.19;
(d)	agree that if, for any reason whatsoever, any additional premium is or becomes payable to K-Sure in respect of any K-Sure Insurance Policy, the Borrowers shall promptly pay such additional premium in full and the Borrowers shall fully cooperate with the Agent and the K-Sure Agent on their reasonable request to take all steps necessary on the part of the Borrowers to ensure that each K-Sure Insurance Policy remains in full force and effect throughout the Security Period; and
(e)	shall indemnify K-Sure in relation to any costs or expenses (including reasonable legal fees) suffered or incurred by K-Sure in connection with any transfer to K-Sure undertaken pursuant to Clause 27.2 or in connection with any review by K-Sure of or in relation to any Event of Default and/or amendment or supplement to any of the Finance Documents and/or a request for a consent or approval from K-Sure.
21.3	Costs of negotiation, preparation etc. The Borrowers shall pay to the Agent on its demand the amount of all expenses incurred by the Agent, the K-Sure Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document, including, without limitation, the reasonable fees and disbursements of such Creditor Party’s or K-Sure’s legal counsel and any local counsel retained by them.
21.4	Costs of variations, amendments, enforcement etc. The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned or K-Sure, the amount of all expenses incurred by a Creditor Party in connection with:
(a)	any amendment or supplement to a Finance Document or a K-Sure Insurance Policy, or any proposal for such an amendment to be made;
(b)	any consent or waiver by the Lenders, the Swap Banks, the Majority Lenders, the Creditor Party concerned or K-Sure under or in connection with a Finance Document, or any request for such a consent or waiver;
(c)	the valuation of any additional Collateral provided or offered under Clause 15 or any other matter relating to such additional Collateral; or
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(d)	any step taken by the Security Trustee, a Lender, K-Sure or a Swap Bank with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

21.5	Intentionally omitted.
21.6	Documentary taxes. The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.
21.7	Certification of amounts. A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.
22	INDEMNITIES
22.1	Indemnities regarding borrowing and repayment of Loan. The Borrowers shall fully indemnify the Agent, each Lender and K-Sure on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party or K-Sure, or which that Creditor Party or K-Sure reasonably and with due diligence estimates that it will incur, as a result of or in connection with:
(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;
(b)	funding, or making arrangements to fund, its participation in an Advance requested by the Borrowers in a Drawdown Notice but not made or funded by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence solely by that Creditor Party);
(c)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;
(d)	any failure (for whatever reason) by a Borrower or any other Security Party to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7); or
(e)	the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 20.

It is understood that the indemnities provided in this Clause 22.1 shall not apply to any claim cost or expense which is a tax levied by a taxing authority on the indemnified party (which taxes are subject to indemnity solely as provided in Clause 23 below) but shall apply to any other costs associated with any tax which is not a Non-indemnified Tax.

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22.2	Breakage costs. Without limiting its generality, Clause 22.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:
(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and
(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.
22.3	Miscellaneous indemnities. The Borrowers shall fully indemnify each Creditor Party, their respective directors, officers, employees, counsel, agents, trustees, advisors and attorneys-in-fact and K-Sure severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party and K-Sure, in any country, as a result of or in connection with:
(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee, any other Creditor Party or K-Sure or by any receiver appointed under a Finance Document; or
(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been caused by the gross negligence or willful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 22.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

22.4	Currency indemnity. If any sum due from a Borrower or any other Security Party to a Creditor Party or K-Sure under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:
(a)	making or lodging any claim or proof against a Borrower or any other Security Party, whether in its liquidation, any arrangement involving it or otherwise; or
(b)	obtaining an order or judgment from any court or other tribunal; or
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(c)	enforcing any such order or judgment,

the Borrowers shall indemnify the Creditor Party concerned or K-Sure against the loss arising when the amount of the payment actually received by that Creditor Party or K-Sure is converted at the available rate of exchange into the Contractual Currency.

In this Clause 22.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 22.4 creates a separate joint and several liability of the Borrowers which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

22.5	Application to Master Agreements. For the avoidance of doubt, Clause 22.4 does not apply in respect of sums due from the Guarantor to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of that Master Agreement shall apply.
22.6	Certification of amounts. A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 22 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.
22.7	Sums deemed due to a Lender. For the purposes of this Clause 22, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.
23	NO SET-OFF OR TAX DEDUCTION; tax indemnity; FATCA
23.1	No deductions. All amounts due from a Security Party under a Finance Document shall be paid:
(a)	without any form of set-off, cross-claim or condition; and
(b)	free and clear of any tax deduction except a tax deduction which such Security Party is required by law to make.
23.2	Grossing-up for taxes. If a Security Party is required by law to make a tax deduction from any payment:
(a)	such Security Party shall notify the Agent as soon as it becomes aware of the requirement;
(b)	such Security Party shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and
(c)	except if the deduction is for collection or payment of a Non-indemnified Tax of a Creditor Party, the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.
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23.3	Evidence of payment of taxes. Within one (1) month after making any tax deduction, the relevant Security Party shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.
23.4	Tax credits. A Creditor Party which receives for its own account a repayment or credit in respect of tax on account of which the Borrowers have made an increased payment under Clause 23.2 shall pay to the Borrowers a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from the Borrowers in respect of which the Borrowers made the increased payment, provided that:
(a)	the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;
(b)	nothing in this Clause 23.4 shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;
(c)	nothing in this Clause 23.4 shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Borrowers had not been required to make a tax deduction from a payment; and
(d)	any allocation or determination made by a Creditor Party under or in connection with this Clause 23.4 shall be conclusive and binding on the Borrowers and the other Creditor Parties.
23.5	Indemnity for taxes. Each of the Borrowers and the Guarantor hereby indemnifies and agrees to hold each Creditor Party harmless from and against all taxes other than Non-indemnified Taxes levied on such Creditor Party (including, without limitation, taxes imposed on any amounts payable under this Clause 23.5) paid or payable by such person, whether or not such taxes or other taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which such Creditor Party makes written demand therefor specifying in reasonable detail the nature and amount of such taxes or other taxes.
23.6	Exclusion from indemnity and gross-up for taxes. The Borrowers and the Guarantor shall not be required to indemnify any Creditor Party for a tax pursuant to Clause 23.5, or to pay any additional amounts to any Creditor Party pursuant to Clause 23.2, to the extent that the tax is collected by withholding on payments (a “Withholding”) and is levied by a Pertinent Jurisdiction of the payer and:
(a)	the person claiming such indemnity or additional amounts was not an original party to this agreement and under applicable law (after taking into account relevant treaties and assuming that such person has provided all forms it may legally and truthfully provided) on the date such person became a party to this Agreement a Withholding would have been required on such payment, provided that this exclusion shall not apply to the extent such Withholding does not exceed the Withholding that would have been applicable if such payment had been made to the person from whom such person acquired its rights under the Agreement and this exclusion shall not apply to the extent that such Withholding exceeds the amount of Withholding that would have been required under the law in effect on the date such person became a party to this Agreement; or
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(b)	the person claiming such indemnity or additional amounts is a Lender who has changed its Lending Office and under applicable law (after taking into account relevant treaties and assuming that such Lender has provided all forms it may legally and truthfully provide) on the date such Lender changed its Lending Office Withholding would have been required on such payment provided that this exclusion shall not apply to the extent such Withholding does not exceed the Withholding that would have been applicable to such payment if such Lender had not changed its Lending Office and this exclusion shall not apply to the extent that the Withholding exceeds the amount of Withholding that would have been required under the law in effect immediately after such Lender changed its Lending Office; or
(c)	in the case of a Lender, to the extent that Withholding would not have been required on such payment if such Lender has complied with its obligations to deliver certain tax form pursuant to Section 23.7 below.
23.7	Delivery of tax forms.
(a)	Upon the reasonable request of the Borrowers, each Lender or transferee that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) shall deliver to the Agent and the Borrowers two properly completed and duly executed copies of (as applicable) IRS Form W-8BEN, W-8ECI or W-8IMY or, upon request of the Borrowers or the Agent, any subsequent versions thereof or successors thereto, in each case claiming such reduced rate (which may be zero) of U.S. Federal withholding tax under Sections 1441 and 1442 of the Code with respect to payments of interest hereunder as such Non-U.S. Lender may properly claim. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender shall, when so requested by the Borrowers provide to the Agent and the Borrowers in addition to the W-8BEN required above a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrowers and is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agent in the event any representation in such certificate is no longer accurate.
(b)	In the event that Withholding taxes may be imposed under the laws of any Pertinent Jurisdiction (other than the United States or any political subdivision or taxing jurisdiction thereof or therein) in respect of payments on the Loan or other amounts due under this Agreement and if certain documentation provided by a Lender could reduce or eliminate such Withholding taxes under the laws of such Pertinent Jurisdiction or any treaty to which the Pertinent Jurisdiction is a party, then, upon written request by the Guarantor, a Lender that is entitled to an exemption from, or reduction in the amount of, such Withholding tax shall deliver to the Guarantor (with a copy to the Agent), at the time or times prescribed by applicable law or promptly after receipt of the Guarantor’s request, whichever is later, such properly completed and executed documentation requested by the Guarantor, if any, as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or delivery would not materially prejudice the legal or commercial position of such Lender.
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(c)	Each Lender shall deliver such forms as required in this Clause 23.7 within twenty (20) days after receipt of a written request therefor from the Agent or Guarantor.
(d)	Notwithstanding any other provision of this Clause 23.7, a Lender shall not be required to deliver any form pursuant to this Clause 23.7 that such Lender is not legally entitled to deliver.
23.8	Application to Master Agreements. For the avoidance of doubt, Clause 23 does not apply in respect of sums due from the Guarantor to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of Section 2(d) (Deduction or Withholding for Tax) of that Master Agreement shall apply.
23.9	FATCA information.
(a)	Subject to paragraph (c) below, within ten (10) Business Days of a reasonable request by another FATCA Relevant Party, each FATCA Relevant Party shall:
(i)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and
(ii)	supply to the requesting party (with a copy to all other FATCA Relevant Parties) such other form or forms (including IRS Form W-8 or Form W-9 or any successor or substitute form, as applicable) and any other documentation and other information relating to its status under FATCA (including its applicable “passthru percentage” or other information required under FATCA or other official guidance including intergovernmental agreements) as the requesting party reasonably requests for the purpose of determining whether any payment to such party may be subject to any FACTA Deduction.
(b)	If a FATCA Relevant Party confirms to any other FATCA Relevant Party that it is a FATCA Exempt Party or provides an IRS Form W-8 or W-9 to showing that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall so notify all other FATCA Relevant Parties reasonably promptly.
(c)	Nothing in this Clause 23.9 shall obligate any FATCA Relevant Party to do anything which would or, in its reasonable opinion, might constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided that nothing in this paragraph shall excuse any FATCA Relevant Party from providing a true complete and correct IRS Form W-8 or W-9 (or any successor or substitute form where applicable). Any information provided on such IRS Form W-8 or W-9 (or any successor or substitute forms) shall not be treated as confidential information of such party for purposes of this paragraph.
(d)	If a FATCA Relevant Party fails to confirm its status or to supply forms, documentation or other information requested in accordance the provisions of this Agreement or the provided information is insufficient under FATCA, then:
(i)	such party shall be treated as a FATCA Non-Exempt Party; and
(ii)	if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides sufficient confirmation, forms, documentation or other information to establish the relevant facts.

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23.10	FATCA withholding.
(a)	A FATCA Relevant Party making a payment to any FACTA Non-Exempt Party shall make such FATCA Deduction as it determines is required by law and shall render payment to the IRS within the time allowed and in the amount required by FATCA.
(b)	If a FATCA Deduction is required to be made by any FATCA Relevant Party to a FACTA Non-Exempt Party, the amount of the payment due from such FATCA Relevant Party shall be reduced by the amount of the FATCA Deduction reasonably determined to be required by such FATCA Relevant Party.
(c)	Each FATCA Relevant Party shall promptly upon becoming aware that a FATCA Deduction is required with respect to any payment owed to it (or that there is any change in the rate or basis of a FATCA Deduction) notify each other FATCA Relevant Party accordingly.
(d)	Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the party making such FATCA Deduction shall deliver to the Agent for delivery to the party on account of whom the FATCA Deduction was made evidence reasonably satisfactory to that party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the IRS.
(e)	A FATCA Relevant Party who becomes aware that it must make a FATCA Deduction in respect of a payment to another FATCA Relevant Party (or that there is any change in the rate or basis of such FATCA Deduction) shall notify that party and the Agent.
(f)	The Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Lender which relates to a payment by a Borrower (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Borrowers and the relevant Lender.
(g)	If a FATCA Deduction is made as a result of any Creditor Party failing to be a FATCA Exempt Party, such party shall indemnify each other Creditor Party against any loss, cost or expense to it resulting from such FATCA Deduction.
23.11	FATCA mitigation.

Notwithstanding any other provision of this Agreement, if a FATCA Deduction is or will be required to be made by any party under Clause 23.10 in respect of a payment to any FATCA Non-Exempt Lender, the FATCA Non-Exempt Lender may either:

(a)	transfer its entire interest in the Loan to a U.S. branch or Affiliate, or
(b)	nominate one or more transferee lenders who upon becoming a Lender would be a FATCA Exempt Party, by notice in writing to the Agent and the Borrowers specifying the terms of the proposed transfer, and cause such transferee lender(s) to purchase all of the FATCA Non-Exempt Lender’s interest in the Loan.
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24	ILLEGALITY, ETC
24.1	Illegality. If it becomes unlawful in any applicable jurisdiction for a Lender (the “Notifying Lender”) to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Advance:
(a)	the Notifying Lender shall promptly notify the Agent upon becoming aware of that event;
(b)	upon the Agent notifying the Borrowers and the other Creditor Parties, the Commitment of the Notifying Lender will be immediately cancelled; and
(c)	the Borrowers shall jointly and severally repay the Notifying Lender’s participation in each Advance on the last day of the Interest Period for each Advance occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the Notifying Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) without premium or penalty.
24.2	Mitigation. If circumstances arise which would result in a notification under Clause 24.1 then, without in any way limiting the obligations of the Borrowers under Clause 24.1, the Notifying Lender shall use reasonable commercial efforts to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:
(a)	have an adverse effect on its business, operations or financial condition; or
(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or
(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.
24.3	Limitation of Liability. The Borrowers shall promptly indemnify the Notifying Lender for all costs and expenses reasonably incurred by that Notifying Lender as a result of any action taken by it under Clause 24.2.
25	INCREASED COSTS
25.1	Increased costs. This Clause 25 applies if a Lender or its Affiliate (that Lender or that Lender’s Affiliate, the “Notifying Lender”) notifies the Agent that as a result of:
(a)	the introduction or alteration after the Effective Date of a law or an alteration after the Effective Date in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a Non-Indemnified Tax); or
(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the Effective Date; or
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(c)	any introduction, change, clarification or publication relating to Basel III, CRD IV or CRR to the extent such increased costs were not capable of being calculated with sufficient accuracy prior to the date of this Agreement due to a lack of clarity or detail in Basel III, CRD IV, CRR and/or any related information from a banking regulator available on the date of this Agreement, the Notifying Lender has incurred or will incur an “increased cost”.

Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

25.2	Meaning of “increased costs”. In this Clause 25, “increased costs” means, in relation to a Notifying Lender:
(a)	an actual additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;
(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;
(c)	an actual additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or
(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement.

For the purposes of this Clause 25.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

25.3	Notification to Borrowers of claim for increased costs. The Agent shall promptly notify the Borrowers and the other Security Parties of the notice which the Agent received from the Notifying Lender under Clause 25.1.
25.4	Payment of increased costs. The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.
25.5	Notice of prepayment. If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 25.4, the Borrowers may give the Agent not less than 14 days’ notice of their intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.
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25.6	Prepayment; termination of Commitment. A notice under Clause 25.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers’ notice of intended prepayment; and:
(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and
(b)	on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the applicable Margin and the Mandatory Cost (if any).
25.7	Application of prepayment. Clause 8 shall apply in relation to the prepayment.
25.8	Mitigation.
(a)	The Notifying Lender shall, in consultation with the Guarantor, take all reasonable steps to mitigate any circumstances which arise and would result in any amount becoming payable under or pursuant to, or cancelled pursuant to or in connection with, Clause 25.1 including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Lending Office; and
(b)	Paragraph (a) above does not in any way limit the obligations of any Security Party under the Finance Documents.
25.9	Limitation of Liability.
(a)	The Borrowers shall promptly indemnify the Notifying Lender for all costs and expenses reasonably incurred by that Notifying Lender as a result of any action taken by it under Clause 25.8; and
(b)	The Notifying Lender shall not be under any obligation to take any action under Clause 25.8 if, in its opinion (acting reasonably), to do would or might:
(i)	have an adverse effect on its business, operations or financial condition; or
(ii)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or
(iii)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.
26	SET-OFF
26.1	Application of credit balances. Upon the occurrence and during the continuance of an Event of Default, each Creditor Party may without prior notice:
(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of any Borrower or the Guarantor at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrowers or the Guarantor to that Creditor Party under any of the Finance Documents; and
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(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of any Borrower or the Guarantor;
(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and
(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.
26.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 26.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).
26.3	Sums deemed due to a Lender. For the purposes of this Clause 26, a sum payable by any Borrower or the Guarantor to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.
26.4	No Security Interest. This Clause 26 gives the Creditor Parties a contractual right of set-off only, and does not create any Security Interest over any credit balance of any Borrower or the Guarantor.
27	TRANSFERS AND CHANGES IN LENDING OFFICES
27.1	Transfer by Borrowers or Guarantor. None of the Borrowers nor the Guarantor may, without the consent of the Agent, given on the instructions of all the Lenders and K-Sure, transfer any of its rights, liabilities or obligations under any Finance Document.
27.2	Transfer by a Lender.
(a)	Subject to Clause 27.4, a Lender (the “Transferor Lender”) may at any time, without any additional costs to, but with the prior written consent (unless the transfer is (i) to another Lender or an Affiliate of a Lender or (ii) by a K-Sure Lender to K-Sure or (iii) an Event of Default has occurred and is continuing in which each such case, subject to proviso (iii) of this Clause 27.2(a), no consent is required) of, (1) the Agent, (2) in relation to the K-Sure Lenders only (the “K-Sure Transferor Lender”), K-Sure, and (3) the Guarantor (such consent not to be unreasonably withheld or delayed and to be deemed granted within fifteen (15) Business Days from the day it has been sought unless it has been expressly refused within that period), cause:
(i)	its rights in respect of all or part of its Contribution; or
(ii)	its obligations in respect of all or part of its Commitment; or
(iii)	a combination of (i) and (ii),

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to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution (a “Transferee Lender”) which is (i) regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets including (without limitation) K-Sure and (ii) not an Affiliate of the Borrowers, by delivering to the Agent a completed certificate in the form set out in Schedule 5 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender provided that (i) the amount of the Contribution and/or Commitment of the Lender which is to be transferred shall not be less than $5,000,000, (ii) in the event that the amount of a Lender’s Contribution and/or Commitment is less than $5,000,000, such Lender shall be entitled to transfer such lesser but entire amount of its Contribution and/or Commitment and (iii) in respect of a transfer by a K-Sure Lender, the consent of K-Sure (such consent not be unreasonably withheld) is required except in the case of a transfer by such K-Sure Lender to K-Sure.

Notwithstanding the foregoing, any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee shall be determined in accordance with Clause 32.

(b)	To the extent that it is required to do so by K-Sure pursuant to the terms of any K-Sure Insurance Policy, the K-Sure Transferor Lender shall cause a transfer to K-Sure in respect of such part of its Commitment or (as the case may be) its portion of the relevant Advance under the K-Sure Tranche as is equal to the amount simultaneously paid to it by K-Sure under the relevant K-Sure Insurance Policy, provided that this shall not be construed as depriving any K-Sure Transferor Lender of its rights to recover any part of the Total Commitments, Loan or otherwise of the Secured Liabilities owing to it after receipt of the relevant K-Sure Insurance Policy insurance proceeds.
(c)	For the avoidance of doubt and without prejudice to the generality of the foregoing, in the event that K-Sure pays out in full or in part the insurance proceeds in accordance with the terms of any K-Sure Insurance Policy:
(i)	the obligations of the Security Parties under this Agreement and each of the Finance Documents shall neither be reduced nor affected in any way;
(ii)	K-Sure shall be entitled to the extent of such payment to exercise all rights of the K-Sure Lenders (whether present or future) against the Security Parties pursuant to this Agreement and the Finance Documents or any relevant laws and/or regulations, as the case may be in respect of the Collateral and solely to the extent that these relate to such payment (but without prejudice to the exercise of such rights by the other Creditor Parties) unless and until such insurance proceeds and the interest accrued on them are fully reimbursed to K-Sure; and
(iii)	with respect to the obligations of the Security Parties owed to the Agent and/or the K-Sure Lenders under the Finance Documents (or any of them), such obligations shall be owed to K-Sure by way of subrogation of the rights of the K-Sure Lenders.
27.3	Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):
(a)	sign the Transfer Certificate on behalf of itself, the Borrowers, the other Security Parties, the Security Trustee, each of the other Lenders and each of the Swap Banks;
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(b)	on behalf of the Transferee Lender, send to the Borrowers and each other Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;
(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b),

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations to the transfer to that Transferee Lender.

27.4	Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, provided that it is signed by the Agent under Clause 27.3 on or before that date.
27.5	No transfer without Transfer Certificate. Except as provided in Clause 27.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrowers, any other Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.
27.6	Lender re-organization; waiver of Transfer Certificate. If a Lender enters into any merger, de-merger or other reorganization as a result of which all its rights or obligations vest in a successor, the Agent may, in its sole discretion, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.
27.7	Effect of Transfer Certificate. The effect of a Transfer Certificate is as follows:
(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrowers or any other Security Party had against the Transferor Lender;
(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;
(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;
(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including but not limited to those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;
(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of a Borrower or any other Security Party against the Transferor Lender had not existed;
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(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 21, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and
(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrowers or any other Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

27.8	Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 27.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrowers during normal banking hours, subject to receiving at least three (3) Business Days’ prior notice.
27.9	Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.
27.10	Authorization of Agent to sign Transfer Certificates. The Borrowers, the Guarantor, the Security Trustee, each Lender and each Swap Bank irrevocably authorizes the Agent to sign Transfer Certificates on its behalf.
27.11	Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $7,500 from the Transferor Lender or (at the Agent’s option) the Transferee Lender. For any change of Lending Office, the Agent shall be entitled to recover a registration fee of $3,750 from the relevant Lender (unless the Transferee Lender is, or the change of Lending Office is related to, K-Sure, in which each such event no fee shall be payable).
27.12	Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrowers, any other Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.
27.13	Disclosure of information. A Creditor Party may disclose any information which the Creditor Party has received in relation to the Borrowers, any other Security Party or their affairs under or in connection with any Finance Document, so long as each such party (in the case of paragraphs (b)-(f) below) agrees to keep such information, which is not already publicly available, confidential (other than in the case of protection or enforcement of the Creditor Parties’ rights under the Finance Documents), to:
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(a)	any private, public or internationally recognized authorities that are entitled to and have requested to obtain such information;
(b)	the Creditor Parties’ respective head offices, branches and Affiliates worldwide and professional advisors;
(c)	any other parties to the Finance Documents;
(d)	a rating agency or their professional advisors;
(e)	any person with whom such Creditor Party proposes to enter (or considers entering) into contractual relations in relation to the Commercial Bank Tranche and/or the K-Sure Tranche and/or its Commitment or Contribution; and
(f)	any other person regarding the funding, re-financing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation to the Commercial Bank Tranche and/or the K-Sure Tranche, its Contribution or its Commitment, including without limitation, for purposes in connection with a securitization or any enforcement, preservation, assignment, transfer, sale or sub-participation of any of such Creditor Parties’ rights and obligations.
27.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:
(a)	the date on which the Agent receives the notice; and
(b)	the date, if any, specified in the notice as the date on which the change will come into effect.
27.15	Notification. On receiving such a notice, the Agent shall notify the Borrowers and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.
27.16	Replacement of Reference Bank. If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.
27.17	Security over Lenders’ rights. In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from the Borrowers or any other Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
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(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and
(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or
(ii)	require any payments to be made by the Borrowers or any other Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
28	K-SURE
28.1	Assignment to K-Sure. Each of the parties agrees that, upon payment in full or in part by K-Sure of all moneys due under a K-Sure Insurance Policy in accordance with the terms of any K-Sure Insurance Policy, provided that, to the extent required under the relevant K-Sure Insurance Policy, this payment has satisfied the Secured Liabilities in full or in part in respect of the relevant Advance under the K-Sure Tranche to which such K-Sure Insurance Policy relates:
(a)	each of the K-Sure Lenders shall assign to K-Sure such part of their respective Contributions in respect of that K-Sure Tranche and (to the extent that there remain any) of their respective Contributions in respect of that K-Sure Tranche as is equal to the amount simultaneously paid to it by K-Sure under the relevant K-Sure Insurance Policy, provided that this shall not be construed as depriving any K-Sure Lender of its rights to recover any part of the Total Commitments, the Loan or otherwise of the Secured Liabilities still owing to it after receipt of the relevant K-Sure Insurance Policy insurance proceeds;
(b)	K-Sure shall, upon receipt by the Agent of a duly completed Transfer Certificate in accordance with the provisions of Clause 27, be an assignee and as such shall be entitled to the rights and benefits of the K-Sure Lenders under this Agreement and the other Finance Documents in respect of such payment to the extent of its interest;
(c)	without prejudice to the indemnity provisions in Clause 22, the Borrowers shall indemnify K-Sure in respect of any actual, reasonable costs or expenses (including legal fees) suffered or incurred by K-Sure in connection with the assignment referred to in this Clause 28.1 or in connection with any review by K-Sure of any Event of Default or dispute between the Borrowers and/or any Security Party and the Creditor Parties occurring prior to the assignment referred to in this Clause 28.1;
(d)	with respect to the obligations of the Borrowers and the Security Parties owed to the Agent and/or the K-Sure Lenders under the Finance Documents, such obligations shall additionally be owed to K-Sure by way of subrogation of the rights of the K-Sure Lenders;
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(e)	the Borrowers agree to cooperate with the Agent, the K-Sure Agent and the Lenders, as the case may be, in giving effect to any subrogation or assignment referred to in this Clause 28.1 and to take all actions requested by the Agent, any K-Sure Lender, the K-Sure Agent or K-Sure, in each case to the extent capable of being done by it, to implement or give effect to such subrogation or assignment;
(f)	on the date of any subrogation to, or (as applicable) assignment of any rights referred to in this Clause 28.1:
(i)	all further rights and benefits (including the right to receive commission in respect thereof but not any duty or other obligations) whatsoever of the relevant K-Sure Lender in relation to the portion of the Loan or the rights and benefits to which such assignment or rights of subrogation relate under or arising out of this Agreement shall, to the extent of such assignment or rights of subrogation, be vested in and be for the benefit of K-Sure; and
(ii)	references in this Agreement to the K-Sure Lenders shall, where relevant in the context thereafter be construed so as to include K-Sure in relation to such rights and benefits as are assigned to, or to which K-Sure has rights of subrogation; and
(g)	the representations and warranties made in this Agreement in favor of the relevant K-Sure Lender shall survive any assignment or transfer pursuant to this Clause 28.1 and shall also inure to the benefit of K-Sure;

provided that nothing in this Clause 28.1 shall be construed as depriving the K-Sure Lenders of any rights they may have against any Borrowers or any other Security Party in respect of the Lenders’ rights under Clauses 22 and 25.

28.2	Cooperation with K-Sure; Events of Default.
(a)	Each of the K-Sure Agent, the Agent and the Security Trustee shall provide to K-Sure any information which it receives from the Borrowers and any other Security Party pursuant to the Finance Documents.
(b)	Each of the K-Sure Agent, the Agent and the Security Trustee agrees that it shall consult with K-Sure wherever reasonably practical prior to issuing a notice pursuant to Clause 20, provided that K-Sure’s consent shall not be required in order for any such notice of default to be issued (other than by K-Sure to the extent required under any K-Sure Insurance Policy).
(c)	Notwithstanding anything to the contrary in any Finance Document:
(i)	if an Event of Default has occurred and is continuing, the Agent shall put to the vote of the Majority Lenders and K-Sure the question of whether the provisions of the Finance Documents as to the consequences of the occurrence of such Event of Default should apply and/or whether the remedies afforded under Clause 20 of this Agreement should be invoked. Should the Majority Lenders and K-Sure vote be in favor of any of actions described in the preceding sentence, the Agent and the Security Trustee shall be entitled to take the necessary steps to enforce the Finance Documents and the Lenders shall agree and execute and otherwise perfect and do all such acts and things necessary for such purpose;
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(ii)	in the event the Majority Lenders’ and K-Sure’s respective positions are inconsistent, the Agent shall discuss with K-Sure with a view to reaching a mutually agreeable position. Failing agreement between the Agent (acting on behalf of the Majority Lenders) and K-Sure, the Agent and the Security Trustee shall be entitled to act in accordance with the instructions of the Majority Lenders, including in relation to any waiver of an Event of Default and enforcement of remedies related thereto.
28.3	K-Sure override. Notwithstanding anything to the contrary in this Agreement or any other Finance Document, nothing in this Agreement shall permit or oblige any K-Sure Lender to act (or omit to act) in a manner that is inconsistent with any requirement of K-Sure under or in connection with any K-Sure Insurance Policy and, in particular:
(a)	each of the K-Sure Lenders shall be authorized to take all such actions as they may deem necessary to ensure that all requirements of K-Sure under or in connection with each of the K-Sure Insurance Policies are complied with;
(b)	no K-Sure Lender shall be obliged to do anything if, in its opinion (upon consultation with K-Sure), to do so could result in a breach of any requirements of K-Sure under or in connection with a K-Sure Insurance Policy or affect the validity of a K-Sure Insurance Policy; and
(c)	each of the K-Sure Lenders will agree to accept the instructions as advised to them by the K-Sure Agent or K-Sure and to act in conformity therewith in connection with their obligations under this Agreement.
28.4	Liability for the K-Sure Premiums. The Borrowers shall be responsible and shall bear the cost of the K-Sure Premium of each K-Sure Insurance Policy and shall pay the relevant K-Sure Premium on the Drawdown Date relating to a Ship.
28.5	K-Sure Insurance Policies.
(a)	The Borrowers will not, without the K-Sure Agent’s prior written consent, do or omit to do anything which may to their knowledge adversely prejudice the K-Sure Lenders’ rights under any K-Sure Insurance Policy.
(b)	The K-Sure Agent and the K-Sure Lenders are responsible for complying with the terms of each K-Sure Insurance Policy from which each K-Sure Lender benefits.
28.6	K-Sure Requirements. Each Borrower must execute all such other documents and instruments and do all such other acts and things as the K-Sure Agent, acting on the instructions of K-Sure and/or any Creditor Party may reasonably require:
(a)	in order to comply with, and carry out the transactions contemplated by, the Finance Documents and any documents required to be delivered under the Finance Documents; and
(b)	in order for the beneficiaries under each K-Sure Insurance Policy to comply with and continue to benefit from that K-Sure Insurance Policy or to maintain the effectiveness of that K-Sure Insurance Policy.
28.7	Protection of each K-Sure Insurance Policies. If at any time in the reasonable opinion of the Agent, any provision of a Finance Document contradicts or conflicts (as such conflict relates to the K-Sure Tranche) with any provision of a K-Sure Insurance Policy or K-Sure requires any further action to be taken or documents to be entered into for such K-Sure Insurance Policy to remain in full force and effect, the Borrowers shall use their best efforts to take such action as the K-Sure Agent or K-Sure shall reasonably require to remove any contradiction or conflict and to ensure each K-Sure Insurance Policy remain in full force and effect. In addition, the Borrowers shall comply with any instructions given by K-Sure to the K-Sure Agent in relation to each K-Sure Insurance Policy and the transactions contemplated in each K-Sure Insurance Policy provided that such instructions are in compliance with that K-Sure Insurance Policy.
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28.8	Notification
(a)	The Borrowers will deliver a notice to each of the Agent and the K-Sure Agent promptly after they become aware of the occurrence of any political or commercial risk covered by a K-Sure Insurance Policy and will:

(i)                  pay any additional premium payable to K-Sure in relation to the relevant K-Sure Insurance Policy; and

(ii)                cooperate with the K-Sure Agent on its reasonable request to take all steps necessary on the part of the Borrowers to ensure that the relevant K-Sure Insurance Policy remain in full force and effect throughout the Security Period which shall include providing the K-Sure Agent with any information, reasonably requested by the K-Sure Agent, relating to any material commercial facts which could result in a Material Adverse Effect.

(b)	In addition, the Borrowers shall promptly supply to the K-Sure Agent copies of all financial or other information reasonably required by the K-Sure Agent to satisfy any request for information made by K-Sure pursuant to a K-Sure Insurance Policy.
(c)	The Borrowers agree that it shall be reasonable for the K-Sure Agent to make a request under this Clause 28 if it is required to do so as a condition of maintaining a K-Sure Insurance Policy in full force and effect.
28.9	Prior consultation with K-Sure. Each Borrower acknowledges that the K-Sure Agent may, under the terms of each K-Sure Insurance Policy be required:
(a)	to consult with K-Sure, prior to the exercise of certain decisions under the Finance Documents to which that Borrower is a party (including the exercise of such voting rights in relation to any substantial amendment to any Finance Document); and
(b)	to follow certain instructions given by K-Sure.

Each Creditor Party will be deemed to have acted reasonably if it has acted on the instructions of the K-Sure Agent (given by K-Sure to the K-Sure Agent in accordance with the terms of a K-Sure Insurance Policy) in the making of any such decision or the taking or refraining to take any action under any Finance Document to which it is a party.

28.10	Conflict. As between the K-Sure Lenders and K-Sure, in case of any conflict between the Finance Documents and any K-Sure Insurance Policy, that K-Sure Insurance Policy shall prevail, and to the extent of such conflict or inconsistency, none of the K-Sure Lenders shall assert to K-Sure, the terms of the relevant Finance Documents.
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28.11	Demand under K-Sure Insurance Policies. Notwithstanding any other terms as set forth herein and the other Finance Documents, the Agent (or K-Sure Agent, as the case may be) shall make a written demand to K-Sure under a K-Sure Insurance Policy only after the Agent has first made a written demand for payment of the relevant amount of the Secured Liabilities to the Guarantor pursuant to Clause 16.
29	VARIATIONS AND WAIVERS
29.1	Variations, waivers etc. by Majority Lenders. Subject to Clause 29.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax or Email, by the Borrowers, by the Agent on behalf and with the approval of the Majority Lenders, by the Agent and the Security Trustee in their own rights, by the K-Sure Agent (on behalf of K-Sure) and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.
29.2	Variations, waivers etc. requiring agreement of all Lenders and K-Sure. As regards the following, Clause 29.1 applies as if the words “by the Agent on behalf and with the approval of the Majority Lenders” were replaced by the words “by or on behalf and with the approval of K-Sure, every Lender and every Swap Bank”:
(a)	a reduction in the Margin;
(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement or a Note;
(c)	an increase in or extension of any Lender’s Commitment or an extension of the Maturity Date or an amendment of the definition of “Availability Period”;
(d)	a change to the definition of “Majority Lenders”;
(e)	a change to Clause 2.3, Clause 3, Clause 24.1, Clause 27 (only in the case the change affects the K-Sure Lenders) or this Clause 29;
(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document;
(g)	any amendment or waiver if the Agent or a Lender which is a FATCA Non-Exempt Party reasonably believes that it may constitute a “material modification” within the meaning of FATCA that may result (directly or indirectly) in any party to any Finance Document being required to make a FATCA Deduction;
(h)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required;
(i)	any amendment of or waiver to any provision in any Finance Document providing for the pro rata nature of disbursements by or payments to Lenders; and
(j)	a substitution or replacement of any Security Party.
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29.3	Variations, waivers etc. relating to the Servicing Banks. An amendment or waiver that relates to the rights or obligations of the Agent or the Security Trustee or the K-Sure Agent under Clause 32 may not be effected without the consent of the Agent or the Security Trustee or the K-Sure Agent.
29.4	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 29.1, 29.2 or 29.3, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:
(a)	a provision of this Agreement or another Finance Document; or
(b)	an Event of Default; or
(c)	a breach by a Borrower or another Security Party of an obligation under a Finance Document or the general law; or
(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

30	NOTICES
30.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter, electronic mail (“Email”) (subject to Clause 30.7) or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.
30.2	Addresses for communications. A notice by letter, Email or fax shall be sent:

(a)	to the Borrowers	Scorpio Tankers Inc.
	or the Guarantor:	9, Boulevard Charles III
Monaco, 98000
Attention: Luca Forgione

with a copy to: 150 East 58th Street
New York, New York 10155
Attention: Chief Financial Officer
Facsimile: +212-542-1618

(b)	to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(c)	to a Swap Bank	At the address below its name in Schedule 2.

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(d)	to the Agent:	DNB Bank ASA, New York Branch
200 Park Avenue, 31st Floor
New York, New York 10166
Attention: Evan W. Uhlick/ Magdalena Brzostowska

Facsimile: 212 681 4123
Email: evan.uhlick@dnb.no/magdalena.brzostowska@dnb.no

(e)	to the Security Trustee:	DNB Bank ASA, New York Branch
200 Park Avenue, 31st Floor
New York, New York 10166
Attention: Evan W. Uhlick/ Magdalena Brzostowska

Facsimile: 212 681 4123
Email: evan.uhlick@dnb.no/magdalena.brzostowska@dnb.no

(f)	to the K-Sure Agent:	DNB Bank ASA, New York Branch
200 Park Avenue, 31st Floor
New York, New York 10166
Attention: Evan W. Uhlick/ Magdalena Brzostowska

Facsimile: 212 681 4123
Email: evan.uhlick@dnb.no/magdalena.brzostowska@dnb.no

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrowers, the Lenders, the Swap Banks and the Security Parties.

Any notice to or from the Borrowers, the Agent, the Security Trustee or any K-Sure Lender shall be copied to K-Sure as follows:

Korea Trade Insurance Corporation

14, Jongno, Jongno-gu,

Seoul 110-729

South Korea

Attention: Jaesang. Lew/ Seongmin. Jin

Fax No: +82-2-399-5081

Email: Jaesang.lew@ksure.or.kr/jsm00741@ksure.or.kr

30.3	Effective date of notices. Subject to Clauses 30.4 and 30.5:
(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;
(b)	a notice which is sent by Email shall be deemed to be served, and shall take effect, at the time when it is actually received in readable form; and
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(c)	a notice which is sent by fax shall be deemed to be served, and shall take effect, two (2) hours after its transmission is completed.
30.4	Service outside business hours. However, if under Clause 30.3 a notice would be deemed to be served:
(a)	on a day which is not a business day in the place of receipt; or
(b)	on such a business day, but after 5:00 p.m. local time,

the notice shall (subject to Clause 30.5) be deemed to be served, and shall take effect, at 9:00 a.m. on the next day which is such a business day.

30.5	Illegible notices. Clauses 30.3 and 30.4 do not apply if the recipient of a notice notifies the sender within one (1) hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.
30.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:
(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or
(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.
30.7	Electronic communication between any party to this Agreement. Any communication to be made between any party to this Agreement under or in connection with the Finance Documents may be made by Email or other electronic means.

The parties agree that any information and notices in connection with the Finance Documents may also be transmitted by Email. Any party to this Agreement shall be authorized to send information to any Email address it has received from any party to this Agreement either by way of written notification or by Email exchange, and it may rely without further enquiry as the sender’s due authorization to communicate in such manner in connection with any Email it receives on behalf of any party to this Agreement. Any party to this Agreement shall also, subject to the terms and conditions of this Agreement, be authorized to communicate by Email with any third parties who may be involved in this transaction or affected by this Agreement. The Guarantor and the Borrowers acknowledge and accept that information by way of electronic exchange is transmitted unencrypted over a publicly accessible network, and that they acknowledge all the risks connected therein including, but not limited to, the identification of a bank relationship and, if a particular department or officer is specified as part of its address details provided in this Agreement, if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent, a Lender or a Swap Bank will be effective only when actually received in readable form by that party and then only if it is expressly marked for the attention of the department or officer identified with respect to that party in this Agreement (or any substitute department or officer as that party shall specify for this purpose).

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30.8	English language. Any notice under or in connection with a Finance Document shall be in English.
30.9	Meaning of “notice”. In this Clause 30, “notice” includes any demand, consent, authorization, approval, instruction, waiver or other communication.
31	SUPPLEMENTAL
31.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:
(a)	cumulative;
(b)	may be exercised as often as appears expedient; and
(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.
31.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.
31.3	Counterparts. A Finance Document may be executed in any number of counterparts.
31.4	Binding Effect. This Agreement shall become effective on the Effective Date and thereafter shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.
31.5	Mandated Lead Arrangers, Bookrunners, Senior Manager. None of the persons identified on the cover page or signature pages of this Agreement as a “mandated lead arranger”, “bookrunners” or “senior manager” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Creditor Parties, those applicable to all Creditor Parties as such. Without limiting the foregoing, none of the Creditor Parties so identified shall have or be deemed to have any fiduciary relationship with any Creditor Party. Each Creditor Party acknowledges that it has not relied, and will not rely, on any of the Creditor Parties so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
31.6	Banking secrecy waiver; authorization for Data transfer. The following provisions apply in respect of a Creditor Party based in Switzerland:
(a)	The Borrowers and the Guarantor authorize that Creditor Party and that Creditor Party’s branches, Affiliates and/or direct and indirect subsidiaries to disclose by means of telephone, fax, mail or any other means of telecommunications, including, but not limited to, electronic data transmission, and/or to grant access from or through branches, Affiliates and/or direct and indirect subsidiaries, any information in connection with this Agreement and the Finance Documents, including, but not limited to, the Security Parties’ names, domicile, address, and the terms and conditions of this Agreement and the other Finance Documents (collectively, the “Data”) to any of their branches, Affiliates, direct and indirect subsidiaries and/or to third parties within Switzerland or abroad to the extent as required or useful for the preparation, negotiation, execution, performance, administration, hedge or syndication of this Agreement and/or the facility to be made available pursuant to this Agreement, and/or for due exercise of their respective rights or fulfillment of their respective obligations, and/or for business management purposes, including, without limitation, date and transaction processing services, information technology (including production, testing, and development, services and support), risk oversight, reporting, international collaboration and coordination and managing conflicts of interests.
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(b)	For the purposes of paragraph (a) above, the Borrowers and the Guarantor release that Creditor Party and that Creditor Party’s Affiliates, directors, officers, employees, and professional advisors from any confidentiality obligations and any further restrictions based on the Swiss or other applicable banking secrecy and data protection legislation among each other and towards any relevant third party with respect to the Data. The Borrowers and the Guarantor acknowledge that the Data may also be shared, processed or held outside Switzerland and, therefore, will be subject to the laws of the countries where the relevant Creditor Party’s Affiliates and/or the relevant third parties are located and will not be covered by Swiss laws including Swiss banking secrecy and data protection rules. The laws and regulations of such foreign countries may not necessarily offer the same level of confidentiality, banking secrecy or data protection as Swiss laws do, and may require the foreign financial institutions and/or insurance companies to disclose all or any part of the Data to authorities or third parties (e.g. also after a possible revocation of these present authorization).
32	THE SERVICING BANKS
32.1	Appointment and Granting.
(a)	The Agent. Each of the Lenders and the Swap Banks appoints and authorizes (with a right of revocation) the Agent to act as its agent hereunder and under any of the other Finance Documents with such powers as are specifically delegated to the Agent by the terms of this Agreement and of any of the other Finance Documents, together with such other powers as are reasonably incidental thereto.
(b)	The Security Trustee.
(i)	Authorization of Security Trustee. Each of the Lenders, the Swap Banks, the Agent and the K-Sure Agent appoints and authorizes (with a right of revocation) the Security Trustee to act as security trustee hereunder and under the other Finance Documents (other than the Notes) with such powers as are specifically delegated to the Security Trustee by the terms of this Agreement and such other Finance Documents, together with such other powers as are reasonably incidental thereto.

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(ii)                Granting Clause. To secure the payment of all sums of money from time to time owing (i) to the Lenders under the Finance Documents, and (ii) to the Swap Banks under the Master Agreements, and the performance of the covenants of the Borrowers and any other Security Party herein and therein contained, and in consideration of the premises and of the covenants herein contained and of the extensions of credit by the Lenders, the Security Trustee does hereby declare that it will hold as such trustee in trust for the benefit of the Lenders, the Agent, the K-Sure Agent and the Swap Banks, from and after the execution and delivery thereof, all of its right, title and interest as mortgagee in, to and under the Mortgages and its right, title and interest as assignee and secured party under the other Finance Documents (the right, title and interest of the Security Trustee in and to the property, rights and privileges described above, from and after the execution and delivery thereof, and all property hereafter specifically subjected to the Security Interest of the indenture created hereby and by the Finance Documents by any amendment hereto or thereto are herein collectively called the “Estate”); TO HAVE AND TO HOLD the Estate unto the Security Trustee and its successors and assigns forever, BUT IN TRUST, NEVERTHELESS, for the equal and proportionate benefit and security of the Lenders, the Agent, the K-Sure Agent and the Swap Banks and their respective successors and assigns without any priority of any one over any other, UPON THE CONDITION that, unless and until an Event of Default under this Agreement shall have occurred and be continuing, the relevant Security Party shall be permitted, to the exclusion of the Security Trustee, to possess and use the Ships. IT IS HEREBY COVENANTED, DECLARED AND AGREED that all property subject or to become subject hereto is to be held, subject to the further covenants, conditions, uses and trusts hereinafter set forth, and each Security Party, for itself and its respective successors and assigns, hereby covenants and agrees to and with the Security Trustee and its successors in said trust, for the equal and proportionate benefit and security of the Lenders, the Agent, the K-Sure Agent and the Swap Banks as hereinafter set forth.

(iii)	Acceptance of Trusts. The Security Trustee hereby accepts the trusts imposed upon it as Security Trustee by this Agreement, and the Security Trustee covenants and agrees to perform the same as herein expressed and agrees to receive and disburse all monies constituting part of the Estate in accordance with the terms hereof.
(c)	The K-Sure Agent. Each K-Sure Lender appoints and authorizes the K-Sure Agent to act as its agent under and in connection with the Loan Agreement, and the other Finance Documents in relation to each K-Sure Insurance Policy and all K-Sure Matters, with power to take such actions as:
(i)	are specified under any Finance Document as being for the K-Sure Agent to take on behalf of the K-Sure Lenders insured under the K-Sure Insurance Policy;
(ii)	are specifically delegated to the K-Sure Agent by the terms of the K-Sure Insurance Policy; or
(iii)	are reasonably incidental thereto,

and if expressly authorized in writing by each K-Sure Lender, the K-Sure Agent may execute and deliver on its behalf the K-Sure Insurance Policy and all documents that are necessary or desirable in connection with the K-Sure Insurance Policy, and where the K-Sure Agent has acted in accordance with the express written instructions of the K-Sure Lenders, each K-Sure Lender agrees severally to be bound by the terms and conditions of the K-Sure Insurance Policy as if it had executed and delivered such agreement for and in its own name.

Without limiting the foregoing:

(i)	each K-Sure Lender authorizes the K-Sure Agent to exercise those rights, powers and discretions which are expressly given to the K-Sure Agent by this Agreement and the other Finance Documents, together with any other reasonably incidental rights, powers and discretions; and
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(ii)	each K-Sure Lender appoints the K-Sure Agent solely for the purpose of:
(A)	providing, revealing and disclosing, such information and details relating to any Security Party, the Finance Documents and the facilities granted pursuant thereto, to K-Sure as K-Sure may require from time to time for the purpose of issuing and administering the K-Sure Insurance Policy; and
(B)	making a claim on behalf of the K-Sure Lenders under the K-Sure Insurance Policy and directing payment of the insurance proceeds under the K-Sure Insurance Policy which shall be held by the Security Trustee in trust for the K-Sure Lenders and for application by the Agent in accordance with Clause 18 of this Agreement.
32.2	Scope of Duties. None of the Servicing Banks (which terms as used in this sentence and in Clause 32.5 hereof shall include reference to their respective affiliates and their own respective and their respective affiliates’ officers, directors, employees, agents and attorneys-in-fact):
(a)	shall have any duties or responsibilities except those expressly set forth in this Agreement and in any of the Finance Documents, and shall not by reason of this Agreement or any of the Finance Documents be (except, with respect to the Security Trustee, as specifically stated to the contrary in this Agreement) a trustee for a Lender or a Swap Bank;
(b)	shall be responsible to the Lenders or the Swap Banks for any recitals, statements, representations or warranties contained in this Agreement or in any of the Finance Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any of the other Finance Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the other Finance Documents or any other document referred to or provided for herein or therein or for any failure by a Security Party or any other person to perform any of its obligations hereunder or thereunder or for the location, condition or value of any property covered by any Security Interest under any of the Finance Documents or for the creation, perfection or priority of any such Security Interest;
(c)	shall be required to initiate or conduct any litigation or collection proceedings hereunder or under any of the Finance Documents unless expressly instructed to do so in writing by the Majority Lenders; or
(d)	shall be responsible for any action taken or omitted to be taken by it hereunder or under any of the Finance Documents or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. Each of the Servicing Banks may employ agents and attorneys-in-fact and none of the Servicing Banks shall be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Each of the Servicing Banks may deem and treat the payee of a Note as the holder thereof (unless such Note is held by the Agent) for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent, together with the written consent of the Borrowers (other than in the case of a transfer to an Affiliate of the Transferor Lender) to such assignment or transfer.
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32.3	Reliance. Each of the Servicing Banks shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telefacsimile, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Security Trustee, the Agent or the K-Sure Agent, as the case may be.
32.4	Absence of express authorization. As to any matters not expressly provided for by this Agreement or any of the other Finance Documents, each of the Servicing Banks shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions signed by the Majority Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders; provided that if the K-Sure Agent has received no such instructions within five (5) Business Days of receipt by the K-Sure Lenders of a notice from the K-Sure Agent relating to a K-Sure Insurance Policy (unless a shorter period is specified in such notice and in which case the shorter notice period shall apply) the K-Sure Agent shall be fully entitled, but shall have no obligation, to act in such manner as it considers to be consistent with the relevant K-Sure Insurance Policy and otherwise in the best interests of all the K-Sure Lenders or the K-Sure Lender or K-Sure Lenders concerned.

32.5            Knowledge. None of the Servicing Banks shall be deemed to have knowledge or notice of the occurrence of a Potential Event of Default or Event of Default (other than, in the case of the Agent, the non-payment of principal of or interest on the Loan) unless each of the Servicing Banks has received notice from a Lender or the Borrowers specifying such Potential Event of Default or Event of Default and stating that such notice is a “Notice of Default”. If the Agent receives such a notice of the occurrence of such Potential Event of Default or Event of Default, the Agent shall give prompt notice thereof to the Security Trustee, the K-Sure Agent, the Swap Banks and the Lenders (and shall give each Lender prompt notice of each such non-payment). Subject to Clause 32.9 hereof, the Security Trustee and the Agent shall take such action with respect to such Potential Event of Default or Event of Default or other event as shall be directed by the Majority Lenders, except that, unless and until the Security Trustee and the Agent shall have received such directions, each of the Security Trustee and the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Event of Default or Event of Default or other event as it shall deem advisable in the best interest of the Lenders and the Swap Banks.

32.6            Servicing Bank as Lender. Each of the Servicing Banks (and any successor acting as Security Trustee, Agent or K-Sure Agent, as the case may be) in its individual capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Security Trustee, the Agent or the K-Sure Agent, as the case may be, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include each of the Servicing Banks in their respective individual capacities. Each of the Servicing Banks (and any successor acting as Security Trustee, Agent or K-Sure Agent, as the case may be) and their respective affiliates may (without having to account therefor to a Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrowers, the Guarantor and any of their subsidiaries or affiliates as if it were not acting as a Servicing Bank, and each of the Servicing Banks and their respective affiliates may accept fees and other consideration from the Borrowers for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

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32.7            Indemnification of Servicing Banks. The Lenders severally agree, ratably in accordance with the aggregate principal amount of each Lender’s Contribution in the Loan, to indemnify each of the Servicing Banks (to the extent not reimbursed under other provisions of this Agreement, but without limiting the obligations of the Borrowers under said other provisions) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against a Servicing Bank in any way relating to or arising out of this Agreement or any of the other Finance Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Borrowers are to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, except that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

32.8            Reliance on Servicing Bank. Each Lender and each Swap Bank agrees that it has, independently and without reliance on any of the Servicing Banks or any other Lender or Swap Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrowers and decision to enter into this Agreement and that it will, independently and without reliance upon any of the Servicing Banks or any other Lender or Swap Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the Finance Documents. None of the Servicing Banks shall be required to keep itself informed as to the performance or observance by the Borrowers or the Guarantor of this Agreement or any of the Finance Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or the Guarantor. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and/or the Swap Banks by a Servicing Bank hereunder, none of the Servicing Banks shall have any duty or responsibility to provide a Lender or a Swap Bank with any credit or other information concerning the affairs, financial condition or business of any Borrower, the Guarantor or any subsidiaries or affiliates thereof which may come into the possession of a Servicing Bank or any of their respective affiliates.

32.9            Actions by a Servicing Bank. Except for action expressly required of a Servicing Bank hereunder and under the other Finance Documents, each of the Servicing Banks shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Clause 32.7 against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

32.10	Resignation and Removal. Subject to the appointment and acceptance of a successor Servicing Bank as provided below, each of the Servicing Banks may resign at any time by giving notice thereof to the Lenders, the Swap Banks and the Borrowers, and a Servicing Bank may be removed at any time with or without cause by the Majority Lenders by giving notice thereof to the Agent, the Security Trustee, the K-Sure Agent the Lenders, the Swap Banks and the Borrowers. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Security Trustee or Agent or K-Sure Agent, as the case may be. If no successor Security Trustee or Agent or K-Sure Agent, as the case may be, shall have been so appointed by the Lenders or, if appointed, shall not have accepted such appointment within 30 days after the retiring Security Trustee’s or Agent’s or K-Sure Agent’s, as the case may be, giving of notice of resignation or the Majority Lenders’ removal of the retiring Security Trustee or Agent or K-Sure Agent, as the case may be, then the retiring Security Trustee or Agent or K-Sure Agent, as the case may be, may, on behalf of the Lenders and the Swap Banks, appoint a successor Security Trustee or Agent or K-Sure Agent. Upon the acceptance of any appointment as Security Trustee or Agent or K-Sure Agent hereunder by a successor Security Trustee or Agent or K-Sure Agent, such successor Security Trustee or Agent or K-Sure Agent, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Security Trustee or Agent or K-Sure Agent, as the case may be, and the retiring Security Trustee or Agent or K-Sure Agent shall be discharged from its duties and obligations hereunder. After any retiring Security Trustee’s or Agent’s or K-Sure Agent’s resignation or removal hereunder as Security Trustee or Agent or K-Sure Agent, as the case may be, the provisions of this Clause 32 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Security Trustee or the Agent or K-Sure Agent, as the case may be.
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32.11	Release of Collateral. Without the prior written consent of the Majority Lenders and the Swap Banks, none of the Servicing Banks will consent to any modification, supplement or waiver under any of the Finance Documents nor without the prior written consent of all of the Lenders and the Swap Banks shall the Security Trustee or the Agent release any Collateral or otherwise terminate any Security Interest under the Finance Documents, except that no such consent is required, and each of the Security Trustee and the Agent is authorized, to release any Security Interest covering property if the Secured Liabilities have been irrevocably and unconditionally paid and performed in full or which is the subject of a disposition of property permitted hereunder or to which the Lenders have consented.
33	THE K-SURE AGENT - SPECIFIC PROVISIONS
33.1	No actions without K-Sure Lender consent. Except where the K-Sure Agent reasonably believes that this is inconsistent with the terms of any K-Sure Insurance Policy, the K-Sure Agent agrees:
(a)	not to take any action under the relevant K-Sure Insurance Policy without the consent of all the K-Sure Lenders (which consent shall not be unreasonably withheld or delayed), unless the K-Sure Agent has reasonably determined that such action would not be detrimental to the insurance coverage provided to the K-Sure Lenders thereunder; and
(b)	to take such actions under the relevant K-Sure Insurance Policy (including with respect to any amendment, modification or supplement to that K-Sure Insurance Policy) as may be directed by all the K-Sure Lenders from time to time; provided that, notwithstanding anything herein or in the relevant K-Sure Insurance Policy to the contrary, the K-Sure Agent shall not be obliged to take any such action or to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties or the exercise of any of its rights or powers under this Agreement or the relevant K-Sure Insurance Policy if:
(i)	it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; or
(ii)	such action would be contrary to applicable law.
33.2	Limitation on obligation of K-Sure Agent to request instructions. The K-Sure Agent shall not have any obligation to request the Agent or the Majority Lenders or any other Creditor Party to give it any instructions or to make any determination.
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33.3	Ratification of unauthorised action of K-Sure Agent. Any action which the K-Sure Agent takes or purports to take at a time when it had not been authorized to do so shall, if subsequently ratified, be as valid as regards every Creditor Party as if the K-Sure Agent had been expressly authorized in advance.
33.4	Cooperation with the K-Sure Agent. Each Lender and each Security Party undertakes to cooperate with the K-Sure Agent to comply with any legal requirements imposed on the K-Sure Agent in connection with the performance of its duties under this Agreement or any other Finance Document and shall supply any information reasonably requested by the K-Sure Agent in connection with the proper performance of those duties.
33.5	Nature of the K-Sure Agent’s duties. The K-Sure Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
33.6	K-Sure Lenders’ representations. Each K-Sure Lender represents and warrants to the K-Sure Agent, with effect from the date of the relevant K-Sure Insurance Policy, that:
(a)	no information provided by such K-Sure Lender in writing to the K-Sure Agent or to K-Sure prior to the Effective Date was untrue or incorrect in any material respect except to the extent that such K-Sure Lender, in the exercise of reasonable care and due diligence prior to giving such information, could not have discovered the error or omission;
(b)	it has not taken (or failed to take), and agrees that it shall not take (or fail to take), any action that would result in the K-Sure Agent being in breach of any of its obligations in its capacity as K-Sure Agent under the relevant K-Sure Insurance Policy or the other Finance Documents, or result in the relevant K-Sure Lenders being in breach of any of their respective obligations as insured parties under the relevant K-Sure Insurance Policy, or which would otherwise prejudice the K-Sure Agent’s ability to make a claim on behalf of the K-Sure Lenders under the relevant K-Sure Insurance Policy;
(c)	it has reviewed the relevant K-Sure Insurance Policy and is aware of the provisions thereof;
(d)	the representations and warranties made by the K-Sure Agent on behalf of each K-Sure Lender under the relevant K-Sure Insurance Policy are true and correct with respect to such K-Sure Lender in all respects.
33.7	Supply of copy documents. The K-Sure Agent shall promptly send each K-Sure Lender a copy of each written communication received by it from or sent by it to K-Sure in relation to the K-Sure Matters (and in particular, a K-Sure Insurance Policy, but the K-Sure Agent shall not be obliged to check their accuracy or completeness).
33.8	Provision of information. The K-Sure Agent shall provide to K-Sure any information which it receives from any Security Party pursuant to the Finance Documents and which it is obliged to provide to K-Sure under the terms of the relevant K-Sure Insurance Policy.
33.9	Lender communications. Each K-Sure Lender shall promptly forward to the K-Sure Agent a copy of any communication relating to K-Sure Matters which that K-Sure Lender sends to, or receives from, any Security Party or K-Sure directly. The K-Sure Agent shall promptly forward to the K-Sure Lenders or as applicable, for the relevant Security Party, a copy of any communication in connection with any K-Sure Matters (which the K-Sure Agent considers material) which the K-Sure Agent sends to, or receives from, any Security Party or K-Sure (but the K-Sure Agent shall not be obliged to check their accuracy or completeness).
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33.10	Reimbursement of K-Sure Premium. Without limitation to the generality of Clause 32.7 and notwithstanding the provisions of Clause 33.12, each K-Sure Lender severally agrees to reimburse the K-Sure Agent on its demand in respect of the K-Sure Premium (or any part of it) if the K-Sure Premium (or any part of it) is paid by the K-Sure Agent and the K-Sure Agent is not fully reimbursed in accordance with the terms of this Agreement.
33.11	Claims under K-Sure Insurance Policies. Each K-Sure Lender acknowledges and agrees that, unless otherwise provided for in the relevant K-Sure Insurance Policy, it shall have no entitlement to make any claim or to take any action whatsoever under or in connection with any of the K-Sure Insurance Policies except through the K-Sure Agent and that all of the rights of the K-Sure Lenders under any of the K-Sure Insurance Policies shall only be exercised by the K-Sure Agent.
33.12	Application of receipts.
(a)	Except as expressly stated to the contrary in any Finance Document, any moneys which the K-Sure Agent receives or recovers shall be transferred to the Agent for application in accordance with Clause 18 of this Agreement.
(b)	The parties agree that any unpaid K-Sure Premium and any unpaid fees, costs and expenses of K-Sure shall constitute amounts then due and payable in respect of the Loan under the Finance Documents for the purposes of the amounts then due and payable in respect of Clause 18 of this Agreement.
34	LAW AND JURISDICTION
34.1	Governing law. THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS (EXCEPT AS OTHERWISE PROVIDED IN A FINANCE DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES.
34.2	Consent to Jurisdiction.
(a)	Each of the Borrowers and the Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Finance Documents to which such Security Party is a party or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
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(b)	Nothing in this Clause 34.2 shall affect the right of a Creditor Party to bring any action or proceeding against a Security Party or its property in the courts of any other jurisdictions where such action or proceeding may be heard.
(c)	Each of the Borrowers and the Guarantor hereby irrevocably and unconditionally waives to the fullest extent it may legally and effectively do so:
(i)	any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Finance Document to which it is a party in any New York State or Federal court and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; and
(ii)	any immunity from suit, the jurisdiction of any court in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Finance Document or from any legal process with respect to itself or its property (including without limitation attachment prior to judgment, attachment in aid of execution of judgment, set-off, execution of a judgment or any other legal process), and to the extent that in any such jurisdiction there may be attributed to such person such an immunity (whether or not claimed), such person hereby irrevocably agrees not to claim such immunity.
(d)	Each of the Borrowers and the Guarantor hereby agrees to appoint Seward and Kissel LLP, with offices currently located at One Battery Park Plaza, New York, New York 10004, Attention: Lawrence Rutkowski, as its designated agent for service of process for any action or proceeding arising out of or relating to this Agreement or any other Finance Document. Each of the Borrowers and the Guarantor also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to its address specified in Clause 30.2. Each of the Borrowers and the Guarantor also agrees that service of process may be made on it by any other method of service provided for under the applicable laws in effect in the State of New York.
34.3	Creditor Party rights unaffected. Nothing in this Clause 34 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.
34.4	Waiver of punitive damages. Each of the Borrowers and the Guarantor waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages in any action or proceeding arising out of or relating to this Agreement or any of the other Finance Documents to which such Security Party is a party.
34.5	Meaning of “proceedings”. In this Clause 34, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.
35	WAIVER OF JURY TRIAL
35.1	WAIVER. EACH OF THE BORROWERS, THE GUARANTOR AND THE CREDITOR PARTIES MUTUALLY AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
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36	PATRIOT ACT notice
36.1	PATRIOT Act Notice. Each of the Agent and the Lenders hereby notifies the Borrowers and the Guarantor that pursuant to the requirements of the Patriot Act and the policies and practices of the Agent and each Lender, the Agent and each of the Lenders is required to obtain, verify and record certain information and documentation that identifies each Security Party, which information includes the name and address of each Security Party and such other information that will allow the Agent and each of the Lenders to identify each Security Party in accordance with the PATRIOT Act.

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EXECUTION PAGE

WHEREFORE, the parties hereto have caused this Loan Agreement to be executed as of the date first above written.

STI CHELSEA SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Secretary	STI BATTERSEA SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Secretary
STI POWAI SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Secretary	STI MAYFAIR SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Secretary
STI LEXINGTON SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Secretary	STI HAMMERSMITH SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Secretary
STI OLIVIA SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Secretary	STI ROTHERHITHE SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Secretary
STI TRIBECA SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Secretary	STI BRONX SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Secretary

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STI SOHO SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Secretary	STI OXFORD SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Secretary
STI GRAMERCY SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Secretary	STI CONNAUGHT SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Secretary
STI MANHATTAN SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Secretary	STI BROOKLYN SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Secretary
STI QUEENS SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Secretary	STI WINNIE SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Secretary
STI NOTTING HILL SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Secretary	STI LAUREN SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Secretary

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STI WESTMINSTER SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Secretary

DNB MARKETS, INC., as Mandated Lead Arranger and Bookrunner

By: /s/ Tor Ivar Hansen

Name: Tor Ivar Hansen

Title: Managing Director

By: /s/ Thomas M. Connor

Name: Thomas M. Connor, CFA

Title: Managing Director

Head of U.S. Private Placements

SCORPIO TANKERS INC., as Guarantor By: /s/ Brian M. Lee Name: Brian M. Lee Title: Chief Financial Officer

SKANDINAVISKA ENSKILDA BANKEN AB (publ),

as Lender, Mandated Lead Arranger, Bookrunner and Swap Bank

By: /s/ Micael Ljunggren

Name: Micael Ljunggren

Title:

By: /s/ Olof Kajerdt

Name: Olof Kajerdt

Title:

DNB BANK ASA, NEW YORK BRANCH, as Agent, Security Trustee, K-Sure Agent and Swap Bank

By: /s/ Anders Platou

Name: Anders Platou

Title: Senior Vice President

By: /s/ Evan Uhlick

Name: Evan Uhlick

Title: First Vice President

DNB CAPITAL LLC, as Lender By: /s/ Anders Platou Name: Anders Platou Title: Senior Vice President By: /s/ Evan Uhlick Name: Evan Uhlick Title: First Vice President
THE KOREA DEVELOPMENT BANK, as Lender and Mandated Lead Arranger By: /s/ Yong Sok Hyun Name: Yong Sok Hyun Title: Head of Shipping Finance Team	CREDIT SUISSE AG, as Lender and Mandated Lead Arranger By: /s/ Philippe Graf Name: Philippe Graf Title: Vice President By: /s/ Markus Jakobsson Name: Markus Jakobsson Title: Director

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KOREA EXCHANGE BANK, as Senior Manager By: /s/ Seung Kil Park Name: Seung Kil Park Title: General Manager Korea Exchange Bank Investment Banking Div.	CATHAY UNITED BANK, as Lender By: /s/ Alex Huang Name: Alex Huang Title: Senior Vice President

KEB NY FINANCIAL CORP, as Lender

By: /s/ Sang Yong Lee

Name: Sang Yong Lee

Title: President

ING BANK N.V., LONDON BRANCH

as Lender and Mandated Lead Arranger

By: /s/ Adam Byrne

Name: Adam Byrne

Title: Managing Director

By: /s/ Rory Hussey

Name: Rory Hussey

Title: Managing Director

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